UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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W. P. CAREY

2024 Proxy Statement

Investing for the Long Run®

Letter from Our Chair and Chief Executive Officer

Christopher J. Niehaus Non-Executive Chair Board of Directors Jason E. Fox Chief Executive Officer Board of Directors	Dear Fellow Shareholders,

On behalf of the W. P. Carey Board of Directors, we are pleased to present you with our 2024 Proxy Statement.
The Commercial Real Estate sector continued to evolve in 2023 as changing expectations over the future direction of interest rates and various secular and cyclical trends accelerated by the pandemic were in play. During 2023, we repositioned our portfolio to proactively address such trends, reaffirming our focus on industrial/warehouse and strategically exiting the office sector with the spin-off of Net Lease Office Properties (NYSE: NLOP) and our Office Sale Program. We closed $1.3 billion of new investments at an average cap rate of 7.6%, primarily in single-tenant industrial/warehouse properties. Our improved balance sheet and strong liquidity to position will enable us to continue to opportunistically invest in our favored property sectors in 2024.
The investment strategy established by our founder, Wm. Polk Carey, more than 50 years ago still provides both downside protection during challenging economic conditions and a catalyst for internal and external growth. As a result of our built-in rent escalation provisions, we continue to be a leader in the net lease sector in terms of same store rent growth, generating record year-over-year contractual same store rent growth of 4.1% as we benefited from the tailwinds of higher inflation.
Following our office exit, we adjusted our dividend to reflect our smaller portfolio and a lower targeted AFFO payout ratio, enabling us to retain and accretively reinvest greater internally generated cash flow. With $4.067 per share of cash dividends declared in 2023 and a new base rate established for our quarterly dividend paid in January, we continue to provide our investors with meaningful income and expect to increase dividends over time as we generate AFFO growth.
Corporate responsibility plays a key role in how we operate, as it has since our founding in 1973. As detailed in this Proxy Statement and in our ESG Report, we have made solid progress quantifying our global carbon footprint with the aim of reducing our impact on the environment. The vast majority of our portfolio's emissions are Scope 3, as defined by the Greenhouse Gas Protocol, and we have enrolled more than 50% of our tenants based on Annualized Base Rent ("ABR") in our electricity usage reporting program. We achieved GOLD recognition as a Green Lease Leader for the second year in a row, and executed 45 leases that include green lease provisions in 2023. We continue to identify and evaluate property-level sustainability opportunities within our portfolio, which we believe can both reduce our carbon footprint and represent attractive investments, improving the quality of our assets and increasing renewal probabilities that will enhance the overall value of our portfolio.
We are committed to maintaining our high standards in governance provisions and policies. This includes our recently adopted Dodd Frank Clawback policy, which aligns with New York Stock Exchange rules. Cybersecurity also remains a critical area of focus, and our team implements sound frameworks based on industry standards to identify and mitigate information security risks. We hold shareholder input in high regard, and in 2023 management met with more than 390 equity and fixed income investors on a variety of topics, providing valuable investor perspectives and views about W. P. Carey that are shared with the Board throughout the year.
When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to recruit and retain top talent, enhancing their lives in and out of the office as they progress and grow with the Company. This approach drives much of our decision making, including our compensation principles and actions. We believe that our focus on an inclusive culture not only makes for a comfortable environment where everyone feels valued for who they are and for their contributions, but also generates the best outcomes for our shareholders. We were again certified as a Great Place to Work® based on a survey of our U.S. employees, with 95% of respondents stating that they are proud to tell others they work at W. P. Carey. As a result, we are pleased to report that our voluntary employee turnover rate remained low for 2023 at 5%, significantly lower than the real estate and financial services sectors. We are especially proud of our management team and employees for the dedication they exhibit and the way they execute on our strategic initiatives and continue to adapt to a rapidly changing environment. Our success over the long run has been the result of our capable employees, and we are grateful to them all.

Letter from Our Chair and Chief Executive Officer

Lastly, we thank our fellow Board Member Nick van Ommen, who is not standing for re-election, for his mentorship and insight over the last 13 years, and welcome Rhonda Gass, who was appointed to our Board in March 2024. Rhonda brings valuable technology and digital transformation experience, most recently as CIO of Stanley, Black & Decker. Women represent 40% of our Board nominees, who are a diverse group with varying skills and backgrounds across a broad range of industries. Together, we actively oversee the execution of W. P. Carey's strategic objectives and govern in a prudent and transparent manner on behalf of our shareholders, tenants and employees.
As we begin 2024, we are optimistic about our strong capital position and the ability of our team to manage our portfolio and produce meaningful growth. We remain committed to the core principles that have guided our business successfully: Investing for the Long Run® and Doing Good While Doing Well®.
On behalf of the entire Board of Directors, we thank you for your investment and your ongoing confidence in us.

Christopher J. Niehaus Non-Executive Chair Board of Directors	Jason E. Fox Chief Executive Officer Board of Directors

Notice of Annual Meeting of Stockholders
March 28, 2024
Date and Time
Thursday, June 13, 2024
1:30 p.m. Eastern Time
Location
Virtual*
Items of Business
■    Elect ten Directors for 2024;
■    Consider an advisory vote on executive compensation;
■    Approve the Amended and Restated 2017 Share Incentive Plan;
■    Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2024; and
■    Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
Only shareholders who owned stock at the close of business on March 25, 2024 are entitled to vote at the meeting. W. P. Carey Inc. ("W. P. Carey" or the "Company") is furnishing the proxy materials for the Annual Meeting electronically using the Internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials, or the Notice and Access Card. The Company first made available the attached Proxy Statement, proxy card and its Annual Report on Form 10-K for the year ended December 31, 2023 ("Annual Report") to shareholders on or about April 3, 2024.
By Order of the Board of Directors
Susan C. Hyde
Chief Administrative Officer and Corporate Secretary
W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, NY 10001
The format of our 2024 Annual Meeting of Stockholders will be virtual-only. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2024, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice.

How to Vote

Internet	Phone	Mail	QR Code
Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting.
You may vote your shares by using the telephone or through the Internet, as described on the proxy card or voting instruction form or notice. You may also vote your shares by marking your votes on the proxy card or voting instruction form or notice, signing and dating it and mailing it in the business reply envelope provided. If you attend the virtual Annual Meeting, you may withdraw your previously submitted proxy card or voting instruction form or notice and vote virtually.
Additional questions are answered in the Users' Guide on page 75.
This Proxy Statement and the Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

1	Proxy Summary	35	Executive Compensation
4	Environmental, Social and Governance Highlights	35	Compensation Discussion and Analysis
6	Proposal One: Election of Ten Directors	35	Compensation Principles
6	Nominees for the Board of Directors	36	2023 Business Highlights
13	Committees of the Board of Directors	36	Compensation Highlights
16	Board Governance	40	Elements of Compensation
16	Board Member Term	45	Compensation Governance
16	Board Meetings and Director Attendance	47	Compensation Committee Report
16	Board Leadership Structure	47	Compensation Committee Interlocks and Insider Participation
16	Oversight of Risk Management
17	Cybersecurity	48	Summary Compensation Table
17	Management Succession Plan	49	2023 Grants of Plan-Based Awards
17	Director Independence	51	Outstanding Equity Awards at December 31, 2023
18	Board Refreshment	52	2023 Stock Vested
18	Board Nominating Procedures	53	2023 Nonqualified Deferred Compensation
20	Proxy Access	53	Potential Payments Upon Termination or Change-in-Control
20	Shareholder Amendment of Bylaws
21	Compensation of the Board of Directors	55	CEO Pay Ratio
22	2023 Director Compensation Table	56	Pay Versus Performance
23	Director Stock Compensation Table	60	Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
24	Corporate Governance
24	Shareholder Proposals	69	Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm
24	Other Communications with the Board
24	Code of Ethics	70	Report of the Audit Committee
25	Human Rights Policy	70	Financial Expert
25	Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements	71	Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2023 and 2022

		71	Pre-Approval Policies
25	Certain Relationships and Related Party Transactions	72	Security Ownership of Certain Beneficial Owners, Directors and Management

27	Overview of our ESG Program	74	Equity Compensation Plan Information
27	Environmental Practices	75	Users' Guide
28	Social Responsibility	77	Appendix A—Descriptions of Non-GAAP Financial Measures
30	Governance
32	Executive Officers	A-1	Exhibit A—2017 Share Incentive Plan (As Amended and Restated)
34	Proposal Two: Advisory Vote on Executive Compensation

We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, any website (including our website) is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the Securities and Exchange Commission (the "SEC").

Proxy Summary
This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information you should consider and you should read the entire Proxy Statement carefully before voting.
Ways to Vote

Internet Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
QR Code Point your smartphone camera at the icon to the left to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Voting Matters and Board Recommendations

Proposal		Board Vote Recommendation	Page

1	Election of Ten Directors Named in this Proxy Statement for 2024	FOR each Nominee	6
2	Consideration of an Advisory Vote on Executive Compensation	FOR	34
3	Approval of the Amended and Restated 2017 Share Incentive Plan	FOR	60
4	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2024	FOR	69
2023 Performance Highlights
We are proud of our accomplishments over the past year, enhancing our portfolio and strengthening our balance sheet. We take a long-term view with respect to both investing and our performance, and we are pleased to have executed well on behalf of our shareholders.

$1.3 billion	Strategic office exit	4.1% same-store rent growth	$2.2 billion	$4.067 per share

of investments at a weighted-average cap rate of 7.6%, despite a challenging environment	executed through our Spin-Off of Net Lease Office Properties (NYSE: NLOP) and our Office Sale Program	generated through contractual rent escalations	of liquidity available at year-end	cash dividends declared

2024 Proxy Statement 1

Proxy Summary
Governance Highlights
Because we believe that a company's tone is set at the top, we are proud to report on our Corporate and Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

Governance Highlights	■	All Independent Directors, other than our CEO
	■	Women represent 40% of Board nominees
	■	No related-party transactions
	■	Independence of Directors reviewed annually
	■	Independent Chair, separate from our CEO
	■	Director attendance at 75% or more of meetings in 2023
	■	Compliance with stock ownership guidelines
	■	Limitation on over-boarding
	■	Director skills align with Board needs
	■	Adopted a new Dodd Frank Clawback Policy aligning with New York Stock Exchange ("NYSE") rules
	■	Adopted a Human Rights Policy
	■	Published ESG Report in accordance with Global Reporting Index ("GRI") Standards

Strong Shareholder Rights	■	Proxy access with a "3/3/20/20" market standard
	■	Opted out of Maryland staggered board provisions; all Directors elected annually
	■	Majority voting for Directors with mandatory resignation policy
	■	Amendment of bylaws by shareholders permitted
	■	No poison pill

Our Approach to Compensation
Our compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The substantial majority of the potential compensation opportunities for our named executive officers ("NEOs") is at-risk and aligned with shareholder outcomes over time.

CEO Pay Mix
	Element	Form	Compensation Objectives and Key Features

	Base Salary	Fixed Cash	Base level of competitive cash to compensate, attract and retain executives
	Annual Cash Incentive Award	Performance-Based Cash	Objective Company performance metrics: RE AFFO(1) per share, Net Debt to Adjusted EBITDA(1) and Cash Interest Expense Coverage(1) for all NEOs; portion of CEO's based on strategic accomplishments
NEO Pay Mix
	Long-Term Equity Incentives	Performance Stock Units	Performance Stock Units ("PSUs") predicated on three-year performance based on absolute RE AFFO(1) per share growth and relative total shareholder return ("TSR") versus the MSCI US REIT Index
		Restricted Stock Units	Restricted Stock Units ("RSUs") vest over a three-year period
1.As defined in Appendix A.

2 2024 Proxy Statement

Proxy Summary
Director Nominee Snapshot
The nominees for our Board of Directors (the "Board") are comprised of our Chief Executive Officer (the "CEO") and nine independent Directors, and offer a mix of tenured and newer Directors, each with different backgrounds. We believe this diversity provides the varied viewpoints and robust discussion that result in better outcomes for our shareholders.

				Committee Memberships

Nominee	Age	Director Since	Independent	Audit	Compensation	Executive	Investment	Nominating and Corporate Governance

Mark A. Alexander	65	2016	✓
Constantin H. Beier	52	2022	✓
Tonit M. Calaway	56	2020	✓
Peter J. Farrell	63	2016	✓
Robert J. Flanagan	67	2018	✓
Jason E. Fox	51	2018
Rhonda O. Gass	60	2024	✓
Margaret G. Lewis	69	2017	✓
Christopher J. Niehaus	65	2016	✓
Elisabeth T. Stheeman	60	2022	✓

Non-Executive Chair Committee Chair Committee Member Financial Expert
Board Nominee Diversity
Our Board brings a strong mix of real estate expertise, international insights, and public company board and management experience. We believe our Director nominees have the skills and experience necessary to fulfill the Board's responsibilities for strategic oversight, succession planning, risk management and other fiduciary duties, as well as the knowledge and vision needed for the advancement of our business strategy and objectives.

2024 Proxy Statement 3

Environmental, Social and Governance Highlights
We remain committed to the two core principles that have guided us since our founding in 1973: Investing for the Long Run® and Doing Good While Doing Well®. They continue to guide the way we run our business and view the world. Our founder, Wm. Polk Carey, believed — as we do today — that our business by its very nature promotes prosperity, but that our responsibility does not end there. He understood that good corporate citizenship was fundamental to good business and to creating long-term value for our investors. Today his vision and values live on through our corporate responsibility initiatives, focused on our environmental, social and governance ("ESG") objectives. Our ESG Report is available on our website at www.wpcarey.com/esg.
Our 2023 ESG highlights include:

Achieved Green Lease Leader Gold Level Recognition for the Second Consecutive Year(1)	Certified as a Great Place to Work® for the Second Consecutive Year	Inclusion in Bloomberg Gender-Equality Index	Governance Rating from ISS Maintained a "1" QualityScore

ENVIRONMENTAL

■82% of our 2023 investment volume was tied to leases that include green lease provisions
■Executed 45 leases that include green lease provisions in 2023 totaling 13.8 million square feet as of December 31, 2023
■Achieved Gold level recognition as a Green Lease Leader for the second year in a row(1)
■5.3% of our ABR(2) as of December 31, 2023, was generated from green certified buildings(3)(4)
■6.6 million square feet of our portfolio was in green certified buildings(4)

1.Recognized as a Green Lease Leader in 2022 and 2023.
2.As defined in Appendix A.
3.For a building to be considered "green certified" under our investment criteria, it must at a minimum be certified by LEED, BREEAM or a similarly recognized organization or certification process. LEED™— an acronym for Leadership in Energy and Environmental Design™— and its related logo are trademarks owned by the U.S. Green Building Council and are used with permission. Learn more at www.usgbc.org/LEED. BREEAM is a registered trademark of BRE (the Building Research Establishment Ltd. Community Trade Mark E5778551). The BREEAM marks, logos and symbols are the Copyright of BRE and are reproduced by permission.
4.Reflects the spin-off of 59 office properties into NLOP on November 1, 2023.

4 2024 Proxy Statement

Environmental, Social and Governance Highlights

SOCIAL

■Certified as a Great Place to Work® based on a survey of our U.S. employees for the second year in a row
■Sponsored 19 employees to run in the New York City Marathon and, together with the W. P. Carey Foundation, raised over $120,000 for NewYork-Presbyterian Hospital. The Company also sponsored a team of 10 employees to run the Mizuno Half Marathon in Amsterdam.
■Recognized by the American Heart Association for Silver level achievement on the Well-being Works Better™ Scorecard
■Increased our financial support within the communities we operate by 9% over the prior year, including hospitals, museums and other organizations
■Provided employees with volunteer opportunities, including revitalizing the Highbridge Recreation Center in Washington Heights, New York and "plastic fishing" in the Amsterdam Canals to collect and repurpose waste
■Selected for inclusion in the Bloomberg Gender-Equality Index for 2023

GOVERNANCE

■Maintained a "1" QualityScore rating in Governance from ISS
■Women represent 40% of Board nominees
■Adopted a Human Rights Policy
■Published our fifth annual standalone ESG Report
■Adopted a new Dodd Frank Clawback Policy aligning with the NYSE rules

2024 Proxy Statement 5

Proposal One:
Election of Ten Directors
We first ask that you vote for each of the ten nominees, all of whom are current members of our Board, for election to the Board. We lead with this vote because we, the Board, oversee W. P. Carey as stewards for all of our stakeholders, including you, our shareholders.

The Board recommends a vote FOR each of the nominees
Nominees for the Board of Directors
Our Board members are diverse in talents, experiences and backgrounds but share track records of successful management and oversight of public and private companies. The Board recommends a vote FOR each of the nominees set forth on the following pages so we can continue along the path we have been actively pursuing. Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Assuming the presence of a quorum at the meeting of stockholders to be held on June 13, 2024 (the "Annual Meeting"), the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person at the virtual meeting or by proxy, is required to elect each nominee.

International Business Experience	●	●	●	●	●	●	●		●	●
M&A Integration	●	●	●	●	●		●		●	●
U.S. Public Company Executive Officer Experience	●		●	●	●	●	●	●	●
Public & Private Capital Markets Expertise	●		●	●	●	●			●	●
Real Estate Expertise	●			●	●	●			●	●
Investor Relations	●		●	●		●			●	●
Diversity, Equity & Inclusion		●	●					●	●	●
Information Technology & Cybersecurity		●	●				●	●		●
Environmental, Social and Governance	●		●					●		●
Human Capital Management			●					●		●
Legal & Compliance		●	●							●

6 2024 Proxy Statement

Proposal One: Election of Ten Directors

Mark A. Alexander, 65

Professional Experience
■Landmark Property Group, LLC: Managing Member (since 2009)
■Suburban Propane Partners, L.P.: Chief Executive Officer, President & Director (1996–2009)
■Hanson Industries, Inc.: Senior Vice President of Corporate Development (1984–1996)
■Price Waterhouse & Co.: Senior Accountant & CPA (1980–1984)
Former Boards: BMC Stock Holdings, Inc. (NASDAQ: BMCH), Director 2017–December 2020; Kaydon Corp. (NYSE: KDN), Director 2007–2013
Other Current Public Company Boards
■Builders FirstSource, Inc. (NYSE: BLDR) (since January 2021)
Qualifications
Mr. Alexander brings to the Board more than 35 years of international business experience in operations, mergers & acquisitions and accounting. He has developed expertise in strategic planning, operational management, public & private capital markets, financial analysis, accounting and investor relations. Mr. Alexander's experience as a chief executive officer, certified public accountant, and public company board member qualify him to be Chair of the Audit Committee.

Independent Director Since 2016 W. P. Carey Committees Audit (Chair), Compensation

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience	Real Estate Expertise

Public & Private Capital Markets Expertise	Investor Relations	Environmental, Social and Governance

Constantin H. Beier, 52

Professional Experience
■Aon plc (NYSE: AON): Chief Operating Officer for Aon's Strategy & Technology Group (since June 2023); Chief Data Officer (October 2021–June 2023); Member of the Executive Leadership Team (since July 2020); Global Head of Business Development (June 2019–September 2021); Managing Director, Strategic Programs (2017–May 2019); Chief Operating Officer and Chief Financial Officer of Aon Inpoint (2015–2017); Chief Executive Officer of Aon Centre for Innovation & Analytics Dublin (2013–2015); and other positions (since 2003)
■Hengeler Mueller (Düsseldorf, Germany): Attorney-at-law (2001–2003)
Other Current Public Company Boards
■None
Qualifications
Mr. Beier brings to the Board 20 years of international business experience in enterprise risk management, data analytics and operations, as well as legal experience. His global experience, particularly in Europe, provides a source of expertise to the Company's operations.

Independent Director Since 2022 W. P. Carey Committee Nominating and Corporate Governance

International Business Experience	M&A Integration	Diversity, Equity & Inclusion

Information Technology & Cybersecurity	Legal & Compliance

2024 Proxy Statement 7

Proposal One: Election of Ten Directors

Tonit M. Calaway, 56

Independent Director Since 2020 W. P. Carey Committees Compensation, Investment

Professional Experience
■BorgWarner Inc. (NYSE: BWA): Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (since October 2020); Executive Vice President, Chief Legal Officer and Secretary (2018–September 2020); Executive Vice President and Chief Human Resources Officer (2016–2018)
■Harley-Davidson, Inc. (NYSE: HOG): Vice President Human Resources (2010–2016)
■Harley-Davidson Foundation: President (2010–2016)
Former Board: Astronics Corporation (NASDAQ: ATRO), Director October 2019–February 2022
Other Current Public Company Boards
■Air Products and Chemicals, Inc. (NYSE: APD) (since March 2022)
Qualifications
Ms. Calaway brings deep expertise in human capital management and corporate governance, as well as legal and regulatory experience to the Board. Her familiarity with industrial and manufacturing leaders with large global operations brings valuable insight regarding our portfolio and investment processes.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience	Public & Private Capital Markets Expertise

Investor Relations	Diversity, Equity & Inclusion	Information Technology & Cybersecurity	Environmental, Social and Governance

Human Capital Management	Legal & Compliance

Peter J. Farrell, 63

Independent Director Since 2016 W. P. Carey Committees Audit, Compensation (Chair), Investment

Professional Experience
■City Interests Development Partners, LLC: Managing Partner and Co-Founder (since January 2020)
■City Interests, LLC: Partner and Co-Founder (2004–January 2020)
■PADC Realty Investors: Partner and Founder (since 2004)
■Medical Office Properties Inc.: President and Chief Operating Officer (2000–2004)
Former Board: CRT Properties Inc. (NYSE-listed REIT), Director 2004–2005
Other Current Public Company Boards
■None
Qualifications
Mr. Farrell brings to the Board over four decades of experience in real estate investment, finance, leasing and development, as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, provides a significant source of industry knowledge and expertise to his position as Chair of the Compensation Committee.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise	Investor Relations

8 2024 Proxy Statement

Proposal One: Election of Ten Directors

Robert J. Flanagan, 67

Professional Experience
■Clark Enterprises, Inc.: Executive Chairman (since January 2023), Chief Executive Officer (January 2021–December 2022), President (2015–December 2020), Executive Vice President (1989–2015)
■A. James & Alice B. Clark Foundation: Trustee (since 2014), Director (2009–2016), Chairman (2015–2016)
Non-Public Company Boards: Brown Advisory, Inc. (since 2016); Vascular Therapies, Inc. (since 2013)
Former Boards: Svelte Medical Systems, Director 2005–October 2023; Clark Equity Investors, Inc., Director 2008–January 2023; Development Insurance Group, Inc., Director 2008–January 2023; Verax Biomedical 2018–January 2023; Federal City Council, Chairman 2014–2017; Sagent Pharmaceuticals, Inc. (NASDAQ-listed), Director 2009–2016, Chairman 2015–2016; Martek Biosciences Corporation (NASDAQ-listed), Director 2002–2010, Chairman 2007–2010; Baltimore Orioles, Inc., Director, Treasurer 1981–1989
Other Current Public Company Boards
■None
Qualifications
Mr. Flanagan has extensive experience related to the acquisition, management and development of investment opportunities. His breadth of professional experiences is informed by expertise in a variety of subject areas, including accounting, finance, tax, strategic planning, leadership of complex organizations, human capital management, corporate governance and board best practices.

Independent Director Since 2018 W. P. Carey Committees Audit, Investment

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise

Jason E. Fox, 51

Professional Experience
■W. P. Carey Inc.: Director and Chief Executive Officer (since 2018), President (2015–2017), Head of Global Investments (2015–2016), Co-Head of Global Investments (2012–2015), Co-Head of Domestic Investments (2011–2012)
■W. P. Carey Foundation Trustee (since 2018)
Former Boards: Corporate Property Associates 18 – Global Incorporated, Director 2018–August 2022; Carey Watermark Investors Incorporated and Carey Watermark Investors 2 Incorporated, Director 2018–April 2020; Corporate Property Associates 17 – Global Incorporated, Director 2018
Other Current Public Company Boards
■Net Lease Office Properties (NYSE: NLOP): Chair of the Board and Chief Executive Officer (since November 2023)
Qualifications
Mr. Fox has a deep understanding of W. P. Carey's business and its investment strategies. He has been responsible for sourcing, negotiating and structuring acquisitions on behalf of W. P. Carey and the various programs it has managed for over two decades. As Chief Executive Officer of W. P. Carey, he has oversight regarding every aspect of the Company, making information about the Company's day-to-day operations and insight into its broader strategies directly available to the Board in its deliberations.
Director Since 2018 W. P. Carey Committees None

International Business Experience	U.S. Public Company Executive Officer Experience	Real Estate Expertise

Public & Private Capital Markets Expertise	Investor Relations

2024 Proxy Statement 9

Proposal One: Election of Ten Directors

Rhonda O. Gass, 60

Independent Director Since 2024 W. P. Carey Committee Audit

Professional Experience
■Stanley Black & Decker, Inc.: Chief Information Officer (since 2012)
■Dell, Inc.: Vice President, Information Technology (2007-2012); Vice President, IT Strategy, Technology, and Governance (2010-2012); Vice President, Product Group (2001-2007)
■NCR Corporation: Executive, Engineering Director, Site Leader, SW Development Manager SW Developer (1985-2001)
Non-Public Company Boards: Technology Business Management Council, Director (since 2017); HCL Customer Advisory Board, Member (since March 2021)
Other Current Public Company Boards
■Flowers Foods, Inc. (NYSE: FLO) (since 2015)
Qualifications
Ms. Gass brings to the Board over two decades of experience in strategic and informational technology and assessing and managing cybersecurity and digital risk. As Vice President and Chief Information Officer of Stanley Black & Decker, she is responsible for equipping the company's business with the digital and collaboration capabilities required to grow in the global marketplace. Her knowledge of IT strategy and security infrastructure is a significant asset to the Company's operations.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Information Technology & Cybersecurity

Margaret G. Lewis, 69

Independent Director Since 2017 W. P. Carey Committees Compensation, Nominating and Corporate Governance (Chair)

Professional Experience
■Hospital Corporation of America (NYSE: HCA): Division President (2004–2013)
■CJW Medical Center: Chief Executive Officer (2001–2004)
■Chippenham Medical Center/Johnston-Willis Medical Center: Chief Operating Officer (1998–2001)
Former Boards: Federal Reserve Bank of Richmond, Chairman 2017–2018, Deputy Chairman 2014–2016 and January–December 2019, Class C Director 2013–December 2019; Smithfield Foods (NYSE-listed), Director 2011–2013; Virginia Hospital and Healthcare Association, Director
Other Current Public Company Boards
■Flowers Foods, Inc. (NYSE: FLO) (since 2014)
Qualifications
Ms. Lewis' extensive leadership experience and management skills have been honed over a variety of senior management roles, providing her with unique expertise in executive decision-making and strategic planning. As a registered nurse and a fellow of the American College of Healthcare Executives, Ms. Lewis' background in healthcare and her diverse board experiences, including with the Federal Reserve Bank of Richmond, bring a robust and multi-disciplined approach to her role as Chair of the Nominating and Corporate Governance Committee, which also has purview over our ESG initiatives.

U.S. Public Company Executive Officer Experience	Diversity, Equity & Inclusion	Information Technology & Cybersecurity

Environmental, Social and Governance	Human Capital Management

10 2024 Proxy Statement

Proposal One: Election of Ten Directors

Christopher J. Niehaus, 65

Professional Experience
■BentallGreenOak: Managing Partner and Member of the Global Investment Committees (since 2011)
■W. P. Carey Inc.: Non-Executive Chair of the Board (since June 2019), Non-Executive Vice Chair of the Board (2018–June 2019)
■International Council of Shopping Centers: Trustee (since 1996)
■Morgan Stanley Real Estate: Vice Chairman (2006–2010)
■Morgan Stanley: Head of Global Real Estate Investment Banking (1994–2006)
Other Current Public Company Boards
■None
Qualifications
Mr. Niehaus brings over four decades of experience in the real estate industry and a broad range of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. He has served on the boards of private equity real estate companies in the U.S., Europe and Asia. Mr. Niehaus is a Managing Partner of BentallGreenOak, a global real estate investment management firm with over $80 billion of assets under management. Previously, he spent almost three decades at Morgan Stanley building and running one of the leading global real estate banking, lending and investing businesses bringing invaluable experience to his role as Non-Executive Chair of the Board.
Independent Director Since 2016 W. P. Carey Committees Investment (Chair), Nominating and Corporate Governance

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience	Real Estate Expertise

Public & Private Capital Markets Expertise	Investor Relations	Diversity, Equity & Inclusion

2024 Proxy Statement 11

Proposal One: Election of Ten Directors

Elisabeth T. Stheeman, 60

Independent Director Since 2022 W. P. Carey Committees Investment, Nominating and Corporate Governance

Professional Experience
■Asian Infrastructure Investment Bank – Multilateral Development Bank: External Member of Audit and Risk Committee (since April 2021)
■German British Chamber of Industry and Commerce: Member of Council (since 2016)

Former Boards: Bank of England: External Member of Financial Policy Committee (2018–February 2024) and Financial Market Infrastructure Board (2017–December 2023); London School of Economics: Member of Council and Finance & Estates Committee (2016–August 2023); alstria office REIT-AG: (ETR:AOX) Member of the Supervisory Board, Investment Committee, and Nominations and Remunerations Committee (May 2021–May 2023); Aareal Bank AG Supervisory Board Member 2015–August 2022; Korian SA Independent Non-Executive Director 2017–June 2019; TLG Immobilien AG Non-Executive Director 2014–2018
Other Current Public Company Boards
■Edinburgh Investment Trust PLC: (FTSE: EDIN) Chair (since July 2022), Non-Executive Director (since May 2019)
Qualifications
Ms. Stheeman brings to the Board a wealth of experience in financial services, private equity, real estate and healthcare in the UK, Germany and France. Before joining the Bank of England, she developed deep capital markets and real estate understanding through her role as Global Chief Operations Officer at LaSalle Investment Management and in her nearly 25-year executive career at Morgan Stanley. Her extensive board experience in the REIT industry provides a considerable source of knowledge and insight to the Board.

International Business Experience	M&A Integration	Real Estate Expertise	Public & Private Capital Markets Expertise

Investor Relations	Diversity, Equity & Inclusion	Information Technology & Cybersecurity	Environmental, Social and Governance

Human Capital Management	Legal & Compliance

12 2024 Proxy Statement

Committees of the Board of Directors
Independent Directors serve on one or more of our Board's standing committees, which are our Compensation, Audit, and Nominating and Corporate Governance Committees. The written charters for each of these standing committees can be viewed on our website, www.wpcarey.com, under the heading "Governance" in our "Investors" section. In addition to our standing committees, we have an Investment Committee, whose responsibilities include reviewing and approving potential transactions above a $100 million threshold, and an Executive Committee comprising the chairs of the standing committees, the chair of the Investment Committee and the Chief Executive Officer. Each of our standing committees is comprised entirely of independent Directors. The table below reflects the membership of these committees as of the date of this Proxy Statement. From time to time, the Board may also establish certain ad hoc committees for specific purposes.

Corporate Governance Board Committees

	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance
Mark A. Alexander
Constantin H. Beier
Tonit M. Calaway
Peter J. Farrell
Robert J. Flanagan
Jason E. Fox
Rhonda O. Gass
Margaret G. Lewis
Christopher J. Niehaus
Elisabeth T. Stheeman

Non-Executive Chair Committee Chair Committee Member Financial Expert

2024 Proxy Statement 13

Committees of the Board of Directors
Membership and Functions of the Committees of the Board

Compensation Committee

Members: Peter J. Farrell, Chair Mark A. Alexander Tonit M. Calaway Margaret G. Lewis Number of Meetings Held in 2023: 6
The Compensation Committee's responsibilities include:
■setting compensation programs that apply generally to our employees;
■reviewing and making recommendations to the Board regarding the compensation structure for all current NEOs and other key employees, including salaries, cash incentive plans and equity-based plans;
■reviewing and approving the terms and conditions of stock grants;
■reviewing compensation with respect to Directors;
■reviewing goals and objectives relevant to our NEOs and key employees, evaluating their performance, analyzing ESG considerations as they relate to their compensation, and approving their compensation levels for both annual and long-term incentive awards; and
■reviewing incentive compensation arrangements for relationship between risk management policies and practices and compensation, and evaluate policies and practices to mitigate such risks, including policies for recovery or clawback of compensation.

Audit Committee

Members: Mark A. Alexander, Chair and Financial Expert Peter J. Farrell, Financial Expert Robert J. Flanagan Rhonda O. Gass Nick J.M. van Ommen Number of Meetings Held in 2023: 8
The Audit Committee's responsibilities include:
■assisting the Board in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance with legal and regulatory requirements, and the independence, qualifications, and performance of our internal audit function and Independent Registered Public Accounting Firm;
■engaging an Independent Registered Public Accounting Firm, reviewing with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approving professional services provided by the Independent Registered Public Accounting Firm, and considering the range of audit and non-audit fees;
■reviewing and discussing the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm, and reviewing the results of the internal audit program, reviewing the internal audit charter and scope of the internal audit plan;
■providing oversight of US and EU-required ESG disclosures, including reporting on the Company's SEC filings, and the data quality related to such reporting;
■reviewing the Company's enterprise risk and cybersecurity risks and steps management has taken to protect against threats to the Company's information systems; and
■receiving and reviewing updates on cybersecurity on a quarterly basis.

Nominating and Corporate Governance Committee

Members: Margaret G. Lewis, Chair Constantin H. Beier Christopher J. Niehaus Elisabeth T. Stheeman Number of Meetings Held in 2023: 4
The Nominating and Corporate Governance Committee's responsibilities include:
■developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our corporate governance policies;
■developing a board succession plan and reviewing background information of candidates for the Board, including those recommended by shareholders;
■identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and develop criteria to be considered in selecting nominees for director;
■recommending to the Board the annual slate of nominees for director to be submitted at the annual meeting of stockholders; and
■overseeing the Company's ESG initiatives and corporate culture matters.

14 2024 Proxy Statement

Committees of the Board of Directors

Investment Committee

Members: Christopher J. Niehaus, Chair Tonit M. Calaway Peter J. Farrell Robert J. Flanagan Elisabeth T. Stheeman Nick J.M. van Ommen Number of Meetings Held in 2023: 5
The Investment Committee's responsibilities include:
■approving W. P. Carey's investments greater than $100 million to ensure that they satisfy our relevant investment criteria;
■reviewing all of W. P. Carey's investments on a quarterly basis; and
■reviewing new investments for ESG considerations, with a focus on sustainability.

2024 Proxy Statement 15

Board Governance
Board Member Term
Our Directors each hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.
Board Meetings and Director Attendance
There were six regular meetings of the Board held in 2023, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he or she was a member. Under the Corporate Governance Guidelines adopted by our Board (the "Guidelines"), the Directors are required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. All of the Directors who served on the Board at the time attended the Company's 2023 Annual Meeting. In addition to Board and Committee meetings, our Directors also engaged in informal group communications and discussions with the Non-Executive Chair of the Board and the CEO, as well as with members of senior management.
Board Leadership Structure
The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change.
Mr. Niehaus has served as Non-Executive Chair of the Board since June 2019. The primary responsibility of the Non-Executive Chair (the "Chair") is to preside over meetings of the Board as well as to preside over periodic executive sessions of the Board in which the CEO and/or other members of management do not participate. The Chair is also responsible, together with members of our senior management team, for establishing Board agendas and for working closely with our CEO on the overall direction of the Company to enhance long-term shareholder value. Additionally, the Chair may provide input on the design of the Board itself and on aspects of risk management. The Board believes that Mr. Niehaus is well-qualified to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chair, given the depth of his experience and his role as Managing Partner of BentallGreenOak.
Our CEO, Mr. Fox, is also a member of the Board. The Board considers the CEO's participation to be important in order to make information and insight about our business and our operations directly available to the Directors in their deliberations.
We separate the roles of Chair and CEO in recognition of the difference between the two roles. The Board believes that having its own leadership separate from our CEO is the appropriate structure because it provides the Board with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues in order to fulfill its oversight responsibilities and hold management accountable for our performance. This also allows our CEO to focus his time on running our day-to-day business.
The Chair can be contacted by mail at the following address: Non-Executive Chair, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001.
Although the roles of Chair and CEO are currently separated and have been since January 2012, the Board has not adopted a formal policy requiring such separation. In the event of a change in Board membership or a change in executive management, the Board, in the future, could consider updating its Guidelines to combine the roles of Chair and CEO. Any such amendments to our Guidelines will be made available on our website: www.wpcarey.com, under the heading "Governance" in our "Investors" section. The Company does not anticipate that it would seek prior input from our shareholders regarding any possible changes to Board leadership structure.
Oversight of Risk Management
The Board has overall responsibility for risk oversight. The Board believes that its risk oversight programs would be effective under a variety of board leadership frameworks and therefore do not materially affect its choice of leadership structure.
The Board reviews and oversees our Enterprise Risk Management ("ERM") program, which is a Company-wide initiative that involves our senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. These activities involve the identification, prioritization and assessment of a broad range of risks, including operational, financial, strategic, and compliance risks, and the formulation of plans to manage these risks and mitigate their effects.
The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. It is for this reason that our Board elected to retain direct oversight responsibility for our ERM program rather than assign all oversight to a Board committee. The Board and its various committees regularly consult outside advisors and

16 2024 Proxy Statement

Board Governance
experts including auditors, law firms, cybersecurity experts and third-party consultants to anticipate future threats and trends and re-assess our risk environment periodically to ensure that we are adequately addressing risks.
Our risk oversight process builds upon Management's risk assessment and mitigation processes, which includes the ERM program, a code of conduct that applies to all employees, executives and directors, and comprehensive internal controls. Our CEO, other executive officers and other members of our Management team regularly report to the Board and its committees to discuss short-term, intermediate-term and long-term strategic, operational, emerging, compliance, financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. At least once a year Management makes a formal presentation to the entire Board that describes significant risks to us, apprises the Board of our overall risk profile and helps ensure that such risks are being properly mitigated and managed.
Elements of risk management are also performed by various Board committees. For example, the Audit Committee meets with Management, its internal audit group, and PricewaterhouseCoopers LLP, our independent registered public accounting firm, to review risk controls in place. The Audit Committee also receives updates on cybersecurity on a quarterly basis and meets with the Chief Ethics Officer and Chief Legal Officer to review compliance policies and procedures and other compliance issues. While we do not have a Chief Compliance Officer, our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics subject to the oversight of the Nominating and Corporate Governance Committee. The Compensation Committee reviews the risks related to our compensation policies and practices and assesses the impact to our risk profile, at least annually. Management, with the Compensation Committee, regularly reviews our compensation programs, including incentives that may create and factors that may reduce, the likelihood of excessive risk taking in order to determine whether such programs present a significant risk to us. We also have an Investment Committee that assists us in managing investment risk. Additionally, we have established a risk appetite statement which articulates our philosophy and approach to managing its key risks and provides a common framework and a comparable set of measures for Management and the Board to clearly indicate the level of risk we are willing to accept in the pursuit of business objectives. Risk appetite is aligned to our strategy and allows us to be decisive in pursuing opportunities, while ensuring we are not exposed to excessive risk.
We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Cybersecurity
As part of the Board's oversight of risk management, the Board periodically reviews our cyber-risks with Management and the actions we are taking to mitigate such risks. These actions include implementing industry-recognized practices for protecting systems, third-party monitoring of certain systems, and cybersecurity training for employees. Board oversight of risk is also performed as needed between meetings through the Audit Committee and through communications between Management and the Board.
Our information technology and internal audit teams utilize frameworks based on industry standards to identify and mitigate information security risks. We have not identified any information security breaches and maintain cybersecurity insurance coverage. Our information technology team oversees an active cybersecurity training program. For example, our information technology team held a tabletop exercise to consider different cybersecurity scenarios. The Company also worked with various third-party consultants to update its Incident Response Policy and Plan.
In addition, our information technology team has implemented annual cybersecurity training campaigns for employees to keep them up to date on different types of cybersecurity attacks. Our internal audit team has also evaluated and monitored our internal controls in an effort to mitigate information security risks related to malware campaigns and phishing attacks. The Audit Committee is also responsible for overseeing cybersecurity risks and related initiatives.
Please see our Annual Report on Form 10-K for the year ended December 31, 2023, for more information on our processes and procedures for addressing and managing cybersecurity risks.
Management Succession Plan
The Board discusses management succession regularly with our CEO in executive sessions. Management succession discussions generally focus on the CEO and other senior executive roles. The Board has regular and direct exposure to senior leadership and high-potential employees through Board meetings held throughout each year. Each year, our CEO presents a management succession plan to the Board for its review and consideration.
In addition, in order to minimize the potential disruption to our Company upon the unexpected resignation, termination, death, disability or other form of absence of our CEO, the Board has a CEO succession plan. The plan is intended to provide the Board and the Nominating and Corporate Governance Committee with contingency procedures upon such a succession of the CEO.
Director Independence
The Guidelines establish rules regarding the independence of our Directors, which we believe meet or exceed the Listing Standards of the NYSE and the rules of the Securities and Exchange Commission (the "SEC"), and can be found under the heading "Governance" in the "Investors" section of our website, www.wpcarey.com. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2024. During this review, the Board considered any transactions and relationships

2024 Proxy Statement 17

Board Governance
between each Director nominee, or any member of his or her immediate family, and W. P. Carey and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions" below. The Board also examined any transactions and relationships between each Director nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
The NYSE also requires that the Board determine whether a Director is "independent" for purposes of the NYSE Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.
As a result, the Board has affirmatively determined that Director nominees Alexander, Beier, Calaway, Farrell, Flanagan, Gass, Lewis, Niehaus, Stheeman and Director van Ommen, who is not standing for re-election at the annual meeting, are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, the rules of the SEC and the NYSE's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. Fox is not considered to be an independent Director because of his current employment as CEO of W. P. Carey.
The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2023 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such Directors were or are, as applicable, "independent" as defined in the NYSE Listing Standards and by the rules of the SEC.
Board Refreshment
Our Board, with the assistance of the Nominating and Corporate Governance Committee, regularly considers Board refreshment, aiming to balance the knowledge and historical perspectives that tenured Directors provide with the fresh perspectives and new skillsets that can come from adding new Directors. Our Board's focus on refreshment is evidenced by the fact that the average tenure of the ten Director nominees submitted for election at the Annual Meeting of Stockholders is approximately five years.
The Nominating and Corporate Governance Committee plays a key role in our refreshment efforts, including by identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board, developing criteria to be considered in selecting nominees, and then screening potential new Directors against these criteria. The Nominating and Corporate Governance Committee also oversees the Board and Committee annual evaluation process and considers the results of such feedback in recommending to the Board the annual slate of Director nominees. Given the ongoing and active focus on Board refreshment, the Board does not mandate Director retirement at a specified age.
Board Nominating Procedures
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members, management, shareholders, and outside advisors. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in "Shareholder Proposals" and "Other Communications with the Board" in the Corporate Governance section of this Proxy Statement.

18 2024 Proxy Statement

Board Governance
Once a candidate has been recommended to the Corporate Secretary or Nominating and Corporate Governance Committee, there are a number of actions undertaken to complete a full evaluation of the candidate, including the following:
Existing Board members are considered for nomination on an annual basis, by undertaking the following actions:
■Annual confidential performance review of the Board at the committee and individual Director levels;
■Discussion by Nominating and Corporate Governance Committee regarding nominations based on a review of Board needs and a Board performance review, with a recommendation to be made to the Board regarding nominations; and
■Discussion by the Board regarding recommended nominations, with a determination to be made regarding the slate of Directors to be nominated in the Proxy Statement.
There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a group of candidates who possess the background, skills, expertise, characteristics, integrity, and time to make a significant contribution to the Board, to the Company, and to its shareholders. The Board considers diversity in professional and personal experience, gender, race, age, ethnicity, and national origin when reviewing potential director nominees. The Board considers the entirety of each candidate's credentials and evaluates each individual in the context of the Board as a whole, with the objective of recommending a Board that can best further shareholder interests through the exercise of sound judgment, using the diversity of its experience. In considering new candidates for nomination to the Board, the Nominating and Corporate Governance Committee and the Board evaluates the following:
■Board and Committee needs in order to be able to fulfill responsibilities related to strategic oversight, succession planning, ERM, and other fiduciary duties;
■Succession planning at the Board and Committee levels; and
■Individual characteristics, including:
-    Operating experience at senior levels;
-    Public company experience;
-    Real estate and investment expertise;
-    Board experience;
-    Strategic thinking with long-term view on value creation for shareholders;
-    Effective communication skills and secure decision-making skills;
-    Independence and absence of red flags; and
-    Diversity of backgrounds.
In September 2023, we announced a plan to exit the office assets within our portfolio by spinning-off 59 office properties into Net Lease Office Properties ("NLOP"), so that it became a separate publicly-traded real estate investment trust (the "Spin-Off").

2024 Proxy Statement 19

Board Governance
In connection with the Spin-Off, Jean Hoysradt notified the Board of her decision to resign as a member of the Board, effective as of November 1, 2023, at which time Ms. Hoysradt was appointed to serve as a trustee on the NLOP Board. The Board determined to appoint a new director in her place and the Board requested that the Nominating and Corporate Governance Committee identify and evaluate new director candidates. The Committee established director nominee criteria, received recommendations from existing Board members, identified and corresponded with potential director candidates, evaluated the candidates' credentials, and facilitated conversations between potential director candidates and management and other members of our Board. The Board determined that Ms. Rhonda O. Gass brings to our Board expertise in IT strategy and security infrastructure, and invited her to join the Board in March 2024.
Our Board feels confident that each of the ten individuals we have nominated has the experience and skill sets necessary to fulfill all Board and Committee responsibilities. We encourage you to review our Board accomplishments and biographies and to vote for all ten Board nominees.
Proxy Access
Our Bylaws, as amended in June 2017, generally permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous three years to include a specified number of director nominees in the Company's proxy materials for our annual meeting of stockholders, subject to certain procedural, eligibility and disclosure requirements set forth in our bylaws. For more information on using proxy access to nominate directors, refer to "Corporate Governance—Shareholder Proposals" on page 24 of this Proxy Statement.
Shareholder Amendment of Bylaws
Our Board has the power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Our shareholders also have the power to alter or repeal any provision of our Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

20 2024 Proxy Statement

Compensation of the Board of Directors
Our non-executive Directors are paid in two principal ways: an annual cash retainer and an annual restricted share award ("RSA"). For 2023, Directors were paid an annual cash retainer of $100,000 and an RSA ("Director RSA") with a grant date value of $175,000 (or pro-rated amounts if the Director served for a portion of the year). Director RSAs are granted on or about July 1 of each year (although Directors may receive a pro-rated RSA if they commence service after July 1). Director RSAs, which are scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the same date as the annual grants for that year) and have voting rights, are granted under the W. P. Carey Inc. 2017 Share Incentive Plan ("2017 SIP"). Dividends are not paid currently on unvested Director RSAs granted under the 2017 SIP and instead accrue in cash and are distributed when the underlying award vests. Beginning in 2024, non-executive Directors may elect to receive shares of our common stock in lieu of all or a portion of the cash retainer fees otherwise payable, may elect to defer any cash retainer fees payable in the form of deferred Restricted Stock Units ("Director RSUs"), or may elect to defer the annual RSA in the form of deferred Director RSUs. The annual fees as of the date of this Proxy Statement paid to Directors for all positions held are set forth in the table below.

Cash		Stock
All Independent Directors	$100,000	Form of payment: An RSA granted on or about July 1, with a grant date value of $175,000.

Additional Fees:		Time of payment: Shares vest in full on the first anniversary of the grant.
Non-Executive Chair(1)	$125,000
Audit Committee Chair(2)	$25,000	Members of the Executive Committee do not receive additional compensation.
Compensation Committee Chair(3)	$25,000
Nominating and Corporate Governance Chair(4)	$15,000
Investment Committee Chair(5)	$10,000
Committee Member Retainer(6)	$10,000
1.Prior to July 1, 2023, the Non-Executive Chair received an annual cash retainer of $115,000.
2.Prior to July 1, 2023, the Audit Committee Chair received an annual cash retainer of $20,000.
3.Prior to July 1, 2023, the Compensation Committee Chair received an annual cash retainer of $20,000.
4.Prior to July 1, 2023, the Nominating and Corporate Governance Committee Chair received an annual cash retainer of $12,500.
5.Prior to July 1, 2023, the Investment Committee Chair received an annual cash retainer of $7,500.
6.Payable to all Committee Members, including Chairs. Prior to July 1, 2023, the Committee Member Retainer received an annual cash retainer of $7,500.

2024 Proxy Statement 21

Compensation of the Board of Directors
2023 DIRECTOR COMPENSATION TABLE
The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2023, including service on all committees of the Board, as described above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)

Mark A. Alexander	140,000	174,983	314,983
Constantin H. Beier	108,750	174,983	283,733
Tonit M. Calaway	117,500	174,983	292,483
Peter J. Farrell	148,750	174,983	323,733
Robert J. Flanagan	117,500	174,983	292,483
Jean Hoysradt(3)	117,500	174,983	292,483
Margaret G. Lewis	131,250	174,983	306,233
Christopher J. Niehaus	246,250	174,983	421,233
Elisabeth T. Stheeman(4)	117,500	254,975	372,475
Nick J.M. van Ommen	117,500	174,983	292,483
1.Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 2,553 Director RSAs received on July 3, 2023. There were no option awards, non-equity incentive compensation, or non-qualified deferred compensation granted to the Non-Employee Directors during 2023. The grant date fair value per share of these annual Director RSAs, computed in accordance with FASB ASC Topic 718, was $68.54. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in our Annual Report.
2.The totals do not reflect dividends accrued during 2023 on the Stock Awards shown in the table because the dividends are reflected in the grant date fair values of the awards shown in the Stock Awards column.
3.In connection with the Spin-Off, Ms. Hoysradt resigned from her position as a member of the Board, including as a member of the Nominating and Corporate Governance Committee and the Compensation Committee, effective as of November 1, 2023, and was appointed to serve as a trustee on the NLOP Board. In connection with Ms. Hoysradt's resignation, the vesting of her outstanding equity awards was accelerated, effective November 1, 2023. The modification of Ms. Hoysradt's award at the time of acceleration did not result in any incremental fair value.
4.Ms. Stheeman became a Director in December 2022 and received a pro-rated grant of 1,022 Director RSAs on January 3, 2023, valued at approximately $80,000, which was equal to half of the annual $160,000 Director RSA grant in effect at that time, for her service on the Board through June 2023. The grant date fair value per share of this pro-rated grant of Director RSAs, computed in accordance with FASB ASC Topic 718, was $78.27. This pro-rated award was fully vested on July 1, 2023.

22 2024 Proxy Statement

Compensation of the Board of Directors
DIRECTOR STOCK COMPENSATION TABLE
The following table reflects the Director RSAs, which were first granted in 2013, as well as any Director RSUs, which were granted from 2008 until 2012, and held by the individuals, as of December 31, 2023, if any. Director RSUs were immediately vested when granted and pay current dividend equivalents but the payout of the underlying shares, on a one-for-one basis, was required to be deferred until the Director's service on the Board is complete.

Name	Total RSU Awards (#)	Total RSA Awards (#)

Mark A. Alexander	—	2,553
Constantin H. Beier	—	2,553
Tonit M. Calaway	—	2,553
Peter J. Farrell	—	2,553
Robert J. Flanagan	—	2,553
Margaret G. Lewis	—	2,553
Christopher J. Niehaus	—	2,553
Elisabeth T. Stheeman(1)	—	3,575
Nick J.M. van Ommen	3,236	2,553
1.Ms. Stheeman became a Director in December 2022 and received a pro-rated grant of 1,022 Director RSAs on January 3, 2023.

2024 Proxy Statement 23

Corporate Governance
Shareholder Proposals
The date by which shareholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to our 2025 Annual Meeting is December 4, 2024, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.
In order for proposals submitted outside of Rule 14a-8 to be considered at the 2025 Annual Meeting, shareholder proposals, including shareholder nominations for Directors, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that shareholders are required to give advance notice to W. P. Carey of any business to be brought by a shareholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Corporate Secretary of W. P. Carey at the principal executive offices of the Company, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. In order to be timely, a shareholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of shareholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any shareholder proposals, including nominations for Directors, submitted outside of Rule 14a-8 to be voted on at the 2025 Annual Meeting must be received by W. P. Carey not earlier than November 4, 2024 and not later than December 4, 2024. However, in the event that the date of the 2025 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, for notice by the shareholder to be timely it must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2025 Annual Meeting.
In addition to satisfying advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2025, which is 60 days prior to the anniversary date of the 2024 Annual Meeting.
A copy of our Bylaws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.
Other Communications with the Board
We value your input. Shareholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chair of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chair of the Board at the principal executive offices of W. P. Carey Inc.
The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which, absent unusual circumstances or as contemplated by Committee charters, and subject to any required assistance or advice from legal counsel, Ms. Hyde, the Secretary of the Company, is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate.
Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics, that applies to our Directors, officers and employees. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:
■honest and ethical conduct;
■a culture of accountability, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
■compliance with applicable governmental laws, rules and regulations;
■a zero tolerance policy for bribes, kickbacks or similar payments of any kind;
■full and accurate information in our SEC reports and other public communications; and
■accountability for adherence to the Code of Ethics.

24 2024 Proxy Statement

Corporate Governance
A waiver of the Code of Ethics may only be granted by the Board or the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or NYSE regulations.
Our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics, subject to the oversight of the Nominating and Corporate Governance Committee.
Our Code of Ethics is available on our website, www.wpcarey.com, under the heading "Governance" in the "Investors" section. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.
Human Rights Policy
Human rights is a core value that we seek to embed at all levels of our business. We have adopted a Human Rights Policy that formalizes our commitment to principles that promote and protect human rights. In 2023, we conducted an in-person training intended to reinforce and educate employees on the values and behaviors highlighted in our Human Rights Policy. Our Human Rights Policy applies to all of our employees, including part-time and temporary workers, tenants, as well as independent contractors. In addition, we have a Vendor Code of Conduct to communicate to our vendors our expectations regarding ethical business practices, commitments to human capital and rights, corporate governance and regulatory compliance, and environmental sustainability. Our Human Rights Policy is available on our website, www.wpcarey.com, under the heading "Governance" in the "Investors" section. Our Vendor Code of Conduct is available on our website at www.wpcarey.com/vendor-code-of-conduct.
Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements
It is our policy to prohibit all bribes, kickbacks or other similar payments, or anything else of value in any form, made or given directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. We comply with all applicable laws and adhere to the highest level of ethical conduct, including international anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws in other jurisdictions. In that regard, we have adopted an Anti-Bribery and Foreign Corrupt Practices Act Policy that is posted on our employee portal and periodically distributed to appropriate personnel, and we ensure compliance with that policy by monitoring our activities abroad and through periodic employee training.
In addition, we have policies and procedures in place that promote and articulate our compliance with U.S. economic sanctions administered by the U.S. Department of Treasury, Office of Foreign Assets Control in all facets of our operations. We use a screening vendor with respect to all payments that we initiate. Our Economic Sanctions Compliance Policy is periodically distributed to appropriate personnel.
Conflicts of interest, while not prohibited in all cases, may be harmful to W. P. Carey and therefore must be disclosed in accordance with the Code of Ethics. Our Chief Ethics Officer or, in his or her absence, our Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.
Certain Relationships and Related Party Transactions
POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS
Our executive officers and directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and directors have an obligation to act in the best interest of W. P. Carey and to put such interests at all times ahead of their own personal interests. In addition, all of our employees, officers and directors should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to our written Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of W. P. Carey. The following conflicts of interest are prohibited, and each employee, officer and director must take all reasonable steps to detect, prevent, and eliminate such conflicts:
■Working in any capacity – including service on a board of directors or trustees, or on a committee thereof – for a competitor while employed by W. P. Carey.
■Competing with W. P. Carey for the purchase, sale or financing of property, services or other interests.
■Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from W. P. Carey. Applicable policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

2024 Proxy Statement 25

Corporate Governance
If there are any potential related party transactions, all of the relevant material facts and the related person's interest in the transaction will be reviewed by the Board before approval is granted under the Company's written procedures. A permitted related party transaction must be considered to be in the best interests of W. P. Carey.
TRANSACTIONS WITH CESH AND NLOP
We earn revenue and receive reimbursements in our role as advisor to both Carey European Student Housing Fund I, L.P. ("CESH") and NLOP pursuant to their respective advisory agreements. Jason Fox, our Chief Executive Officer and member of our Board, is also the Chief Executive Officer and Chair of the Board of NLOP. For more information regarding these transactions and the fees received by W. P. Carey from CESH and NLOP, see Notes 3 and 5 to the consolidated financial statements in our Annual Report on Form 10‑K for the year ended December 31, 2023.

26 2024 Proxy Statement

Overview of our ESG Program

"By its nature, our work promotes jobs and prosperity. Doing Good While Doing Well means that when we are financing properties for companies, we are also helping the communities those companies serve. It is important to always ask, What is the impact of what we are doing? What is good for society? What is good for the country?"
—Wm. Polk Carey, Founder, W. P. Carey Inc. 2001

For more than 50 years, we have operated under two guiding principles: Investing for the Long Run and Doing Good While Doing Well. We believe that it is our responsibility to give back and that our ability to recruit top talent depends on demonstrating our commitment to the communities in which we operate.
We seek to continue to expand on our environmental, social and governance initiatives and disclosure and strive to be a leader in ESG over the long-term. Our Nominating and Corporate Governance Committee of our Board is responsible for overseeing our ESG program, which is also reviewed periodically by the full Board. Our ESG Committee is comprised of members throughout the organization and is co-chaired by our Head of Asset Management and Chief Administrative Officer, who report to our CEO. In 2023, we established a Climate Disclosure Working Group, which is led by our Director of ESG Reporting & Engagement, in order to prepare for anticipated required disclosures.
Frequent dialogue with our investors provides us with insights on the topics that are most important to them, including ESG related topics, and accordingly, during 2023, we completed meetings with over 390 equity and fixed income buy-side investment professionals.
Environmental Practices
IN OUR PORTFOLIO
As a net lease real estate investment trust ("REIT"), substantially all of our properties are leased to our tenants on a triple-net basis, whereby tenants are responsible for maintenance and day-to-day management of the properties, including energy usage and sustainability practices. Despite this lack of direct control, we strive to lead the net lease industry in environmental sustainability by taking a proactive and transparent approach to quantifying and reducing our global carbon footprint. Our Climate Disclosure Working Group, led by our Director of ESG Reporting and Engagement and comprised of members of our Accounting, Asset Management, Corporate Finance, Internal Audit, Legal and Technology departments, is focused on fostering knowledge of, and preparedness for, required and voluntary disclosure and the sourcing, review and validation of a consistent set of content and metrics. Members of our Asset Management and Corporate Finance departments lead the data collection and analysis, tenant engagement and sustainable building practice initiatives. We have developed a platform to gather tenant energy usage data globally using scalable technology. The platform aids us in determining the carbon footprint of our portfolio, identifying outliers and opportunities, establishing carbon reduction targets and reporting to third-party benchmarking organizations.
The majority of our portfolio's emissions are Scope 3, as defined by the Greenhouse Gas Protocol. In 2023, we continued to make progress towards collecting and automating Scope 3 tenant energy usage data globally. As of December 31, 2023, we had enrolled approximately 50% of our tenants in electricity usage data reporting as both a percentage of ABR and square footage, in line with our goal for the year. We will continue to identify and evaluate property-level sustainability opportunities within our portfolio, which we believe can reduce carbon footprints and also represent attractive investments. We believe that improving the quality of our assets, increasing renewal probabilities and deepening tenant relationships will enhance the overall value of our portfolio. Sustainable buildings reduce tenant operating costs and are more likely to attract high quality tenants, improving renewal outcomes and driving higher rents.
We continue to enhance the ESG aspect of our investment underwriting, looking not only at the environmental impact of a property and how it can be improved, but also reviewing the governance and social practices of the tenant company as we consider our investment. We also continue to add green lease provisions to our leases, including 45 leases in 2023 totaling $125.2 million of ABR and 13.8 million square feet as of December 31, 2023. 82% of our 2023 investment volume was tied to leases that include green lease provisions.
As of December 31, 2023, our portfolio was comprised of 6.6 million square feet of sustainable real estate, including 7 LEED certified buildings and 14 BREEAM certified buildings.

2024 Proxy Statement 27

Overview of our ESG Program
IN OUR OFFICES
On a day-to-day basis, we reinforce our commitment to sustainability by how we conduct ourselves within our offices. We:
■Operate out of our NYC headquarters, which is located in a LEED-Gold and WELL Health-safety(1) rated building powered by 100% renewable energy;
■Educate our employees about recycling and going plastic-free;
■Use sustainable materials in our office, including compostable and recycled paper and kitchen products, and provide all of our employees with branded water bottles and mugs to minimize the use of single-use paper products;
■Participate in our landlord's composting program at our NYC headquarters;
■Use electronic processing systems for vendor invoices, employee expenses and payment processing; and
■Utilize an online booking system for travel, which allows for data collection for purposes such as carbon footprint calculation.
Social Responsibility
HUMAN CAPITAL MANAGEMENT
Training and Development
When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to make W. P. Carey a great place to work and to attract and surround ourselves with top talent and a diverse workforce; we want to enhance their lives in and out of the office as they progress and grow with the Company. We offer various levels of training including "Respect in the Workplace," skills training, Diversity, Equity & Inclusion, executive coaching, as well additional training including safety and cybersecurity. We are pleased to report that our "Respect in the Workplace" training, which covers sexual harassment issues, our human rights policy and other aspects of workplace conduct, DEI training and cybersecurity training saw 100% participation for active employees as of December 31, 2023. Our median tenure is 6.1 years and our voluntary turnover rate for 2023 was 5%, significantly lower than the turnover rates for the financial services and real estate industry peers.
In 2023, we were proud to have achieved our U. S. certification as a Great Place to Work® for the second consecutive year. 95% of participants reported that they work in an inclusive environment, 94% felt that the Company is concerned with their overall wellbeing and 96% believe W. P. Carey is a Great Place to Work®. We also completed an engagement survey of our European employees where 97% of participants believe that our management team is honest and ethical in business practices and 94% feel good about the ways we contribute to the community.
Our Conversations@Carey educational series aims to help employees gain broader perspectives and has featured external speakers, internal interviews and Q&A sessions. By engaging with our employees and investing in their careers through training and development, we are building a talented workforce capable of executing our business strategies. In 2023, our employees, including management, completed more than 1,900 total training hours, with an average of 10 training hours per employee.
Diversity, Equity & Inclusion ("DEI")
W. P. Carey has always believed in the power of diversification, and a diverse workforce is no exception. We strive to make our Company an inclusive environment where everyone is welcome, respected, treated fairly and has the resources and opportunities to advance in their careers.
As of December 31, 2023, we had 197 employees ranging in age from 21 to 78, with an average age of 39. Employees who identify as women represented 48% of our global workforce, 42% of our managers and 33% of our Operating Committee. Our employees, located in New York, Amsterdam, London and Dallas, represent various backgrounds and speak 27 languages.
1.Created by the International WELL Building Institute, the WELL Health-Safety Rating is an evidence-based, third-party verified rating that recognizes building owners and operators for implementing operational policies, maintenance protocols, stakeholder engagement and emergency plans to prioritize the health and safety of their building occupants in a post-COVID-19 environment.

28 2024 Proxy Statement

Overview of our ESG Program
1.U.S. Race and Ethnicity data is collected by our Human Resources Department.
We conduct a pay equity analysis each year, with the assistance of a labor economist, to ensure that regardless of gender, race or national origin, employees who perform similar work under similar circumstances are paid similar wages. We are pleased this work confirms that our pay practices are fair and equitable.
Our 2023 DEI initiatives focused on education, as well as helping to facilitate conversations around race, sexual orientation and gender identity, national origin, creed and other important topics that enable us to translate our beliefs as a Company into action.
During 2023, we:
■Conducted firm-wide DEI training, with 100% participation by active employees, including management, as of December 31, 2023 and in-person DEI training with our Board;
■Welcomed Dr. Peniel Joseph for a discussion of his book, The Sword and the Shield: The Revolutionary Lives of Malcolm X and Martin Luther King Jr, in honor of Black History Month;
■Participated in NYC Pride events and hosted Tiffanie Barriere for a Juneteenth-inspired history lesson;
■Made donations to the Gift of Adoption, Equal Justice Initiative, the Special Olympics and the Hispanic Federation, among many other organizations; and
■Hosted 10-time Grammy Award-winner Eddie Palmieri for a special edition of Conversations@Carey in honor of Hispanic Heritage Month.
As we recognize that real change takes time and sustained effort, we are committed to supporting a diverse workforce and an inclusive culture. With a focus on recruiting, training and education, benefits and programming, and employee engagement, we seek to do our part in dismantling systemic racism and creating a more equitable, just and inclusive society.
Employee Health and Wellness
The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address the changing needs of all of our employees and their dependents. We continue to offer adoption, surrogacy and egg freezing benefits, as well as a Lifestyle Spending Account, to meet the evolving needs of our diverse workforce and their families. We were recognized by the American Heart Association with silver level achievement for 2023 on its Well-being Works Better™ Scorecard for our quality workforce health and well-being programs and our culture of health best practices.
Highlights of our U.S. benefits program include:
■Company-paid medical, vision and dental insurance, including family and domestic partner coverage, at 100%;
■Carey Fund, which provides each employee with $2,000 per year for healthcare costs not covered by insurance;
■Lifestyle Spending Account, which provides each employee with $3,000 per year for physical, financial and emotional wellness and transportation reimbursements;
■Company-paid life and AD&D insurance;
■Short-term disability, including an eight-week continuation of pay program at 100% of base salary;
■Competitive vacation and leave policies, including primary and secondary caregiver leave; and
■Employee Assistance Program, which allows employees to access counseling, legal and financial planning referrals, caregiver referrals and other resources.
In addition, our Carey Wellness program provides our employees with education and practical guidance on nutrition, stress management and general healthy living matters that they can apply both in and out of the office.
Financial
■Competitive compensation programs;
■Firm-sponsored profit-sharing plan under which the Company contributes 10% of an employee's total cash compensation, up to an annual limitation ($33,000 for 2023), into the employee's retirement account;

2024 Proxy Statement 29

Overview of our ESG Program
■Employee-funded 401(k) and Roth 401(k) plans;
■Employee share purchase plan;
■Long-term incentive plan;
■Adoption, surrogacy and egg-freezing financial support;
■Flexible spending accounts (medical/dependent care);
■Grants of restricted stock units for milestone anniversaries; and
■Charitable contribution matching program by the W. P. Carey Foundation.
CORPORATE CITIZENSHIP
Wm. Polk Carey established the W. P. Carey Foundation in 1990 with a primary mission to support educational institutions and to promote business education, with the larger goal of improving America's competitiveness in the world. As a result of its support, thousands of young people around the country and abroad have seen increased educational opportunities.
As good stewards of our communities, W. P. Carey continues to support educational programs as well as hospitals, museums and other community organizations, and in 2023, donated more than $660,000, an increase of 9% from 2022. In addition, to continue Wm. Polk Carey's mission to encourage personal generosity, in the spirit of "Doing Good While Doing Well," the W. P. Carey Foundation supports the philanthropic activities of the W. P. Carey community by matching certain charitable contributions made by our employees and directors. In recognition of W. P. Carey's 50th anniversary, the W. P. Carey Foundation increased matching of all eligible donations made in 2023 with a 2:1 match, funding over $430,000 in charitable contributions to eligible organizations. The W. P. Carey Foundation also bestows the "Carey the Torch" award on a W. P. Carey employee who made an exceptional impact on his or her community and society as a whole during the year. The Foundation made a $10,000 contribution to the qualified charity of the winner's choice and the Company awarded a $1,000 prize to the employee who was selected as the Carey the Torch recipient. In 2023, the Foundation also awarded a runner-up prize to a second W. P. Carey employee and made a contribution to their charity.
CAREY FORWARD
Our Carey Forward program was established in 2012 shortly after the passing of Wm. Polk Carey and was inspired by his generosity. We have continued growing the Carey Forward program through our employees' collective commitment to building and fostering productive relationships between our Company and our communities. The program is funded by the Company and encourages employees to participate in philanthropic and charitable activities, devote their time and resources to meaningful causes and initiatives, and bring to philanthropic and community organizations the same level of skill and excellence they devote to their professional responsibilities. Although the organizations and activities we support can vary, our focus is often on youth development and education, hunger relief, healthcare, and arts and restoration.
In 2023, we announced the W. P. Carey Scholarship Award powered by Project Destined, an organization dedicated to transforming minority youth into owners and stakeholders in the communities in which they live and work. W. P. Carey employees also served as mentors for Project Destined. Our employees also continued to serve as mentors for high school students with Student Sponsor Partners and helped Operation Backpack® provide school supplies for children in need.
KEY 2023 CORPORATE CITIZENSHIP HIGHLIGHTS
■Mentored a team of 10 students through Project Destined, in addition to supporting the next generation of leaders through the W. P. Carey Scholarship Award, which recognizes two students who embody high integrity, persistence and a passion for a career in commercial real estate;
■Supported Breast Cancer Awareness Month with our 8th annual GoPink Day, raising over $20,000 for the American Cancer Society;
■Sponsored 19 of our employees to run in the New York City Marathon and 10 to run the Mizuno Half Marathon in Amsterdam. Together with the W. P. Carey Foundation, we raised over $120,000 for NewYork-Presbyterian Hospital; and
■Provided employees volunteer opportunities, including City Harvest, the Dominican Women's Development Center, and Plastic Whale.
Governance
We believe that a company's tone is set at the top and are proud to report on our Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:
■A separation between our Non-Executive Chair and our CEO;
■A Board comprised of all independent directors except for the CEO;
■Women represent 40% of Board nominees;
■Opted out of Maryland staggered board provisions;
■Annual election of directors via majority voting;

30 2024 Proxy Statement

Overview of our ESG Program
■The absence of a poison pill;
■A considered approach to executive compensation and reliance on a carefully constructed group of compensation peers;
■Sound compensation practices, including an anti-hedging policy, a clawback policy, meaningful limits on pledging, strong director and executive stock ownership guidelines, and a robust annual compensation risk assessment;
■Board review of management succession plans;
■Consideration of diversity in professional and personal experience, gender, race, age, ethnicity, and national origin when reviewing potential director nominees;
■A limitation on over-boarding by our directors, with a maximum of four public company boards (including that of the Company, but excluding any of our affiliates), with members of the Audit Committee limited to serving on three such boards and our CEO limited to serving on two such Boards;
■Adopted a new Dodd Frank Clawback Policy aligning with NYSE rules;
■Adopted a Human Rights Policy; and
■Publication of a standalone ESG report, prepared with reference to the disclosure standards established by the Task Force on Climate-related Financial Disclosures (TCFD) and the Global Reporting Initiative (GRI).
These governance provisions are supplemented by our Code of Business Conduct and Ethics, Human Rights Policy and procedures governing related party transactions, which are important elements of our overall approach to governance and are described in the "Corporate Governance" section.

2024 Proxy Statement 31

Executive Officers
The Company's executive officers are determined by our Board. The executive officers as of the date of this Proxy Statement are as follows:

Jason E. Fox, Chief Executive Officer, Age 51
Mr. Fox became CEO on January 1, 2018 and has been an executive officer since 2015. Since he is also a Board member, his biography appears on page 9 in Proposal One: Election of Ten Directors.

John J. Park, President, Age 59
W. P. Carey Inc.:
■President (since 2018)
■Director of Strategy and Capital Markets (2016-2017)
■Various roles (since 1987)
W. P. Carey Foundation: Trustee (since 2013)
Net Lease Office Properties (NYSE: NLOP): Trustee (since November 2023)
Mr. Park first joined the Company as an investment analyst and has served in various capacities for over three decades. During his tenure, he has spearheaded the transactions that have transformed the Company, including the consolidation and listing of CPA:1–9 as Carey Diversified LLC in 1998, its merger with W. P. Carey & Co. Inc. in 2000; the liquidity transactions of CPA:10, CIP, CPA:12 and CPA:14; W. P. Carey's merger with CPA:15 and REIT conversion in 2012; W. P. Carey's merger with CPA:16 in 2014; W. P. Carey's merger with CPA:17 – Global in October 2018; and W. P. Carey's merger with CPA:18 – Global in August 2022. Mr. Park is responsible for the Company's strategic development, including mergers and acquisitions and capital markets activities. He sits on the Company’s Operating Committee. The Board designated Mr. Park as an executive officer in March 2016.

ToniAnn Sanzone, Chief Financial Officer, Age 47
W. P. Carey Inc.:
■Chief Financial Officer (since 2017; Interim 2016-2017)
■Chief Accounting Officer (2015-2016)
■Global Corporate Controller (2013-2015)
Net Lease Office Properties (NYSE: NLOP): Chief Financial Officer (since November 2023)
Ms. Sanzone has helped to guide the Company through its rapid evolution in recent years and is responsible for overseeing vital financial and risk mitigation functions in both the U.S. and Europe, including accounting and financial reporting, corporate finance, information technology, internal audit, tax and treasury. She sits on the Company's Operating Committee. Ms. Sanzone also served as Chief Financial Officer of CPA:18 – Global until its merger with and into the Company in August 2022. Prior to joining the Company, Ms. Sanzone served as Corporate Controller and in various other capacities at iStar Inc., a publicly traded REIT, from 2006 to 2013 and held various accounting and financial reporting roles at Bed Bath and Beyond, Inc. from 2004 to 2006. Ms. Sanzone also occupied various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004 and is a Certified Public Accountant. The Board designated Ms. Sanzone as an executive officer in October 2016.

32 2024 Proxy Statement

Executive Officers

Gino M. Sabatini, Managing Director and Head of Investments, Age 55
W. P. Carey Inc.:
■Head of Investments (since 2016)
■Head of U.S. Net Lease Investments (2015-2016)
■Co-Head of Global Investments (2012-2015)
■Co-Head of Domestic Investments (2011-2012)
■Various roles in the Investment Department (since 2000)
Mr. Sabatini is responsible for the sourcing, negotiating and structuring of investments in North America and Europe. In his over two decades with the Company, Mr. Sabatini has participated in and managed all aspects of the investment process. Mr. Sabatini sits on the Company's Operating Committee. The Board designated Mr. Sabatini as an executive officer in January 2018.

Brooks G. Gordon, Managing Director and Head of Asset Management, Age 40
W. P. Carey Inc.:
■Head of Asset Management (since 2016)
■Head of North American Asset Management (2014-2016)
■Various roles in the Asset Management Department (since 2006)
The Hinckley Company: Board Member
Mr. Gordon oversees asset management activity across all property types in North America and Europe. He began his career with the Company over 15 years ago and has spearheaded the Company's proactive asset management strategy, including a focus on organic investment opportunities and developing an agile, data-driven approach to management of the Company's growing portfolio. Mr. Gordon serves as co-head of the Company's ESG Committee and sits on the Operating Committee. The Board designated Mr. Gordon as an executive officer in January 2018.

2024 Proxy Statement 33

Proposal Two:
Advisory Vote on Executive Compensation
The Board and the Compensation Committee, which is responsible for designing and administering W. P. Carey's executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.
At our annual meeting of stockholders held on June 11, 2020, the Board recommended, and stockholders voted, to hold this advisory vote, known as a "Say-on-Pay" vote, every year, with which the Board agreed. It is expected that the next stockholder "Say-on-Frequency" vote will occur at the 2026 annual meeting of stockholders. Accordingly, and pursuant to SEC rules (and Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), in this Proposal Two, shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of W. P. Carey approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in this Proxy Statement.
Our goal is to maintain an executive compensation program that fosters the short- and long-term goals of the Company and its shareholders. We seek to accomplish this goal by motivating our senior leadership group to achieve a high level of financial performance. We believe that our executive compensation program is designed to align executive pay with performance and to motivate management to make sound financial decisions that increase the value of the Company.
Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast by the stockholders at the virtual meeting, or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board, the Compensation Committee, or W. P. Carey.

The Board recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving the Company's executive compensation.

34 2024 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
The following pages discuss the process and philosophy guiding compensation decisions for the following NEOs during 2023:
■Jason E. Fox – Chief Executive Officer
■John J. Park – President
■ToniAnn Sanzone – Chief Financial Officer
■Gino M. Sabatini – Head of Investments
■Brooks G. Gordon – Head of Asset Management
Compensation Principles
The Company's executive compensation programs have continued to evolve in structure but follow three basic principles, first established by the Company's late founder, Mr. Wm. Polk Carey:

1	Compensation levels should be conservative and prudent	2	Compensation should adequately reward those who create value for the Company and its shareholders	3	Compensation should be tied to the financial performance of the Company

■ The Compensation Committee annually reviews the pay levels of our NEOs against our peers and generally finds our base salaries to be conservative and total compensation aligned with the median among our peers.

■ Approximately 72% of CEO pay and 51% of the remaining NEOs' pay opportunity is provided through equity-based compensation tied to long-term performance and vesting.
■ The Compensation Committee believes that senior management pay outcomes over time should be aligned with the shareholder experience.
■ Further, each of our NEOs is subject to rigorous stock ownership guidelines and our clawback and recoupment policies.

■ For 2023, 89% and 83% of the pay opportunity for our CEO and remaining NEOs, respectively, was at risk and subject to Company and/or stock price performance.
■ The Compensation Committee maintained the structure of our annual and long-term incentive plans and made modest adjustments to our long-term incentive plan for 2023 in anticipation of the strategic office exit.
■ The ultimate value of our performance-based equity awards is tied to 3-year relative TSR or to AFFO per share growth and 3-year relative TSR.

In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2023 compensation levels for the NEOs to help ensure alignment with the Company's performance in 2023. Among these factors were:
■The Company's financial and market performance compared to prior years;
■Performance against predefined objectives, including financial metrics, execution of strategic objectives and new investments;
■Performance versus a peer group of companies as well as the REIT industry and broader economic environment; and
■The Compensation Committee focused particularly on total shareholder return ("TSR") performance.

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Executive Compensation
W. P. CAREY RANK VERSUS COMPANIES IN THE MSCI US REIT INDEX

1-Year	3-Year	5-Year	10-Year

#108 out of 123	#60 out of 120	#50 out of 117	#36 out of 93
2023 Business Highlights
The Compensation Committee also considered the following factors:
■Exiting the office sector to create a more nimble company with higher growth potential via successful execution of the Spin-Off and implementation of an asset sale program to dispose of an additional 87 office properties retained by the Company (the "Office Sale Program").
■During 2023, the Company declared cash dividends totaling $4.067 per share, representing an attractive dividend yield over 6%.
■Our RE AFFO per share was $5.17 for 2023, reflecting our strategic exit from office assets, including the Spin-Off and the Office Sale Program.
■The Company completed investment volume of $1.3 billion, at a weighted average cap rate of 7.6% and a weighted average lease term of 21 years.
■We ended the year with a strong investment grade balance sheet and a substantial liquidity position totaling $2.2 billion, supported by cash proceeds generated from the Spin-Off and Office Sale Program as well as the successful recast and upsizing of our credit facility.
Compensation Highlights
2023 BASE SALARIES:
For 2023, the Compensation Committee approved a salary increase for one of the NEOs, influenced by a market assessment, conducted by the Committee's independent compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook"), and supported by the progress made toward achieving the Company's strategic goals.
2023 BONUS PAYMENTS:
Our NEOs earned bonuses ranging from 81.2% to 100% of the target award. Our 2023 annual cash bonus plan ("ACB") included three financial metrics: RE AFFO per share (weighted 70%), Net Debt to Adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") (weighted 20%), and Cash Interest Expense Coverage (weighted 10%). Each metric provided for a maximum payout of 150% of target, a target payout of 100%, and a threshold payout of 50% of target, with zero payout for performance below the threshold level. As described below, the Compensation Committee, in evaluating the financial metrics in light of the Spin-Off and the Office Sale Program, determined to fund the bonuses using actual results through the last financial period before the Spin-Off combined with projected performance for the remainder of 2023 as if the Spin-Off had not occurred. As a result, 2023 bonus payments were funded at target performance on the RE AFFO per share, Cash Interest Expense Coverage, and Net Debt to Adjusted EBITDA metrics.
Two of our NEOs, Mr. Fox and Mr. Sabatini, receive bonuses tied to additional metrics besides the three financial metrics described above. One-third of Mr. Fox's bonus is determined based on our strategic accomplishments, and he earned a bonus of 100% of target based on the overall Company goals and strategic accomplishments. Two-thirds of Mr. Sabatini's bonus is measured against performance of the Investments Department that he leads, and he earned a bonus of 81.2% of target based on the overall Company goals and the Investments Department's goals.

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Executive Compensation
2021-2023 PERFORMANCE SHARE UNIT AWARD PAYOUTS:
In early 2021, PSUs were granted contingent on three-year performance against pre-established metrics (RE AFFO per share growth and TSR relative to the constituents of the MSCI US REIT Index) up to 300% of target. Similar to the ACB, the Compensation Committee, in evaluating the 2021 PSU performance metrics in light of the Spin-Off and the Office Sale Program, determined to use actual RE AFFO results through the last financial period before the Spin-Off combined with projected performance for the remainder of 2023 as if the Spin-Off had not occurred. No other discretion was applied. In early 2024, the Compensation Committee certified performance achievements and approved a payout equal to 216% of target to all holders of such awards, including all of the NEOs.
2023 LONG-TERM INCENTIVE GRANTS:
The Compensation Committee maintained the same type of long-term incentive grants as in prior years and in 2023 authorized grants to the NEOs in the form of PSUs and time-based RSUs. The Compensation Committee believes this mix of grants creates a strong connection between our multi-year performance and the actual payouts realized by our NEOs. RSUs vest in equal annual installments over a three-year period. For 2023, given the impending strategic exit from office, including the potential Spin-Off, and the difficulty to establish reasonable three-year RE AFFO goals, PSUs were issued with performance based solely on TSR relative to the constituents of the MSCI US REIT Index over a three-year period (2023-2025).
IMPACT OF NLOP SPIN ON INCENTIVE PLAN DESIGN, GOALS AND PAYOUTS:
Over the course of 2023, the Compensation Committee carefully evaluated the appropriate way to incentivize and retain our NEOs in light of the potential Spin-Off and implementation of the Office Sale Program. The table below summarizes the actions and impact of the Spin-Off on all incentive plans active during 2023.

Incentive Plan	Committee Action	Rationale

2023 ACB Plan
■Combine actual results through the last financial period before Spin-Off with projected performance for the remainder of 2023 as if the Spin-Off had not occurred (i.e., part of 2023 for the ACB, all of 2021 and 2022 and part of 2023 for PSUs)

■Align the performance achieved through the last financial period before the Spin-Off with the assumptions that informed the goals set at the outset of each plan
■Avoid creating an incentive to not execute the Spin-Off because of a potentially negative impact on our short-term financial results

2021-2023 PSUs
2022-2024 PSUs
■Combine actual results for RE AFFO per Share for 2022 with the 2023 results also applied to the 2023 ACB and 2021-2023 PSUs
■Score 33% of the overall PSUs (down from 50%) based on 2-year RE AFFO per Share growth against the original growth goals established in 2022
■Score 67% of the overall PSUs (up from 50%) based on 3-year Relative TSR against the same goals established in 2022

■Reward multi-year financial performance while retaining the 3-year retentive period inherent in our PSU design
■Continue to subject 100% of the original target shares to multi-year performance
■Avoid creating an incentive to not execute the Spin-Off because of a potentially negative impact on our short-term financial results

2023-2025 PSUs	■Eliminate RE AFFO per Share as a metric and focus solely on Relative TSR
■Uncertainty around our evaluation of our office exit plans complicated efforts to establish a credible and challenging RE AFFO per Share goal
■Continue to subject 100% of PSUs to multi-year performance (60% of total LTI)

2021, 2022, and 2023 RSUs and PSUs	■Adjust the number of units underlying each unvested RSU and unearned PSU based on the 5-trading day volume weighted average per share price prior to and following the completion of the Spin-Off
■Equitably adjust all awards to maintain the value of each award in conjunction with a material transaction such as the Spin-Off, consistent with the terms of the equitable adjustment provision of our 2017 Share Incentive Plan
■The modifications reduced the unvested RSU and PSU awards

2024 COMPENSATION ACTIONS:
The Compensation Committee determined to maintain the use of three formulaic metrics in our 2024 ACB, but to change from using RE AFFO per share to AFFO per share. As we will not be reporting on RE AFFO per share going forward, since our investment management segment is immaterial, the Committee believes this will better capture total company performance. For the 2024-2026 PSUs, the Compensation Committee determined to return to using two metrics, AFFO per share and relative TSR, with equal weighting. Additionally, the Compensation Committee approved the grant of special RSU awards ranging from $100,000 to

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Executive Compensation
$300,000 to all NEOs other than our CEO. These RSUs recognized the team's effective collaboration and successful execution of the exit from office in a period of significant lending market disruption and volatile equity markets. The awards were granted at the same time as our 2024 annual equity awards and vest in three equal annual installments, consistent with our 2024 annual RSU grants.
RESULTS OF 2023 ADVISORY VOTE ON EXECUTIVE COMPENSATION:
At our 2023 Annual Meeting, more than 90% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee considered the outcome of that advisory vote to reflect approval of the Compensation Committee's compensation philosophy and implementation. However, the Compensation Committee will continue to consider the outcome of our Say-on-Pay votes and any other shareholder feedback when making future compensation decisions for the NEOs.
COMPENSATION PHILOSOPHY AND DECISION-MAKING PROCESS:
Our compensation philosophy and our processes for compensating executive officers are overseen by the Compensation Committee. The Compensation Committee currently consists of four directors, each of whom is independent within the meaning of the Listing Standards of the NYSE. The Compensation Committee's responsibilities include setting our executive compensation principles and objectives, setting and approving the compensation of executive officers, and monitoring and approving our general compensation programs.
The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Compensation Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for NEOs from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.
Compensation Philosophy
Our compensation programs are designed to align executive pay with our performance and to motivate management to make sound financial decisions that increase the value of the Company. The Compensation Committee believes that a blend of incentive programs is the most appropriate way to encourage the achievement of outstanding financial performance, and alignment with shareholders. In determining the compensation of our NEOs, the Compensation Committee generally relies on formulaic incentive programs, while maintaining the ability to exercise its best judgment and take into account the many aspects of performance that make up an individual's contribution to the Company's success, including teamwork, creativity, good judgment and integrity.
For 2023 compensation, the Compensation Committee examined a broad range of information on financial performance, as described above. The Compensation Committee also reviewed information on the performance of and contributions made by individual executive officers (other than the CEO) and, in doing so, placed substantial reliance on information received from, and the judgment of, the CEO. The Compensation Committee's decisions with regard to CEO compensation are made in executive session in consultation with its independent compensation consultant. The Compensation Committee also periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points for all NEOs. The Compensation Committee strives to provide target pay opportunities (including base, bonus and long-term incentives) that generally fall within a 15% range of the median of the market but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.
Role Of The Independent Compensation Consultant
The Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters. During 2023, the Compensation Committee continued to engage FW Cook as its independent compensation consultant. FW Cook conducts independent studies and provides objective advice on executive and non-employee director compensation. FW Cook's role with the Company is as an adviser to the Compensation Committee on executive compensation matters. Each year, the Compensation Committee conducts an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FW Cook. In conducting that assessment for 2023, the Compensation Committee reviewed a variety of factors, including those required by SEC rules, and determined that no such conflict of interest existed and that they are independent under the applicable SEC and NYSE listing independence criteria.

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Peer Comparison Group
When determining compensation levels for the NEOs, the Compensation Committee considers several external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to us, as noted below, and with whom we compete for executive talent. FW Cook annually reviews the peer group to confirm the overall reasonableness of the group for compensation and design benchmarking purposes. The Compensation Committee then determines what changes, if any, are appropriate.
The companies included in the peer group generally have the following characteristics:
■Companies that operate as publicly traded, internally-managed REITs;
■Companies within a reasonable size range, primarily measured by market capitalization and enterprise value; and
■Companies that may meet additional qualitative criteria intended to identify those most similar in business model and asset mix to the Company, including factors such as: net lease focus, exposure to multiple asset classes, national diversity, diversified tenant base, and international operations.
In March 2022, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2023 pay decisions. Based on the review, the Compensation Committee determined to remove VEREIT due to its acquisition by Realty Income and to add Duke Realty to align with its goal of positioning us within a reasonable range of median on key size metrics while considering the applicable qualitative criteria.

Peer Group (used to inform 2023 pay decisions)

Alexandria Real Estate	Gaming and Leisure Properties	Omega Healthcare
Brixmor Property Group	Healthpeak Properties	Realty Income Corporation
Digital Realty Trust	Kimco Realty Corporation	STORE Capital
Duke Realty	Medical Properties Trust	Ventas
EPR Properties	National Retail Properties	Welltower
Peer Group Changes
In March 2023, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2024 pay decisions. Based on the review, the Compensation Committee determined to remove Duke Realty due to its acquisition by Prologis and STORE Capital as a result of its privatization.

Peer Group (used to inform 2024 pay decisions)

Alexandria Real Estate	Healthpeak Properties	Realty Income Corporation
Brixmor Property Group	Kimco Realty Corporation	Ventas
Digital Realty Trust	Medical Properties Trust	Welltower
EPR Properties	National Retail Properties
Gaming and Leisure Properties	Omega Healthcare

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Executive Compensation
Elements of Compensation
We use base salary, annual cash incentives, and long-term equity incentives, as well as a range of benefit plans, as tools to help achieve its compensation objectives. Our approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards vesting over time helps to promote a long-term perspective and further align management's interests with that of our shareholders.

Element	Form	Compensation Objectives and Key Features

Base Salary	Fixed Cash
■ Fixed compensation component that provides a base level of competitive cash to compensate the executive officer for the scope and complexity of the position.
■ Amounts based on an evaluation of the executive officer's experience, position and responsibility; intended to be competitive in the marketplace to attract and retain executives.

Annual Cash Incentive Award	Performance-Based Cash
■ Variable cash compensation component that provides an incentive opportunity based on performance against objective Company performance metrics, RE AFFO per share, Net Debt to Adjusted EBITDA, and Cash Interest Expense Coverage for 2023, subject to the Compensation Committee's discretion based on its assessment of overall Company strategic and individual performance.
■ For 2023, 33% of Mr. Fox's bonus opportunity included measurement against strategic goals established by the Committee, and two thirds of Mr. Sabatini's bonus was measured against performance of the Investment Department that he leads.

Long-Term Equity Incentives	Performance Stock Units (60% of LTI value) and Restricted Stock Units (40% of LTI value)
■ Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term shareholder value, and to motivate our management to achieve long-term growth for the Company.
■ For 2023, PSU awards under the long-term incentive plan (“LTIP”) are tied to three-year relative TSR performance versus the constituents of the MSCI US REIT Index.
■ RSU awards vest in equal annual installments over a three-year period.

Base salary generally comprises a relatively small portion of our CEO and other NEO pay (11% and an average of 18% in 2023, respectively). The equity portion of pay has tended to represent the largest portion of our CEO and other NEO total pay (72% and an average of 51% in 2023, respectively), based on the Compensation Committee's philosophy of aligning executive compensation with Company performance and shareholder interests.
The table below summarizes the 2023 elements of compensation and resulting target total compensation for each of the NEOs:

Executive	Base Salary ($)	Target Annual Cash Incentive Opportunity ($)	Target Long-Term Equity Grant ($)	Target Total Compensation ($)

Jason E. Fox	1,000,000	1,500,000	6,500,000	9,000,000
John J. Park	550,000	1,000,000	1,750,000	3,300,000
ToniAnn Sanzone	550,000	750,000	1,950,000	3,250,000
Gino M. Sabatini	500,000	1,500,000	1,350,000	3,350,000
Brooks G. Gordon	450,000	550,000	1,050,000	2,050,000

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Executive Compensation
For 2023, the mix for total compensation is illustrated in the following graphs:

Chief Executive Officer Pay Mix 2023

Base Salary 11%
Target Bonus 17%
Long-Term Incentive 72%
At-Risk 89%

Other NEOs Pay Mix 2023

Base Salary 17%
Long-Term Incentive 51%
Target Bonus 32%
At-Risk 83%

BASE SALARY
Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. Our overall philosophy is that, in most cases, base salaries for officers, including those for executive officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Compensation Committee considered the following factors:
■the nature and responsibility of the position;
■the expertise of the individual executive;
■changes in the cost of living and inflation;
■the competitive labor market for the executive's services; and
■the recommendations of the CEO with respect to executive officers who report to him.
Base salaries for the executive officers are subject to annual review by the Compensation Committee, which considers competitive market data provided by FW Cook.
The Compensation Committee may determine to adjust NEO salaries, individually or overall, at any time. When considering potential changes to base salaries for executive officers, the Compensation Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have generally aligned with the 25th percentile and total compensation has aligned with the 50th percentile across the NEO group. Informed by the factors described above, the Compensation Committee approved a salary increase for Mr. Gordon from $425,000 to $450,000 (+6%) and did not increase the salaries for the other NEOs for 2023.
ANNUAL CASH INCENTIVES
Our 2023 ACB plan was designed to motivate our NEOs to deliver strong financial performance and to provide a clear link between pay and performance.
The Compensation Committee established target bonus opportunities for each NEO based on a variety of factors, including competitive market data, individual performance, and role criticality. NEOs were eligible for a maximum payout of up to 150% of the target value.
Funding was calculated using three financial performance metrics, RE AFFO per share (weighted 70%), Net Debt to Adjusted EBITDA (weighted 20%), and Cash Interest Expense Coverage (weighted 10%). The Compensation Committee placed the highest weighting on RE AFFO per share, as it represents a key metric of our financial success. Net Debt to Adjusted EBITDA and Cash Interest Expense Coverage are critical to maintaining a competitive cost of capital, which serves as a key driver of our future growth.
Our three metrics are all distinct, measurable, and rigorous, and provide our NEOs with a clear view of how our financial performance impacts compensation. Funding based on the financial performance on these three metrics ranges from 50% to 150% of target, with zero payout for performance below the threshold level. The Compensation Committee maintains its discretion to increase or decrease the formulaically funded payout based on its assessment of overall Company performance in appropriate circumstances.

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Executive Compensation

Financial Performance Metric	Weighting	Performance Range	Payout Target

RE AFFO per Share	70%
Threshold		$5.19	50%
Target		$5.35	100%
Maximum		$5.51	150%
Adjusted Results		$5.35	100%
Net Debt to Adjusted EBITDA	20%
Threshold		6.0x	50%
Target		5.7x	100%
Maximum		5.4x	150%
Adjusted Results		5.7x	100%
Cash Interest Expense Coverage	10%
Threshold		4.8x	50%
Target		5.1x	100%
Maximum		5.4x	150%
Adjusted Results		5.1x	100%
		Total Weighted Payout	100%
As we neared the expected Spin-Off, the Compensation Committee reviewed our 2023 year-to-date actual results and our forecasted results for the balance of 2023 with and without the office assets that we expected to Spin-Off and to sell from our balance sheet. The original ACB goals established at the start of 2023 did not contemplate the exit from office, as we could not sufficiently predict exactly when and under what financial terms the Spin-Off and asset sales would be executed. The Compensation Committee's review of our projections with and without our prior office assets indicated that the projected payout on the 2023 ACB would decline meaningfully simply by virtue of the office exit. Given that the original goals did not reflect the potential office exit, the Compensation Committee determined to calculate results for the 2023 ACB based on our actual results through the financial period shortly before Spin-Off and our projected results for the balance of 2023 assuming the office exit did not occur, measured against the goals established at the beginning of 2023. Our actual financial results against the three financial metrics described above leading up to Spin-Off, coupled with projected results for the fourth quarter of 2023, yielded a target payout. The Compensation Committee viewed this adjustment to our results as appropriate and fair to our NEOs, as it wanted to avoid an unintended outcome of incentivizing our NEOs to not execute the Spin-Off on the terms and conditions established in the latter part of 2023.
The three financial metrics above determined the total of the annual cash bonus payouts for Mr. Park, Ms. Sanzone, and Mr. Gordon. Based on our overall performance, each of these officers earned a payout of 100% of target.
For 2023, one-third of Mr. Fox's annual bonus was tied to execution of strategic goals, with our financial performance determining the other two-thirds of his payout. Mr. Fox's strategic goals approved by the Compensation Committee for 2023 included talent development, advancing our growth strategy, and diversifying our investments. No formulaic, quantitative goals with formal threshold, target, or maximum goals existed for the three components of Mr. Fox's strategic goals, instead the Compensation Committee considered a variety of quantitative and qualitative data on our financial performance and our people strategy in determining the final payout. Based on its overall assessment of our performance during 2023, including the execution of our exit from office assets, including the Spin-Off, the Compensation Committee determined to award Mr. Fox a 100% of target payout on the strategic component, resulting in an overall payout of $1,500,000, or 100% of his target bonus.
Mr. Sabatini's 2023 bonus was weighted one third to the financial performance metrics and two thirds to specific performance metrics tied to the performance of the Investments Department that he leads, including investment volume and deal quality. For competitive reasons, we do not disclose publicly the specifics related to these goals. The Compensation Committee awarded Mr. Sabatini an overall payout of $1,218,000, or 81.2% of target.

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ACTUAL BONUSES AWARDED TO THE NEOS
Actual NEO bonuses for those other than Mr. Sabatini were paid at 100% of target as described above. In addition, bonuses for Messrs. Fox and Sabatini also reflect performance against strategic goals and the Investments Department as measured by investment volume and quality, respectively. The NEO cash incentive payouts for 2023 performance, which were paid in early 2024, are shown in the table below:

Executive	2023 Target Bonus ($)	Payout as Target (%)	2023 Actual Bonus ($)

Jason E. Fox	1,500,000	100	1,500,000
John J. Park	1,000,000	100	1,000,000
ToniAnn Sanzone	750,000	100	750,000
Gino M. Sabatini	1,500,000	81.2	1,218,000
Brooks G. Gordon	550,000	100	550,000
LONG-TERM INCENTIVE PLAN AWARDS
The LTIP is designed to reward key managers for high performance and to drive shareholder value. Awards for our NEOs are delivered 40% in the form of time-based RSUs that vest in equal annual installments over a three-year period and 60% in the form of PSUs that are earned after a three-year performance period based on the achievement of specific performance goals established at the beginning of the cycle. The Compensation Committee approves PSU goals after evaluating goals proposed by management which consider our long-term financial plan, historical results, and expected results. The Compensation Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Compensation Committee's independent compensation consultant assists the Compensation Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.
The table below presents the LTIP award amounts for 2023. These amounts may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Tables since SEC disclosure rules require companies calculate and present the grant date fair value of equity awards based on accounting fair value estimates. The table below presents the LTIP award amounts for 2023. The amounts represent the Compensation Committee's approved value as determined based on a variety of factors, including market competitiveness, internal equity, contribution, experience, and uniqueness of role. Once approved, the Company's grant date stock price is used to determine the number of shares ultimately awarded. The grant date fair value is calculated by multiplying the number of shares awarded by the Company's fair value estimate at time of issuance.
The Compensation Committee regularly reviews our progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company's actual performance compared to the pre-set goals in order to determine the payout level achieved. PSUs may be earned between 0% and 300% of the target number of shares granted depending on our TSR relative to the constituents of the MSCI US REIT Index. As we could not sufficiently predict when, and under what financial terms, the Spin-Off and asset sales would be executed, it became difficult to establish reasonable three year RE AFFO goals. As a result, the Compensation Committee eliminated the use of RE AFFO per Share as a metric for the 2023-2025 PSUs. Relative TSR aligns with the Company's goals of outperforming an established benchmark index for similar REITs both through growing share price and delivering a sustainable dividend. Payment levels are linearly interpolated between each level of performance to recognize, reward, and incentivize incremental performance gains between each performance goal.

Executive	Target LTI Award ($)	Value of PSUs (60% of total) ($)	Value of RSUs (40% of total) ($)

Jason E. Fox	6,500,000	3,900,000	2,600,000
John J. Park	1,750,000	1,050,000	700,000
ToniAnn Sanzone	1,950,000	1,170,000	780,000
Gino M. Sabatini	1,350,000	810,000	540,000
Brooks G. Gordon	1,050,000	630,000	420,000
In April 2023, each of Messrs. Fox, Park, Sabatini and Gordon and Ms. Sanzone also received a separate grant of 50 RSUs in connection with the celebration of the Company's 50th Anniversary, which is not shown in the table above, with a grant date fair value of $3,814. This grant of RSUs was made to all Company employees and was fully vested upon grant.

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Executive Compensation
In November 2023, Ms. Sanzone also received a separate grant of RSUs for reaching an anniversary milestone, which is not shown in the table above, with a grant date value of $5,484. The grant of RSUs for anniversary milestones are available to all employees for achievement of years of service and are subject to vest in three annual installments commencing on February 15 of the year following the year granted.
Similar to the 2023 ACB, the Compensation Committee recognized that the expected exit from the office sector would impact our 2023 RE AFFO per share that would determine the payout for that metric in our 2021-2023 PSUs. The Compensation Committee made an identical adjustment to our 2023 RE AFFO per share result, which was used for calculating that component of the 2021-2023 PSUs, as illustrated in the table below. The calculation of our 2021-2023 PSU payout is presented in the table below. Our NEOs also earned dividend equivalent shares on their earned PSUs, which were delivered in equal proportion to the number of underlying shares earned.
2021-2023 PSUs

Performance Level	RE AFFO per Share (Compound Growth Rate) (%)	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<1.0	<25th Percentile	—
Threshold	1.0	25th Percentile	50
Target	2.0	50th Percentile	100
Stretch	4.0	75th Percentile	200
Maximum	5.0	90th Percentile	300
Actual Results	5.16	58th Percentile
Payout	300.0%	132.0%	216.0%
For 2023, the Compensation Committee removed RE AFFO per share as a metric given the potential exit from office at some point over the 2023-2025 period, as discussed above, and determined to tie performance solely to Relative TSR over the three-year period for these awards. As a result, the following metrics apply:
2023-2025 PSUs

Performance Level	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<25th percentile	—
Threshold	25th percentile	50
Target	50th percentile	100
Stretch	75th percentile	200
Maximum	90th percentile	300
Other Compensation and Benefits
DEFERRED COMPENSATION PLANS
Payment of the shares underlying LTIP awards may be deferred pursuant to the Company's Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. Messrs. Fox, Park and Sabatini elected to defer receipt of the underlying shares for awards of RSUs and PSUs that were granted in 2023 and Ms. Sanzone elected to defer receipt of the underlying shares for awards of PSUs that were granted in 2023 through the Company's Deferred Compensation Plan.
Deferred awards under certain prior compensation plans are also maintained in the Deferred Compensation Plan. These partnership equity unit plans, or PEP Plans, were discontinued in 2007, and the PEP awards were converted to RSUs in 2009. These Rollover RSUs, which were required to be deferred for a minimum of two years, are payable in accordance with the employees' prior elections. Currently, of the NEOs, Messrs. Fox, Park and Sabatini hold Rollover RSUs.

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Deferred awards do not accrue interest or amounts other than dividend equivalents as may be required pursuant to underlying award agreements. Deferred amounts are payable in accordance with participants' deferral elections.
BENEFITS AND PERQUISITES
Our NEOs are provided with benefits that are generally consistent with those provided to all of our employees. The Company does not maintain any defined benefit pension plans. We maintain a profit sharing plan, pursuant to which the Company contributed 10% of an employee's total cash compensation, up to annual limits, into the plan on their behalf during 2023, as well as the Company's Employee Stock Purchase Plan ("ESPP"), under which eligible employees in 2023 could purchase Company stock at a discount of 10% off the market price of the Common Stock on the last day of two semi-annual purchase periods, up to applicable limits, and must hold the shares purchased for at least one year. We also maintain an employee-funded 401(k) plan and a Roth 401(k) plan. These plans are generally available to all employees, including the NEOs.
Compensation Governance
We design our compensation plans within a set of strong compensation governance provisions. These include:

What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our LTIP	✗	Do not provide excise tax gross-ups
✓	Deliver a majority of the LTIP value at grant through PSUs measuring three-year performance	✗	Do not have employment agreements
✓	Provide total compensation opportunities that approximate the market median	✗	Do not have executive perquisites
✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow dividends to be currently paid on unearned PSUs or unvested RSUs.
✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging
✓	Maintain a clawback policy and recoupment policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs
✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

Employment Agreements
We have, from time to time, entered into employment agreements when we have deemed it to be advantageous in order to attract or retain certain individuals. None of the NEOs have employment agreements as of the date of this Proxy Statement.
Stock Ownership Guidelines
In January 2013, our Board adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the non-employee directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable stock ownership requirements are presented below:

Position	Ownership Requirement

CEO	6x annual salary
Other NEOs	3x annual salary
Non-Executive Directors	5x annual cash retainer

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The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five-year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans, and deferred stock units held following the vesting of restricted stock, RSUs, and PSUs are counted, excluding unvested RSUs and unearned PSUs.
As of the date of the Proxy Statement, the five-year phase-in period had been reached for Directors Mark A. Alexander, Peter J. Farrell, Robert J. Flanagan, Margaret G. Lewis, Chris Niehaus and Nick J.M. van Ommen and all the NEOs, each of whom has met the requirement. All other non-executive directors are on track to comply with the requirement within the five-year period.
Clawback Policy
Our Board approved a new Dodd Frank Clawback Policy ("DF Clawback Policy") to align with the final rules published by the NYSE in 2023. The policy applies to our executive officers and provides, subject to limited exceptions, for mandatory clawback of excess incentive compensation in the event the Company's financial results are restated due to material noncompliance with any financial reporting requirement. The clawback period covers the three completed fiscal years preceding the date the Company determines that the Company is required to prepare an accounting restatement. Excess incentive compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure that was in excess of the amount that such covered officer would have received taking into account the restated financial results. The DF Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.
Additionally, we continue to retain a recoupment policy ("Recoupment Policy") that has been in place since 2013 that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or all forms of equity based compensation that are based in whole or in part on the achievement of performance targets or stock price increases paid to our employees ("Covered Employees"). This recoupment policy applies where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Employee received an excess incentive as a result and that the Covered Employee engaged in ethical misbehavior. Our Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but our Board may require the recoupment of up to the total amount of performance‑based compensation, rather than the excess amount, for any Covered Employee who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation. This discretionary policy cannot supersede any required recoupment for our NEOs also covered under our DF Clawback Policy; it provides an additional level of discretion for our Board to act appropriately in its best judgment should other circumstances arise that suggest recoupment may be appropriate.
Anti‑Hedging Policy
We have adopted a policy that prohibits its employees and nonemployee directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.
Pledging Policy
We have a robust policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times. We believe that the pledging of nonmaterial amounts of equity does not disconnect the interests of employees with those of the shareholders when used reasonably and appropriately. Our compensation program provides for a significant portion of an executive's compensation to be paid in shares, with the intent of providing clear alignment of our executives with our shareholders. We believe that the pledging of shares, within the meaningful limits described, is a reasonable part of our compensation and governance programs and helps enable executives to maintain stock ownership levels in excess of the Company's robust Stock Ownership Guidelines.
Risk Assessment
The Compensation Committee, with the assistance of its independent compensation consultant, annually performs an assessment of compensation related risks for the Company's primary compensation programs. For 2023, the Compensation Committee determined that there were no elements of the Company's compensation programs that would be reasonably likely to have a material adverse impact on the Company.
Other Considerations
Section 162(m) of the Code currently limits the deductibility of compensation in excess of one million dollars paid to the CEO, CFO or another "covered employee" (as defined by Section 162(m)), or who was such an employee beginning in any year after 2017. Accordingly, compensation awarded to covered employees in excess of one million dollars will generally not be deductible.

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The Compensation Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
COMPENSATION COMMITTEE*
Peter J. Farrell, Chair
Mark A. Alexander
Tonit M. Calaway
* Although the membership of the Compensation Committee as of the date of this Proxy Statement, as reflected in the Committees of the Board of Directors section shown earlier in this Proxy Statement, has changed, the members of the Compensation Committee listed here were the members who participated in the review, discussion and recommendation actions noted in this Report.
Compensation Committee Interlocks and Insider Participation
Each of the Compensation Committee members whose names appear under the heading Compensation Committee Report above were Compensation Committee members during all of 2023. No member of the Compensation Committee during 2023 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2023.

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Summary Compensation Table
The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2023, 2022, and 2021. For purposes of this table, our NEOs for 2023 were: our Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers at December 31, 2023 as calculated in accordance with SEC rules. There were no other executive officers during 2023. In accordance with rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Jason E. Fox(4)(5) CEO	2023	1,000,000	—	9,254,316	1,500,000	33,000	11,787,316
	2022	996,154	—	6,478,409	1,900,000	30,500	9,405,063
	2021	800,000	—	7,069,384	2,205,000	29,000	10,103,384
ToniAnn Sanzone(5)(6) CFO	2023	550,000	—	2,784,346	750,000	33,000	4,117,346
	2022	549,519	—	2,049,020	1,050,000	30,680	3,679,219
	2021	525,000	—	2,127,302	1,102,500	29,592	3,784,394
John J. Park(5)(7) President	2023	550,000	—	2,494,179	1,000,000	33,000	4,077,179
	2022	549,519	—	1,814,125	1,400,000	30,500	3,794,144
	2021	525,000	—	2,192,684	1,470,000	30,115	4,217,799
Gino M. Sabatini(5) Head of Investments	2023	500,000	—	1,924,959	1,218,000	33,000	3,675,959
	2022	500,000	—	1,348,016	1,359,000	32,439	3,239,455
	2021	500,000	—	1,636,318	1,267,000	29,000	3,432,318
Brooks G. Gordon(5)(8) Head of Asset Management	2023	449,519	—	1,498,021	550,000	33,000	2,530,540
	2022	424,519	—	1,024,509	770,000	30,500	2,249,528
	2021	400,000	—	1,120,430	808,500	29,000	2,357,930
1.Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2017 SIP for awards in 2021, 2022 and 2023. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 was adjusted pursuant to the equitable adjustment provision of the 2017 SIP, equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share price of our common stock following the Spin-Off. The modifications reduced the unvested RSU and PSU awards. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2021 and 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in minimal incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718. For details of the individual grants of RSUs and PSUs during 2023, please see the 2023 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023, disregarding estimates of forfeitures. The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the 2023 PSUs would be: $11,699,931 for Mr. Fox, $3,509,827 for Ms. Sanzone, $3,149,766 for Mr. Park, $2,429,900 for Mr. Sabatini, and $1,889,809 for Mr. Gordon; for 2022, $10,799,803 for Mr. Fox, $3,419,950 for Ms. Sanzone, $3,014,804 for Mr. Park, $2,249,929 for Mr. Sabatini, and $1,709,975 for Mr. Gordon; for 2021, $8,099,874 for Mr. Fox, $2,437,394 for Ms. Sanzone, $2,512,308 for Mr. Park, $1,874,841 for Mr. Sabatini, and $1,274,932 for Mr. Gordon.
2.Amounts shown represent payments under our annual cash bonus plan, which were paid in early 2024, 2023 and 2022 for performance in 2023, 2022 and 2021, respectively.
3.The All Other Compensation column includes compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan. Mr. Fox, Ms. Sanzone, Mr. Park, Mr. Sabatini and Mr. Gordon all received $33,000, $30,500 and $29,000 in profit sharing contributions for 2023, 2022 and 2021, respectively.
4.The Stock Awards column amount for 2022 includes an anniversary grant of 100 RSUs with a grant date fair value of $7,844 made in connection with an anniversary grant to Mr. Fox, as discussed in the Compensation Discussion and Analysis above.
5.The Stock Awards column amount for 2023 includes a grant of 50 RSUs with a grant date fair value of $3,814 in connection with the Company's 50th Anniversary to Mr. Fox, Ms. Sanzone, Mr. Park, Mr. Sabatini and Mr. Gordon, as discussed in the Compensation Discussion and Analysis above.

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6.The Stock Awards column amount for 2023 includes an anniversary grant of 100 RSUs with a grant date fair value of $5,484 made in connection with an anniversary grant to Ms. Sanzone, as discussed in the Compensation Discussion and Analysis above.
7.The Stock Awards column amount for 2022 includes an anniversary grant of 100 with a grant date fair value of $7,844 made in connection with an anniversary grant to Mr. Park, as discussed in the Compensation Discussion and Analysis above.
8.In January 2023, Mr. Gordon's salary was set at $450,000. The Stock Awards column amount for 2021 includes an anniversary grant of 100 RSUs with a grant date fair value of $7,699 made in connection with an anniversary grant to Mr. Gordon, as discussed in the Compensation Discussion and Analysis above.
2023 Grants of Plan-Based Awards
The following table provides information on awards under our annual cash bonus plan and the LTIP to our NEOs in 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jason E. Fox(5)	—	1,125,000	1,500,000	5,000,000
	1/24/23							30,724	2,603,742
	1/24/23				23,006	46,012	138,036		6,650,574
ToniAnn Sanzone(5)(6)	—	562,500	750,000	5,000,000
	1/24/23							9,352	789,260
	1/24/23				6,902	13,803	41,409		1,995,086
John J. Park(5)	—	750,000	1,000,000	5,000,000
	1/24/23							8,308	703,762
	1/24/23				6,194	12,387	37,161		1,790,417
Gino M. Sabatini(5)	—	1,125,000	1,500,000	5,000,000
	1/24/23							6,420	543,735
	1/24/23				4,778	9,556	28,668		1,381,224
Brooks G. Gordon(5)	—	412,500	550,000	5,000,000
	1/24/23							5,005	423,800
	1/24/23				3,716	7,432	22,296		1,074,221
1.Represents potential payments under our annual cash bonus plan, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section above. The amounts shown for Threshold represent the achievement of the minimum funding of the overall bonus pool based on performance against pre-established goals, without any modification, based on the achievement of certain predetermined strategic goals, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section shown previously in this Proxy Statement. The actual amounts paid under this plan are shown in the Non-Equity Incentive Plan Compensation column for 2023 in the Summary Compensation Table above. The amounts shown for Maximum represent the per-individual limit under the 2017 Annual Incentive Compensation Plan. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share price of our common stock following the Spin-Off. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2021 and 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in minimal incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718.
2.Reflects awards of PSUs under the 2017 SIP. The underlying shares of Common Stock may be paid out in 2026, after the end of a three-year performance cycle (2023-2025), depending on the achievement of specified criteria, as described in the Compensation Discussion and Analysis section above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share of our common stock following the Spin-Off.

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3.Reflects awards of RSUs under the 2017 SIP, which are scheduled to vest in three equal installments annually commencing on February 15, 2024. Grants of RSUs under the 2017 SIP will not pay dividend equivalents until, and will be conditioned upon, the vesting of the RSUs. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share of our common stock following the Spin-Off.
4.The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. In fiscal year 2023, shares granted were determined based on stock price on date of grant. See the amounts under Stock Awards for 2023 in the Summary Compensation Table presented earlier in this Proxy Statement. For additional information on the valuation assumptions, please refer to Note 15 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.
5.The Stock Awards column amount for 2023 includes a grant of 50 RSUs with a grant date fair value of $3,814 in connection with the Company's 50th Anniversary to Mr. Fox, Ms. Sanzone, Mr. Park, Mr. Sabatini and Mr. Gordon, as discussed in the Compensation Discussion and Analysis above.
6.The Stock Awards column amount for 2023 includes an anniversary grant of 100 RSUs with a grant date fair value of $5,484 made in connection with an anniversary grant to Ms. Sanzone, as discussed in the Compensation Discussion and Analysis above.

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Outstanding Equity Awards at December 31, 2023
The following table sets forth certain information with regard to all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2023. All market values are based on the $64.81 closing price per share of the Common Stock on December 29, 2023.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Jason E. Fox	1/13/21	13,144	851,863	85,167	5,519,650
	1/12/22	19,425	1,258,934	84,351	5,466,766
	11/9/22(2)	66	4,277
	1/24/23	29,829	1,933,217	—	—
ToniAnn Sanzone	1/13/21	3,955	256,324	25,628	1,660,977
	1/12/22	6,152	398,711	26,711	1,731,153
	1/24/23	8,949	579,985	—	—
	11/8/23(2)	100	6,481
John J. Park	1/13/21	4,077	264,230	26,417	1,712,073
	1/12/22	5,423	351,465	23,548	1,526,141
	11/9/22(2)	66	4,277
	1/24/23	8,031	520,489	—	—
Gino M. Sabatini	11/12/20(2)	34	2,204
	1/13/21	3,043	197,217	19,714	1,277,685
	1/12/22	4,048	262,351	17,573	1,138,883
	1/24/23	6,195	401,498	—	—
Brooks G. Gordon	1/13/21	2,070	134,157	13,407	868,915
	10/15/21(2)	34	2,204
	1/12/22	3,076	199,356	13,356	865,576
	1/24/23	4,819	312,319	—	—
1.RSU awards shown in the Number of Shares column vest in three annual installments commencing on February 15 of the year following the year granted. PSU awards shown in the Equity Incentive Plan Awards column have a three year performance period commencing in the year of grant and are scheduled to vest at the end of the third year following grant and certification of performance achievement; the final payout and delivery or deferral of shares occurs in the fourth year following grant. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share of our common stock following the Spin-Off. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2021 and 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in minimal incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718.
2.These RSU awards represent anniversary grants, as discussed in Compensation Discussion and Analysis above.

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The PSU and RSU awards listed above have the following vesting schedules:
■RSU grant dated November 12, 2020 is scheduled to vest in three annual installments commencing on February 15, 2022.
■RSU grants dated January 13, 2021 are scheduled to vest in three annual installments commencing on February 15, 2022.
■PSU grants dated January 13, 2021 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 216% of the Target amount of PSUs, which were paid out in 2024 after the end of the applicable three year performance cycle (2021-2023).
■RSU grant dated October 15, 2021 is scheduled to vest in three annual installments commencing on February 15, 2022.
■RSU grants dated January 12, 2022 are scheduled to vest in three annual installments commencing on February 15, 2023.
■PSU grants dated January 12, 2022 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 193% of the Target amount of PSUs based on performance as of December 31, 2023, which may be paid out in 2025 after the end of the applicable three year performance cycle (2022-2024) if specified performance criteria are ultimately met.
■RSU grants dated November 9, 2022 are scheduled to vest in three annual installments commencing on February 15, 2023.
■RSU grants dated January 24, 2023 are scheduled to vest in three annual installments commencing on February 15, 2024.
■PSU grants dated January 24, 2023 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 0% of the Target amount of PSUs based on performance as of December 31, 2023. PSUs may be paid out in 2026 after the end of the applicable three year performance cycle (2023-2025) if specified performance criteria are ultimately met.
■RSU grant dated November 8, 2023 is scheduled to vest in three annual installments commencing on February 15, 2024.
2023 Stock Vested
The following table contains information about shares acquired by the NEOs upon the vesting of RSUs and/or PSUs, as applicable, during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Jason E. Fox	103,507	8,566,571
ToniAnn Sanzone	29,478	2,440,059
John J. Park	33,702	2,788,349
Gino M. Sabatini	24,826	2,053,991
Brooks G. Gordon	17,022	1,409,285
1.For all NEOs, includes the underlying shares received in February 2023 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2022, the second tranche of the RSUs granted under the LTIP in 2021 and the third and final tranche of the RSUs granted under the LTIP in 2020.
2.For all the NEOs, the actual shares earned underlying the PSUs awarded under the LTIP in 2020, which PSU shares, as well as the related Dividend Equivalent Shares, were all payable in 2023 after the end of their three-year (2020-2022) performance cycle. The Value Realized on Vesting is equal to the product of: the total RSUs vested at $76.27, which was the closing price of the Common Stock on April 3, 2023, the payment date for these shares; the total RSUs vested at $83.63, which was the closing price of the Common Stock on February 15, 2023, the payment date for these shares; and the product of the shares actually earned underlying the PSUs with a 2020-2022 performance cycle, plus the related Dividend Equivalent Shares, at $82.37, which was the closing price of the Common Stock on February 7, 2023, the payment date for these PSU shares. Of these amounts, the payment of certain shares shown was deferred at the election of the executives, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: for Mr. Fox, a total of 103,424 shares were deferred, of which 79,922 were deferred until February 15, 2026, 9,987 were deferred until February 15, 2027 and 13,515 were deferred until separation from service; for Mr. Park, 33,619 shares were deferred until separation from service; and, for Mr. Sabatini, 24,776 shares were deferred until separation from service. See 2023 Nonqualified Deferred Compensation below. This table does not reflect the post Spin-Off equitable adjustment.

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2023 Nonqualified Deferred Compensation
The following table shows the aggregate contributions, earnings, and withdrawals in 2023 for the NEOs under our Deferred Compensation Plan, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The Deferred Compensation Plan allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, and the amounts shown in the table below reflect such deferrals for Messrs. Fox, Park and Sabatini. The Deferred Compensation Plan also includes Rollover RSUs, and the table below reflects ongoing deferrals of Rollover RSUs for Messrs. Fox, Park and Sabatini.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Jason E. Fox	6,702,909	2,110,983	(15,218,146)	23,264,003
ToniAnn Sanzone	—	—	—	—
John J. Park	2,178,847	1,091,258	(1,091,258)	13,587,028
Gino M. Sabatini	1,605,733	2,780,882	(2,780,882)	35,781,407
Brooks G. Gordon	—	—	—	—
1.The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2023, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $64.81, the closing price per share of the underlying Common Stock on December 29, 2023. Amounts shown above are not reflected in the Stock Awards column in the Summary Compensation Table for the last completed fiscal year as they were awarded in prior years, at which time they were reflected in the Summary Compensation Table.
2.The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2023. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
3.The Aggregate Withdrawals/Distributions column represents dividend equivalents and the value of any deferred shares delivered in the year paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2023. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table. The amounts include $250,552 for Mr. Fox, $146,332 for Mr. Park and $385,364 for Mr. Sabatini related to the distribution of NLOP shares made by WPC in conjunction with the Spin-Off.
4.The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, and $64.81, the closing price per share of the underlying Common Stock on December 29, 2023. For each of Messrs. Fox, Park and Sabatini, the amount shown was not previously reported as compensation in the Summary Compensation Tables for previous years because all (in the case of Mr. Sabatini) or a portion of (in the case of Messrs. Fox and Park) the deferred awards were granted prior to the date that the individual became an NEO.
Potential Payments Upon Termination or Change-in-Control
None of the NEOs as of December 31, 2023 had an employment, severance, or change-in-control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.
We do not have any tax gross-up commitment under equity award agreements issued to the NEOs in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.
The following table sets forth the amounts each NEO as of December 31, 2023 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 29, 2023 and that the value of the Common Stock was $64.81 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below.

2024 Proxy Statement 53

Executive Compensation

Name	Death/ Disability ($)	Termination by the Company for Cause ($)	Involuntary Dismissal ($)	Change in Control with Separation(1) ($)	Retirement ($)

Jason E. Fox
RSUs(2)	4,048,292	—	—	4,048,292	—
PSUs(3)	5,410,360	—	5,410,360	16,231,081	5,410,360
Total	9,458,652	—	5,410,360	20,279,373	5,410,360
ToniAnn Sanzone
RSUs(2)	1,241,500	—	—	1,241,500	—
PSUs(3)	1,656,933	—	1,656,933	4,970,798	1,656,933
Total	2,898,433	—	1,656,933	6,212,298	1,656,933
John J. Park
RSUs(2)	1,140,462	—	—	1,140,462	—
PSUs(3)	1,580,025	—	1,580,025	4,740,074	1,580,025
Total	2,720,487	—	1,580,025	5,880,536	1,580,025
Gino M. Sabatini
RSUs(2)	863,269	—	—	863,269	—
PSUs(3)	1,185,678	—	1,185,678	3,557,032	1,185,678
Total	2,048,947	—	1,185,678	4,420,301	1,185,678
Brooks G. Gordon
RSUs(2)	648,035	—	—	648,035	—
PSUs(3)	857,415	—	857,415	2,572,244	857,415
Total(4)	1,505,450	—	857,415	3,220,279	857,415
1.The terms of our outstanding equity awards at December 31, 2023 provide that, in the event of a Change in Control of the Company, as defined in the 2009 SIP and the 2017 SIP, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount, but only if the recipient's employment is terminated following a Change of Control of the Company. As defined in these Plans, and in addition, the payment will be pro-rated through the date of the Change in Control of the Company.
2.Each of the 2009 SIP and the 2017 SIP generally provides that unvested RSUs automatically terminate upon a participant's termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs were fully vested upon issuance and are nonforfeitable, with payout of the underlying shares required to be deferred for a minimum of two years. Rollover RSUs, and any other vested but deferred RSU awards held by the NEOs at December 31, 2023, are included in the Aggregate Balance at Last Fiscal Year End column of the 2023 Nonqualified Deferred Compensation Table presented earlier in this Proxy Statement and, as such, are not shown in the table above.
3.Each of the 2009 SIP and the 2017 SIP generally provides that PSUs automatically terminate upon a participant's termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the pro-rated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. None of our NEOs are age 65, which represents the same definition of retirement age in our profit sharing plan.
4.This table reflects the post Spin-Off equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP.

54 2024 Proxy Statement

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and the annual total compensation of our CEO, Mr. Fox. For these purposes, "annual total compensation" represents the sum of base salary, bonus, overtime, equity awards, profit sharing / pension contributions, if any and all other compensation.
For 2023, our last completed fiscal year:
■the annual total compensation of our "median employee" (excluding our CEO), was $191,323, which we calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K; and
■the annual total compensation of our CEO was $11,787,316, which is the amount reported in the "Total" column of our 2023 Summary Compensation Table included above in this Proxy Statement, with no adjustments.
Based on this information, for 2023 the ratio of the annual total compensation of Mr. Fox to the annual total compensation of the "median employee" was 62 to 1, which is a reasonable estimate that was calculated consistent with the SEC regulation and is based on our records and the methodology described below. Because the SEC rules for identifying the "median employee" and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies, including companies in our peer group, may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
To determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
EMPLOYEE POPULATION AND MEASUREMENT DATE:
■We determined that, as of December 31, 2023, our employee population consisted of 196 individuals, excluding our CEO, with 73% of these individuals located in the United States and 27% located in Europe (United Kingdom and the Netherlands). Of those employees, 188 individuals were full-time employees and eight individuals were part-time employees.
CONSISTENTLY APPLIED COMPENSATION MEASURE:
■We identified our "median employee" as of December 31, 2023. At that time, we determined that the sum of annualized base salary and actual bonus paid was the most suitable measure upon which to identify our "median employee," as it reflects the primary compensation elements for most of our employees.
IDENTIFICATION OF THE MEDIAN EMPLOYEE:
■For our analysis in this Proxy Statement, we used the "median employee" identified as of December 31, 2023.

2024 Proxy Statement 55

Executive Compensation
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation and Company performance for the years listed below. For further information concerning the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Executive Compensation—Compensation Discussion and Analysis." The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay vs. Performance Disclosures(1)(2)(8)
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid for PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid for Non-PEO NEOs(4) ($)	Value of Fixed $100 Investment Based On:		Net Income ($)	RE Adjusted Funds from Operations ("RE AFFO") per Share(7) ($)
					W. P. Carey Total Shareholder Return(5) ($)	MSCI US REIT Index Total Shareholder Return(6) ($)

2023	11,790,275	3,221,775	3,601,851	1,565,237	104.67	113.54	708,263,984	5.17
2022	9,405,063	16,628,053	3,240,587	5,044,873	116.07	99.82	598,482,000	5.20
2021	10,103,384	13,913,308	3,448,110	4,514,778	115.52	132.23	410,122,000	4.89
2020	7,405,905	4,593,269	2,607,968	1,808,871	94.01	92.43	465,955,000	4.60
1.In accordance with the transitional relief under the SEC rules, only four years of information is required as this is our second year of disclosure under Item 402(v) of Regulation S-K. Our principal executive officer ("PEO") for FY2020 through FY2023 was Jason E. Fox. Our other, non-PEO, NEOs for FY2020 through FY2023 for whom the Summary Compensation Table total average compensation and other amounts are presented were ToniAnn Sanzone, John J. Park, Gino M. Sabatini and Brooks G. Gordon.
2.Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718. No adjustments were made to Summary Compensation Table disclosed compensation values pursuant to any defined benefit or actuarial pension plans.
3.The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation "actually paid" to our PEO during each of the years in question. No adjustments were made pursuant to defined benefit or actuarial pension plans and such line items have been excluded from the table below:

PEO "Compensation Actually Paid" Calculation Detail
Compensation Element	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Reported Total Compensation	11,790,275	9,405,063	10,103,384	7,405,905
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(9,254,316)	(6,478,409)	(7,069,384)	(5,152,790)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	4,304,649	8,674,562	8,905,432	4,087,902
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	(5,237,015)	4,714,073	1,478,086	(2,262,027)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	3,813	—	—	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	430,982	(498,000)	(61,131)	182,477
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	1,183,387	810,764	556,921	331,802
"Compensation Actually Paid" Determination	3,221,775	16,628,053	13,913,308	4,593,269

56 2024 Proxy Statement

Executive Compensation
4.The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation "actually paid" to our non-PEO NEOs during each of the years in question:

Average Non-PEO NEO "Compensation Actually Paid" Calculation Detail
Compensation Element	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Reported Total Compensation	3,601,851	3,240,587	3,448,110	2,607,968
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(2,175,376)	(1,558,918)	(1,769,184)	(1,354,093)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	1,011,554	2,087,359	2,228,299	1,077,393
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	(1,286,798)	1,183,777	421,031	(781,946)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	3,813	—	—	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	109,270	(141,646)	(24,085)	85,207
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	300,923	233,714	210,607	174,342
"Compensation Actually Paid" Determination	1,565,237	5,044,873	4,514,778	1,808,871
5.W. P. Carey total shareholder return calculated based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
6.Peer total shareholder return calculated for the MSCI US REIT Index based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
7.See Appendix A for a description of these non-GAAP financial measures.
8.In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted average per-share of our common stock following the Spin-Off. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2021 and 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in minimal incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718.
Our Compensation Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. To promote strong pay-for-performance orientation, when setting executive pay levels, the Compensation Committee considers the Company's absolute and relative total shareholder return, short- and long-term business outlook, including RE AFFO(7) per share and the broader market environment.
The following section provides a description of the relationships between W. P. Carey's total shareholder return relative to a peer comparator index, as well as compensation actually paid relative to W. P. Carey's total shareholder return, net income, and RE AFFO(7) per share over the last three completed fiscal years.

2024 Proxy Statement 57

Executive Compensation
Compensation Actually Paid vs. TSR
Compensation Actually Paid vs. Net Income
Compensation Actually Paid vs. RE AFFO(1) per Share
1.For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures in our consolidated financial statements for the fiscal year ended December 31, 2023 refer to our Annual Report on Form 10-K filed with the SEC on February 9, 2024.

58 2024 Proxy Statement

Executive Compensation
Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
Provided below are the most important measures used to link compensation actually paid with W. P. Carey performance during the most recently completed fiscal year. The measures in this table are not listed in order of importance. See the "Compensation Discussion & Analysis" above and published in our historical proxy statements for additional detail on executive compensation actions.

Performance Metric Tabular Disclosure(1)

RE Adjusted Funds from Operations ("RE AFFO") per Share
Total Shareholder Return
Net Debt to Adjusted EBITDA
Cash Interest Expense Coverage Ratio
1.See Appendix A for a description of these non-GAAP financial measures.
Note, the value ultimately realized by our executive officers is still subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

2024 Proxy Statement 59

Proposal Three:
Approval of the Amended and Restated 2017 Share Incentive Plan
The Company is seeking stockholder approval of an amendment and restatement of the 2017 SIP (as amended and restated, the "A&R Plan"). On March 14, 2024, our Board adopted, subject to stockholder approval, the A&R Plan, which will have 4,000,000 additional shares available and makes the following additional changes:
■adds LTIP Units (as described below under "—Types of Awards") as a type of Award covered by the A&R Plan;
■removes certain provisions which were otherwise required for awards intended to qualify as performance-based compensation under Section 162(m) of the Code prior to its repeal;
■updates the individual limit on non-employee director Awards;
■updates clawback provisions;
■updates the "change of control" definition to include stockholder approval of a plan of liquidation or dissolution; and
■makes certain other immaterial and conforming changes.
If approved by our stockholders, the A&R Plan will become effective as of the date of stockholder approval.
If our stockholders do not approve the A&R Plan pursuant to this Proposal Three, the proposed additional shares of Common Stock will not become available for issuance; the 2017 SIP currently in place (the "Current Plan") will continue in full force and effect; and we may not have enough shares in the reserve to grant awards to our employees in 2025 at the same level at which we have historically granted, which could materially impact our ability to attract and retain employees, require us to use additional cash to compensate employees in lieu of equity awards and put us at a competitive disadvantage compared to peer companies.
The Current Plan is the only equity plan under which stock-based awards may be made and there are no predecessor plans in effect.
Background
The Compensation Committee recommended to the Board that the A&R Plan have 4,000,000 additional shares of Common Stock available. As of March 13, 2024, there were 981,323 shares remaining available for grant under the Current Plan (assuming the payout of outstanding PSUs at target levels of performance applicable to the PSUs). If this Proposal Three is approved, then an aggregate of 8,000,000 shares of Common Stock will be reserved for issuance under awards granted pursuant to the A&R Plan, which includes 4,981,323 shares available for future issuance.
In order to determine the additional number of shares of Common Stock to be authorized under the A&R Plan, the Compensation Committee and the Board considered the need by the Company for the shares and the potential dilution that awarding the requested shares may have on the Company's existing stockholders, and examined a number of factors, including the Company's burn rate and an overhang analysis. The Compensation Committee engaged FW Cook, its independent compensation consultant, to assist in this regard.
The burn rate is the sum of the values of total restricted stock and RSU awards granted by the Company in a fiscal year and the total PSU awards earned in a fiscal year, divided by the value of the weighted average shares of Common Stock outstanding for the year. In fiscal 2021, 2022 and 2023, the Company used a total of 329,230 shares, 379,659 shares, and 411,182 shares, respectively. The following table sets forth information relating to our historical burn rate under the Current Plan over the last three years:

60 2024 Proxy Statement

Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan

	2021	2022	2023	Three Year Average

Restricted Stock Granted	19,269	17,759	26,552	—
RSUs Granted	175,671	217,589	233,641	—
PSUs Earned(1)	151,678	165,615	218,147	—
Share Options Granted	—	—	—	—
Weighted Average Shares Outstanding	182,486,476	199,633,802	215,369,777	—
Burn Rate	0.19%	0.20%	0.22%	0.20%
1.For reference the number of PSUs granted in each fiscal year was 134,290 in 2021, 144,311 in 2022, and 150,989 in 2023.
The Compensation Committee and the Board were satisfied that the Company's average burn rate over the past three years is an acceptable level as it falls below the median of our compensation peer group.
An additional metric that the Compensation Committee and the Board used to measure the cumulative dilutive impact of the equity program is overhang. Overhang is defined as:
■outstanding full value awards, plus
■outstanding share options, plus
■the number of shares available for future grant under the proposed A&R Plan,
■collectively divided by the number of fully diluted shares of Common Stock as of the record date.
As of March 13, 2024, the Company had 22,977 outstanding shares of restricted stock, 533,280 unvested RSUs, 498,162 unvested and unearned PSUs, and no outstanding share options under the Current Plan and all predecessor plans. As of March 13, 2024, the Company had 218,823,907 outstanding shares of Common Stock. The 4,000,000 additional shares proposed for the A&R Plan coupled with the existing full value shares would result in an overhang of 2.68% using the amounts noted above.
Stockholder approval is required for the adoption of the A&R Plan. If the Company's stockholders do not approve the A&R Plan as proposed in this Proxy Statement, the A&R Plan will not be used by the Company. Accordingly, if the stockholders of the Company do not approve the A&R Plan, the Company may continue to use the Current Plan in accordance with its terms and to the extent shares are available under that plan.
As of March 13, 2024, the per-share closing price of our common stock as reported on the New York Stock Exchange was $56.46.
The principal features of the A&R Plan are summarized below. The summary is qualified in its entirety by the full text of the A&R Plan, which is set forth as Exhibit A to this Proxy Statement.
Plan Governance Highlights
The A&R Plan incorporates certain governance best practices, including:
■No evergreen share reserve;
■No "liberal share recycling" of options or share appreciation rights ("SARs");
■Dividends and dividend equivalent rights on all other awards are deferred until the vesting restrictions imposed on such awards lapse;
■Minimum 100% fair market value exercise price for options and SARs;
■No "liberal" change of control definition;
■No automatic single-trigger acceleration on a change of control transaction;

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Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
■No repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for adjustments with respect to a change of control or an equitable adjustment in connection with certain corporate transactions; and
■Awards are subject to clawback provisions.
General
The purpose of the A&R Plan is to encourage and enable the officers, employees, consultants and non-employee directors upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary stake in the Company.
Employees, including officers of the Company or any subsidiary or affiliate, consultants and non-employee directors who are responsible for or contribute to the management, growth or profitability of the Company are eligible to receive awards under the A&R Plan. It is currently expected that all of our employees, which as of December 31, 2023 was 197 employees, nine non-employee directors and one consultant, will be eligible to participate in the A&R Plan.
The A&R Plan will have a maximum aggregate number of shares for which awards may be granted of 4,000,000 shares of Common Stock, subject to adjustment in the event of share splits and similar events and subject to the counting and substitution provisions of the A&R Plan. No awards may be granted under the A&R Plan subsequent to June 12, 2034.
If any award under the A&R Plan is forfeited, canceled, reacquired by the Company, cash-settled or otherwise satisfied without the issuance of Shares or otherwise terminated, other than by exercise, the number of shares of Common Stock subject to the award are again available for purposes of the A&R Plan, provided that the participants have received no benefits of ownership of the underlying shares. Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from the award to pay the exercise price of an award or for purposes of satisfying a tax withholding obligation on awards other than full value awards, are not available for re-issuance under the A&R Plan. Shares that are delivered or withheld from full value awards for purposes of satisfying a tax-withholding obligation are, however, available for re-issuance under the A&R Plan. Also, the total number of shares subject to share options or share appreciation rights exercised, regardless of whether shares are issued as a result of net settlement, are not available for re-issuance under the A&R Plan, except that the exercise of tandem share appreciation rights or related share options are counted as one exercise. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options are not available for re-issuance under the A&R Plan.
The minimum vesting schedule applicable to equity awards is a service period of no less than one year, with ratable vesting only permitted following the one year anniversary of a grant, except (i) in the case of a participant's death or disability or a Change of Control, as defined in the A&R Plan, and (ii) for non-employee director awards which will vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least (50) weeks after the immediately preceding year's annual meeting. The minimum vesting limitation does not apply to equity awards granted for up to an aggregate of five percent of the maximum number of shares that may be issued under the A&R Plan, which may be issued without minimum vesting requirements. The minimum vesting provisions may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of awards under the A&R Plan.
With respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event may dividends or dividend equivalents be paid with respect to share options or share appreciation rights.
The Compensation Committee may determine that an award shall be forfeited and/or shall be repaid to the Company pursuant to the terms of the Company's DF Clawback Policy and Recoupment Policy, as may be amended, or any similar Company policy, and the Compensation Committee retains the right to further include, in an award agreement, clawback provisions related to participant misconduct and/or the participant's violation of Company policy. Any incentive based compensation otherwise payable or paid to current or former executive officers shall be subject to the Company's DF Clawback Policy and Recoupment Policy, the terms of the applicable award agreement, and any applicable regulatory requirements.
Other than pursuant to an equitable adjustment, the Committee shall not without the approval of the Company's stockholders (A) lower the exercise price per share of an option or SAR after it is granted, (B) cancel an option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another award (other than in connection with a change of control), or (C) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.
Administration
The A&R Plan will be administered by our Compensation Committee (the "Committee"), consisting of not less than three members of the Board at all times. Each member of the Compensation Committee must be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and an independent director under the rules of the NYSE. However, the Board will administer the A&R Plan,

62 2024 Proxy Statement

Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
and otherwise exercise the same authority as the Committee, with respect to grants to non-employee directors. As used in this section with respect to the administration of the A&R Plan, the Committee shall refer to the Compensation Committee in the case of grants made to employees and consultants and to the Board in the case of grants made to non-employee directors.
The Committee has full authority, in its discretion, to interpret the A&R Plan and to approve the awards issued. The types of awards which the Committee has authority to grant are (1) restricted share awards, (2) restricted share units, (3) performance share awards, (4) performance share units, (5) performance cash awards, (6) LTIP Unit awards, (7) dividend equivalent rights, (8) share options and (9) share appreciation rights. Each of these types of awards is described below. The number of shares available under any outstanding awards and the exercise price of awards are adjusted in the event of share dividends and similar events. However, non-employee directors may only receive share options, restricted shares and restricted share units.
Types of Awards
RESTRICTED SHARE AWARDS AND RESTRICTED SHARE UNITS
General
Restricted shares are an award of shares of Common Stock, either at no cost or at a price determined by the Committee, subject to established restrictions and conditions. Restricted share units, or RSUs, represent a right to receive shares of Common Stock or cash based upon established restrictions and conditions.
Restricted shares and RSUs will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares or units while subject to restriction) as the Committee may impose and may be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment or service and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The award agreement between the Company and the awardee will set forth the number of restricted shares or RSUs awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted shares or RSUs in whole or in part, and such other terms and conditions as the Committee in its discretion deems appropriate. The minimum vesting schedule applicable to equity awards, as described above, applies to restricted stock and RSUs.
Unless otherwise determined by the Committee, restricted shares and RSUs are forfeited upon termination of employment or service as a non-employee director for any reason prior to vesting.
Restricted Shares
Following a restricted share award and prior to the lapse or termination of the applicable restrictions, the restricted shares or electronic entry evidencing the shares will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the record in book-entry form will be delivered to the awardee. From the date a restricted share award is effective, however, the awardee will be a stockholder with respect to the restricted shares and will have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject to the restrictions and limitations imposed by the Committee and provided that no dividends may be paid until, and are conditioned upon, the vesting of the restricted shares.
Restricted Share Units
The award agreement for RSUs will specify the time and form of payment of vested RSUs. The Company's obligation with respect to RSUs may be paid in shares of Common Stock or cash, or partially in each. RSUs may provide for dividend equivalent rights, as determined by the Committee, provided that no dividend equivalents may be paid until, and are conditioned upon, the vesting of the RSUs.
PERFORMANCE SHARE AWARDS, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS
General
Performance shares represent an award entitling the recipient to acquire shares of Common Stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals based on performance criteria established by the Committee at the time of the award. Performance share units, or PSUs, represent a right to receive shares of Common Stock or cash based on the achievement, or level of achievement, during a specified performance period of one or more performance goals based on performance criteria established by the Committee at the time of award. Performance cash awards represent a right to receive cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant.
Performance shares and PSUs will be subject to restrictions on the right to transfer the shares or units while subject to restriction. Performance cash awards are not transferable. The award agreement between the Company and the awardee will set forth the number of performance shares or PSUs awarded to or cash amount that may be earned by the awardee, the performance period, the performance goals, performance criteria, any restrictions imposed thereon and the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the performance shares, PSUs or performance cash awards in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate.
Unless otherwise determined by the Committee, performance shares, PSUs and performance cash awards are forfeited upon termination of employment for any reason prior to vesting.

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Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
The maximum number of shares of Common Stock subject to performance share, PSU, and other awards (excepting share options) that may be granted to any one individual based on the achievement of performance criteria specified in the A&R Plan for any calendar year is 350,000 shares or, if such award is payable in cash, the fair market value equivalent thereof. The maximum amount payable in cash to any one participant in the A&R Plan in any one calendar year with respect to performance cash awards is $10,000,000. In the case of multi-year performance periods, the amount that is granted or paid for any one year of the performance period is the amount granted or paid for the performance period divided by the number of calendar years in the period. In applying this limit, the amount of cash and the number of shares of Common Stock earned by a participant is measured as of the close of the applicable calendar year that ends the performance period, regardless of the fact that certification by the Committee and actual payment to the participant may occur in a subsequent calendar year or years.
Performance Shares
Upon satisfaction of all of the conditions applicable to a performance share award (and not before), the record in book-entry form will be delivered to the awardee. Awardees will be a stockholder with respect to the performance shares and will have all the rights of a stockholder only with respect to such shares actually received upon satisfaction of the applicable conditions. The award agreement may provide for the waiver, deferral, or investment of associated dividend rights with respect to any performance shares. Dividends may not be paid until, and are conditioned upon, the vesting of such performance shares.
Performance Share Units
The award agreement for PSUs will specify the time and form of payment of vested PSUs. The Company's obligation with respect to PSUs may be paid in shares of Common Stock or cash, or partially in each. PSUs may provide for dividend equivalent rights. The award agreement may provide for the deferral, or investment of dividend equivalent rights. Dividend equivalent rights may not be paid until, and are conditioned upon, the vesting of such performance share units.
Performance Cash Awards
Upon satisfaction of all of the conditions applicable to a performance cash award (and not before), the cash payment will be delivered to the awardee, subject to any specified payment date or deferral as may be permitted by the Committee.
The performance criteria to be used in determining whether the award has been earned, the level of achievement of such performance criteria necessary for the award to be earned in whole or in part, and the performance period over which such performance will be measured will be determined by the Committee at the time the award is granted. Such performance criteria may be one or more pre-established objective measures of performance during the performance period by the Company, a subsidiary, an affiliate, any branch, department, business unit or other portion thereof, and/or a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected and defined by the Committee at the time of making the award. Performance Criteria may be based on one or more of the following objective performance measures (or such other criteria as the Committee deems appropriate), which may be expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues, including asset management revenue, structuring revenue, loan refinancing revenue, acquisition revenue, disposition revenue, incentive or termination revenue; expenses; costs; stock price; market share; charge-offs; assets; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; profit margin; cash flow, including cash flows from operating activities, investing activities and financing activities, or free cash flow; FFO, or AFFO, on an overall or per share basis; CAD; stockholders' equity; and assets under management. Any performance criteria that are financial metrics may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance goals based on such Performance Criteria may be based either on the performance of the Company, a subsidiary, an affiliate, any branch, department, business unit, business segment, or other portion thereof under such measure for the performance period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the Committee at the time of making an award. The Committee may designate one or more of such
Company performance goals as the threshold Company performance goals and shall designate the weighting among the various Company and participant performance goals established.
The Committee may in its discretion also determine to use other performance measures as performance criteria for awards and/or other terms and conditions.
LTIP UNIT AWARDS
In the event the Company is restructured into an umbrella partnership holding company structure, known as an "UPREIT" structure, the operating partnership or operating company through which the Company would hold its assets and conduct its operations may issue, pursuant to the A&R Plan, units of interest in such limited partnership or limited liability company intended to constitute "profits interests" within the meaning of the Internal Revenue Code. The Compensation Committee may grant LTIP Units to a participant in such participant's capacity as a partner or member of such entity, in anticipation of the participant becoming a partner or member of such entity or as otherwise determined by the Compensation Committee.

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DIVIDEND EQUIVALENT RIGHTS
A dividend equivalent right entitles the awardee to receive credit based on cash distributions that would be paid on specified shares of Common Stock if such shares were held by the awardee. Dividend equivalent rights may be granted as a component of another award or on a freestanding basis, except that dividend equivalent rights may not be granted as a component of share options or share appreciation rights. Dividend equivalent rights granted as a component of another award may also contain terms and conditions that differ from the underlying award. The terms and conditions of dividend equivalent rights will be specified in the underlying grant and may include performance goals based on performance criteria. Dividend equivalent rights may be paid on a deferred basis, or may be deemed to be reinvested in additional shares of Common Stock. Dividend equivalent rights may be settled in cash or shares of Common Stock or a combination thereof. Dividend equivalent rights may not be paid until, and are conditioned upon, the vesting of the underlying award.
SHARE OPTIONS
The A&R Plan provides for the grant of share options, which may be exercised for shares of our Common Stock. The option price for each share option may not be less than 100% of the fair market value of the Common Stock on the date the share option is granted. Fair market value, for purposes of the A&R Plan, is the last reported sale price of the Common Stock as reported on the Exchange for the date as of which fair market value is to be determined. On March 13, 2024, the fair market value of a share of Common Stock, as so computed, was $56.46. The maximum number of shares of Common Stock for which share options can be granted to any one individual under the A&R Plan may not exceed 500,000 shares per calendar year.
A share option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine, subject to the minimum vesting period described above. No share option may be exercised after the expiration of ten years from the date of grant. A share option to the extent exercisable at any time may be exercised in whole or in part.
The provisions of this paragraph will apply in the case of an optionee other than a non-employee director whose employment is terminated. If the employment of the optionee is terminated by reason of the optionee's disability, outstanding share options of the optionee will be exercisable (to the extent exercisable immediately prior to the termination of employment or such larger portion as the Committee may determine in its discretion) at any time prior to the expiration date of the share option or within twelve months after the date of termination of employment, whichever is the shorter period. Following the death of an optionee during employment or within a period following termination of employment during which a share option remains exercisable, outstanding share options of the optionee will be exercisable (to the extent exercisable immediately prior to the death of the optionee or such larger portion as the Committee may determine in its discretion in the case of an optionee who dies during employment) by the legal representative or legatee of the optionee, at any time prior to the expiration date of the share option or within twelve months after the date of death of the optionee, whichever is the shorter period. If the employment of an optionee is terminated by the Corporation for cause, as defined in the A&R Plan, all outstanding share options held by the optionee will immediately terminate unless otherwise determined by the Committee. All of the time periods for exercise of options described above in this paragraph may be extended by the Committee, subject to the maximum ten year expiration date. If the employment of an optionee terminates for any reason other than for cause, disability or death, as described above, outstanding share options granted to the optionee may be exercised for such period as the Committee shall specify.
The provisions of this paragraph will apply in the case of an optionee whose service as a non-employee director is terminated except as may be otherwise specified in the applicable award. If the service of the optionee is terminated by reason of the optionee's resignation or removal for cause, any outstanding share options of the optionee (whether or not exercisable at the time of resignation or removal) will terminate as of the date of resignation or removal. Following the disability or death of an optionee during service with the Company, or within a period following termination of service during which a share option remains exercisable, outstanding share options of the optionee will be exercisable (whether or not exercisable immediately prior to the disability or death of the optionee in the case of an optionee who becomes disabled or dies during service with the Company) by the optionee, his legal representative or legatee of the optionee, at any time prior to the expiration date of the share option or within one year after the date of disability or death of the optionee, whichever is the shorter period. If the service of an optionee terminates for any reason other than for resignation, removal for cause or death, as described above, outstanding share options granted to the optionee will be exercisable (whether or not exercisable immediately prior to the separation from service) at any time prior to the expiration date of the share option or within one year after the date of termination of service, whichever is the shorter period.
The option price for each share option will be payable in full in cash at the time of exercise; however, in lieu of cash the holder of a share option may, if authorized by the Committee, pay the option price in whole or in part by delivering to the Company, or by the Company withholding from the award, shares of Common Stock having a fair market value on the date of exercise of the share option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.
No share option granted under the A&R Plan is transferable other than by will or by the laws of descent and distribution, except for gifts for the benefit of a A&R Plan participant's descendants for estate planning purposes or pursuant to a certified domestic relations order. A share option may be exercised during an optionee's lifetime only by the optionee.
Subject to the foregoing and the other provisions of the A&R Plan, share options granted under the A&R Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee.

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Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
SHARE APPRECIATION RIGHTS
A share appreciation right is a right to receive, upon surrender of the right, an amount payable in shares of Common Stock or cash under such terms and conditions as the Committee determines. A share appreciation right may be granted in tandem with part or all of (or completely independent of) a share option under the A&R Plan. A share appreciation right issued in tandem with a share option may be granted at the time of grant of the related option or at any time thereafter. The amount payable in cash or shares of Common Stock with respect to each share appreciation right will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of Common Stock on the exercise date exceeds the fair market value per share of Common Stock on the date of grant of the share appreciation right. The applicable percentage will be established by the Committee. The amount payable in shares of Common Stock, if any, is determined with reference to the fair market value per share of Common Stock on the date of exercise. Tandem share appreciation rights are exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem share appreciation right, and to the extent of such exercise, the participant's underlying option will automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant's related share appreciation right will automatically terminate.
Non-Employee Director Award Limits
The aggregate dollar value of equity-based (based on the grant date fair value of equity-based awards determined for financial reporting purposes) and cash compensation granted under the A&R Plan or otherwise to any non-employee director shall not exceed $750,000 during any calendar year for services provided as a non-employee director; provided, however, that in the calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is designated as Chair of the Board or Lead Director, the maximum aggregate value of equity-based and cash compensation granted to the non-employee director may be up to $995,000. Pro-rata awards may also be made to persons who become non-employee directors after the date of the annual award.
Additional Rights in Certain Events
The A&R Plan provides for certain additional rights upon a termination of employment or service following the occurrence of a Change of Control. A Change of Control is deemed to have occurred (1) when a beneficial owner of securities (other than the Company, a subsidiary, or any trustee, fiduciary, or other person or entity holding securities under any employee benefit plan of the Company or any subsidiary) becomes the beneficial owner of twenty-five percent (25%) or more of the voting power of the Company or the then outstanding shares of the Company, excepting certain Board approved purchases and transactions, (2) when the incumbent Directors of the Company, measured as of the effective date of the A&R Plan, together with any Directors they approve by at least a majority vote, cease to constitute at least a majority of the Board of Directors, (3) the consummation of (i) any consolidation or merger of the Company or any subsidiary, where the stockholders will not own, immediately after such consolidation or merger, more than 50% of the voting equity of the entity issuing the cash or securities in the transaction, or its ultimate parent, or (ii) any sale, lease, exchange or other transfer of all or substantially of the Company's consolidated assets, unless following the sale the Company's stockholders (as determined immediately prior to the sale) own immediately thereafter more than 50% of the outstanding shares and combined voting power of the entity that acquired the assets, or (4) stockholder approval of any plan or proposal for the liquidation or dissolution of the Company. For purposes of the foregoing, certain transactions resulting from the acquisition of securities by the Company are excluded.
Unless provided by the Committee at the time of grant of the award or unless otherwise provided in the applicable award agreement, in the event the employment or service of a participant is terminated by the Company without "cause" or by the participant for "good reason," as defined in the A&R Plan or, in the case of Directors, a required resignation from the Board, within two years following the occurrence of a Change of Control (1) all outstanding share options and share appreciation rights owned by that participant will become immediately and fully exercisable, (2) all restrictions and conditions applicable to restricted shares, RSUs, performance shares, PSUs, performance cash awards and dividend equivalent rights owned by that participant shall automatically be deemed waived and the participant shall become entitled to receipt of the maximum amount of shares of Common Stock subject to such award, provided that the payment date of any awards considered to be deferred compensation shall not be accelerated, and (3) if the participant held share options and share appreciation rights, the participant shall have the right, in lieu of exercising the share option or share appreciation right, to elect to surrender all or part of the share option or share appreciation right to the Company and to receive cash in an amount equal to the excess of the fair market value of a share on the date of surrender, as determined under the A&R Plan, over the exercise price per share, multiplied by the number of shares with respect to which the share option is surrendered. Awards not assumed by an acquirer upon a Change of Control shall automatically vest upon the Change of Control and become fully exercisable and underwater share options and share appreciation rights may be cancelled without consideration.
Amendment and Discontinuance
The Board may amend or discontinue the A&R Plan at any time, and the Committee may at any time amend or cancel an outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect rights in any material respect under any outstanding award without the holder's consent. Further, the Board may not amend the A&R Plan without the approval of the Company's stockholders to the extent such approval is required by the rules of any exchange upon which the Common Stock is listed or as required by applicable law.

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Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
Amount of Awards
In the case of employees or consultants, the actual amount of awards to be received by or allocated to participants or groups under the A&R Plan is not determinable in advance because the selection of participants who receive awards under the A&R Plan, and the size and type of awards to such individuals and groups, are generally determined by the Committee in its discretion. In 2024, 213,645 PSUs and 263,260 RSUs were awarded to all employees in the aggregate under the Current Plan, of which a total of 120,809 PSUs and 93,603 RSUs were awarded to Executive Officers as a group. For information regarding awards to NEOs under the Current Plan during 2024, see the Grants of Plan-Based Awards Table above.
In the case of non-employee Directors, the actual amount of RSAs or other awards to be received by or allocated to non-employee Directors is not determinable in advance because of the nature of the formula utilized, which depends on the share price at the time of the award, as described above. However, under the Current Plan, each of the ten non-employee directors serving on the Board on July 3, 2023, received 2,553 Director RSAs, totaling 25,530 shares. In addition, one director received an additional pro rated award of 1,022 Director RSAs on January 3, 2023 that were granted in conjunction with her appointment as a Director.
Federal Income Tax Consequences
The following general discussion of the Federal income tax consequences of awards to be granted under the A&R Plan is based on current Federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain employment, state and local taxes, which are not described below.
Restricted Shares
If the award granted is restricted shares, the awardee recognizes taxable income equal to the fair market value of the restricted share award at the time the restrictions on the shares awarded lapse, unless the awardee elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the awardee of a restricted share award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company's deduction and the awardee's inclusion in income occur on the grant date.
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
Restricted Share Units
If the award granted is restricted share units, the awardee will not realize any income for federal income tax purposes when restricted share units are granted because restricted share units are not considered to be "property" for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the restricted share units vest and are settled, ordinary income is realized by the awardee in an amount equal to the fair market value of the Common Stock and/or any cash received. Upon disposition, the awardee generally will have a taxable capital gain (or loss). If an awardee forfeits his or her restricted share unit award, no gain or loss is recognized and no deduction is allowed.
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid, in the same amount treated as compensation income to the awardee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
Performance Shares, Performance Share Units and Performance Cash Awards
An awardee who receives a performance share, PSU or performance cash award will not recognize any taxable income for Federal income tax purposes upon the grant of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or Common Stock.
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid, in the same amount treated as compensation income to the awardee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
LTIP Units
Profits interest units, including LTIP Units, generally should not be taxable upon grant as long as the profits interest units only grant the participant the right to profits accruing after the date of grant and do not provide an interest in any capital of the operating partnership or operating company.
Dividend Equivalent Rights
An awardee who receives dividend equivalent rights will not recognize any taxable income for Federal income tax purposes upon the grant of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or Common Stock.

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Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
Share Options
An optionee will not recognize any taxable income for Federal income tax purposes upon the granting of a share option, and no deduction is available to the Company at such time. Upon the exercise of a share option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a share option is paid in whole or in part with shares of Common Stock, no income, gain, or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the share option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the share option. Upon disposition, any difference between the optionee's tax basis in the shares of Common Stock and the amount realized on disposition of the shares is treated as a capital gain or loss.
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the optionee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
Share Appreciation Rights
If the award granted is a stock appreciation right, the awardee realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the awardee in the amount of the cash and/or the fair market value of the Common Stock received by the awardee.
Except as described in "Other Tax Matters" below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee, subject to the limitations imposed by Section 162(m) of the Internal Revenue Code.
Other Tax Matters
The exercise by an awardee of a share option, share appreciation right, the lapse of restrictions on restricted shares or RSUs, performance shares, PSUs, performance cash awards and dividend equivalent rights, or the deemed waiver of restrictions and conditions with respect to awards upon a termination of employment following the occurrence of a Change of Control, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of the shares or cash resulting from such exercise or deemed waiver of restrictions and conditions, or on all or a portion of the fair market value of the shares or cash associated with such awards on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.
Section 409A of the Internal Revenue Code ("Section 409A") covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the A&R Plan may constitute "deferred compensation" within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the A&R Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.
Approval of the A&R Plan requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. Abstentions will not be considered a vote cast and thus will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, and will not have the effect of a vote for or against the proposal.

The Board recommends a vote FOR the approval of the Amended and Restated 2017 Share Incentive Plan.

68 2024 Proxy Statement

Proposal Four:
Ratification of Appointment of Independent Registered Public Accounting Firm
From our inception in 1973, the Company has engaged the firm of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. For 2024, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.
Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by our Charter, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for fiscal year 2024 to the Company's shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for fiscal year 2024 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Audit Committee determines that such a change would be in the Company's interests.
The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present at the virtual meeting or represented by proxy at the Annual Meeting, a quorum being present.

The Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2024.

2024 Proxy Statement 69

Report of the Audit Committee
The Audit Committee of the Board reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2023 audited financial statements and management's report of internal controls over financial reporting.
The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held eight regularly scheduled meetings during 2023.
Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.
The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.
The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communications with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on this review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2023 be included in the Company's Annual Report for filing with the SEC.
Submitted by the Audit Committee*:
Mark A. Alexander, Chair
Constantin H. Beier
Peter J. Farrell
Robert J. Flanagan
Margaret G. Lewis
Nick J.M. van Ommen
The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.
Financial Expert
The Board has determined that Mark A. Alexander, who is Chair of the Audit Committee, and Peter J. Farrell, who is a member of that committee, are each a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act. As noted above, each of these individuals are independent under the Listing Standards of the NYSE and the rules of the SEC.

* Although the membership of the Audit Committee as of the date of this Proxy Statement, as reflected in the Committees of the Board of Directors section shown earlier in this Proxy Statement, has changed, the members of the Audit Committee listed here were the members who participated in the review, discussion and recommendation actions noted in this Report.

70 2024 Proxy Statement

Fees Billed by PricewaterhouseCoopers LLP
Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2023 and 2022
The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2023 and 2022 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2023	2022
	($)	($)

Audit Fees(1)	4,250,000	5,055,725
Audit-Related Fees(2)	199,353	209,350
Tax Fees(3)	2,323,348	2,691,849
All Other Fees(4)	222,250	98,500
Total Fees	6,994,951	8,055,424
1.Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2023 and 2022 financial statements included in the Company's Annual Reports on Form 10‑K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10‑Q for each of the quarters ended March 31, June 30, and September 30, 2023 and 2022, and other audit services.
2.Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2023 and 2022 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents. Our Proxy Statement for our 2023 annual meeting reported $1,414,420 of costs reflected for 2022, which included $1,205,070 of costs for NLOP-related services that were subsequently reimbursed by NLOP at the close of the Spin-Off. As a result, we have amended 2022 Audit-Related fees to exclude the NLOP-related costs in order to be comparable with 2023.
3.Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $1,976,344 and $2,121,421 for tax compliance services during 2023 and 2022, respectively, and $347,004 and $570,428 for tax consultation in connection with transactions during 2023 and 2022, respectively.
4.All Other Fees: This category consists of professional education training sessions that were curated and delivered by PricewaterhouseCoopers LLP during 2023 and 2022.
Pre-Approval Policies
The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the Committee has delegated to its Chair, Mr. Alexander, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2023 and 2022 shown in the table above.

2024 Proxy Statement 71

Security Ownership of Certain Beneficial Owners, Directors and Management
The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 15, 2024 by each of the current Directors and the nominees for election as Director, each of the NEOs listed in the Summary Compensation Table presented earlier in this Proxy Statement, all Directors and executive officers on that date as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (#)	Percentage of Class (%)

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	30,784,040	14.07%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	26,442,290	12.08%
State Street Corporation(3) 1 Congress Street, Suite 1 Boston, MA 02114	12,944,145	5.92%
Cohen & Steers, Inc.(4) 1166 Avenue of the Americas, 30th Floor New York, NY 10036	11,398,208	5.21%
1.The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G/A, filed with the SEC on February 13, 2024, to report beneficial ownership as of December 29, 2023. Based on that filing, Vanguard was the beneficial owner of 30,784,040 shares in the aggregate at that date. As of that date, Vanguard reported that it had sole dispositive power with respect to 30,133,525 shares, shared dispositive power with respect to 650,515 shares, and shared voting power with respect to 324,277 shares.
2.The information for BlackRock, Inc. is derived from a Schedule 13G/A filed with the SEC on January 23, 2024 to report beneficial ownership as of December 31, 2023. Based on that filing, BlackRock, Inc. was the beneficial owner of 26,442,290 shares in the aggregate as of that date. As of that date, BlackRock, Inc. reported that it had sole dispositive power with respect to 26,442,290 shares and sole voting power with respect to 24,810,419 shares.
3.The information for State Street Corporation ("State Street") is derived from a Schedule 13G, filed with the SEC on January 29, 2024, to report beneficial ownership as of December 31, 2023. Based on that filing, State Street was the beneficial owner of 12,944,145 shares in the aggregate as of that date. As of that date, State Street reported that it had shared dispositive power with respect to 12,915,645 shares, and shared voting power with respect to 9,889,441 shares.
4.The information for Cohen & Steers, Inc. ("Cohen & Steers") is derived from a Schedule 13G, filed with the SEC on February 14, 2024, to report beneficial ownership as of December 31, 2023. Based on that filing, Cohen & Steers was the beneficial owner of 11,398,208 shares in the aggregate as of that date. As of that date, Cohen & Steers reported that it had sole dispositive power 11,398,208 and sole voting power with respect to 7,156,069 shares.

72 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1) (#)	Percentage of Class (%)

Mark A. Alexander(2)(3)	29,584	*
Constantin H. Beier(2)(3)	4,237	*
Tonit M. Calaway(2)(3)	8,291	*
Peter J. Farrell(2)(3)	18,086	*
Robert J. Flanagan(2)(3)	13,510	*
Jason E. Fox(4)	838,132	*
Rhonda O. Gass	—	*
Margaret G. Lewis(2)(3)	13,065	*
Christopher J. Niehaus(2)(3)	26,453	*
Elisabeth T. Stheeman(2)(3)	3,268	*
Nick J.M. van Ommen(2)(5)	27,952	*
John J. Park(6)	629,257	*
ToniAnn Sanzone(7)	98,021	*
Gino M. Sabatini(8)	754,687	*
Brooks G. Gordon(3)	116,079	*
All Directors and named executive officers as a Group (15 individuals)	2,580,622	1.18%

*    Less than 1%
1.Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Directors and named executive officers as a Group) has the right to acquire within 60 days of March 15, 2024, including vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined herein, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.
2.Includes 2,553 Director RSAs that were granted on July 3, 2023 and are not scheduled to vest until July 3, 2024, as to which the recipients have current voting rights.
3.The beneficially owned shares do not include any deferred shares.
4.The amount shown includes 423,706 shares that have been deferred until the time elected by Mr. Fox or until separation from his service as CEO and a Director of the Company. The amount shown also includes 1,140 shares owned by Mr. Fox's son, 83 shares owned by his daughter, and 142,193 shares that have been pledged as security in margin accounts, whether or not there are loans outstanding. There are currently no loans outstanding. See "Pledging Policy" above in the Compensation Discussion and Analysis section.
5.The amount shown includes 3,236 shares that have been deferred until separation from Mr. van Ommen's service as an Independent Director of the Company.
6.The amount shown includes 250,421 shares that have been deferred until separation from Mr. Park's service as President of the Company and 560 shares owned by one of Mr. Park's sons, 560 shares by the other of Mr. Park's sons and 560 shares owned by Mr. Park's daughter.
7.The amount shown includes 30,378 shares that have been deferred until separation from Ms. Sanzone's service as Chief Financial Officer of the Company.
8.The amount shown includes 582,633 shares that have been deferred until separation from Mr. Sabatini's service as Managing Director and Head of Investments of the Company. The amount shown also includes 1,404 shares owned by Mr. Sabatini's son, 847 shares owned by his daughter, and 169,749 shares owned by Sabatini 2020 LP, a limited partnership of which Mr. Sabatini and his wife are the sole members of its general partner and are the sole limited partners.

2024 Proxy Statement 73

Equity Compensation Plan Information
The following table presents information regarding the Company's equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (#)

Equity compensation plans approved by security holders	2,024,868(1)	0(2)	1,978,536(3)
Equity compensation plans not approved by security holders	0	0	0
Total	2,024,868(1)	0(2)	1,978,536(3)
1.Reflects outstanding options, RSUs, and PSUs issued to officers and employees under the 1997 SIP, the 2009 SIP, and the 2017 SIP, including 1,196,955 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan, and outstanding options, RSUs and PSUs issued under the 2017 SIP. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 403,531 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 1,210,593 shares. Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2023 Grants of Plan-Based Awards shown previously in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 3,236 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the Director completes service on the Board, but does not include Director RSAs.
2.All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. Therefore, the Weighted-Average Exercise Price shown is for outstanding options only.
3.Includes the following shares of Common Stock remaining available for issuance at December 31, 2023: 1,646,877 shares issuable under the current 2017 SIP, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs (assuming target performance), or as other stock based awards; and 331,659 shares issuable under the Company's ESPP. Under the ESPP, eligible employees can purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the NYSE. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period.

74 2024 Proxy Statement

Users' Guide
Who is soliciting my proxy?
The Directors of W. P. Carey, on behalf of the Company, are sending you this Proxy Statement and enclosed proxy card.
Who is entitled to vote?
W. P. Carey's shareholders as of the close of business on March 25, 2024, which is the record date, are entitled to vote at the Annual Meeting.
What is the Board's voting recommendation for each of the proposals and what vote is required for the different proposals?
You may vote FOR, AGAINST or ABSTAIN with respect to each Proposal.

Proposal	Board Vote Recommendation	Vote Required to Approve	Effect of Abstention	Page

Proposal One: Election of Ten Directors	FOR each Nominee	Majority of the votes cast with respect to each nominee	No effect	6
Proposal Two: Advisory Vote on Executive Compensation	FOR	Majority of the votes cast on the Proposal	No effect	34
Proposal Three: Approval of the Amended and Restated 2017 Share Incentive Plan	FOR	Majority of the votes cast on the Proposal	No effect	60
Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of the votes cast on the Proposal	No effect	69
If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A "broker non-vote" occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. Proposal Four is the only Proposal for which broker discretionary voting is allowed. Therefore, if you fail to provide your broker or other nominee with voting instructions with respect to Proposals One, Two and Three, broker non-votes will result with respect to each of those Proposals. A broker non-vote will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, will not have the effect of a vote for or against the proposal. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.
To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2024, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice. Support phone numbers will be available on the meeting website if you experience any technical difficulties.
You may cast your vote in any of the following ways:

Internet	Phone	Mail	QR Code

Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Point your smartphone camera at the icon above to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
How many shares may vote?
At the close of business on the record date, W. P. Carey had 218,823,907 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

2024 Proxy Statement 75

Users’ Guide
What is a quorum?
A quorum is the presence, either in person at the virtual meeting or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.
How will voting on any shareholder proposals be conducted?
We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.
Who will pay the cost for this proxy solicitation?
W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet Availability of Proxy Material, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. We have retained the services of Georgeson LLC to assist in the solicitation of proxies for a fee of $10,500 plus reasonable out-of-pocket expenses. We may engage Georgeson for additional solicitation work and incur fees greater than $10,500, depending on a variety of factors, including preliminary voting results. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.
May I revoke my proxy?
Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey's Corporate Secretary or submitting a new proxy card, or by voting at the virtual meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001.
What is "householding"?
We have adopted "householding," a procedure under which owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement to any owner at their address. If you would like to opt out of householding, or if you are an owner eligible for householding and would like to participate in householding, please send a request to the Corporate Secretary noted above. To opt out of householding, you may also send a request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.
For householding relating to street name holdings, please contact the bank, broker or other nominee that holds your shares.
We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, from any website (including our website) is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.

76 2024 Proxy Statement

Appendix A—Descriptions of Non-GAAP Financial Measures
Non-GAAP Financial Disclosures
In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use certain non-GAAP measures defined by our management. We have included definitions of certain of these measures below. Our Form 10-K for the year ended December 31, 2023 and the supplemental financial information that we filed and furnished with the SEC on February 9, 2024, provide additional information on our non-GAAP measures, including reconciliations to the most directly comparable GAAP measures. These materials are not incorporated by reference herein.
FFO and AFFO
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"'), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from the sale of certain real estate, impairment charges on real estate or other assets incidental to the company's main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO on the same basis.
We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and finance leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt, merger and acquisition expenses, and spin-off expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.
We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.
AFFO from Real Estate represents AFFO attributable to our Real Estate segment.

2024 Proxy Statement 77

Appendix A
Adjusted EBITDA
We believe that EBITDA is a useful supplemental measure to investors and analysts for assessing the performance of our business segments because (i) it removes the impact of our capital structure from our operating results and (ii) it is helpful when comparing our operating performance to that of companies in our industry without regard to such items, which can vary substantially from company to company. Adjusted EBITDA as disclosed represents EBITDA, modified to include other adjustments to GAAP net income for certain non-cash charges, such as impairments, non-cash rent adjustments and unrealized gains and losses from our hedging activity. Additionally, we exclude gains and losses on sale of real estate, which are not considered fundamental attributes of our business plans and do not affect our overall long-term operating performance. We exclude these items from adjusted EBITDA as they are not the primary drivers in our decision-making process. Adjusted EBITDA reflects adjustments for unconsolidated partnerships and jointly owned investments. Our assessment of our operations is focused on long-term sustainability and not on such non-cash and non-core items, which may cause short-term fluctuations in net income but have no impact on cash flows. We believe that adjusted EBITDA is a useful supplemental measure to investors and analysts, although it does not represent net income that is computed in accordance with GAAP. Accordingly, adjusted EBITDA should not be considered as an alternative to net income or as an indicator of our financial performance. EBITDA and adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
Cash Interest Expense
Cash interest expense is a non-GAAP financial measure equal to interest expense calculated in accordance with GAAP, plus capitalized interest and other non-cash amortization expense, less amortization of deferred financing costs and debt premiums/discounts, adjusted for pro rata ownership. See the definition of cash interest expense coverage ratio below for a reconciliation of cash interest expense to its most directly compared GAAP measure, interest expense.
Cash Interest Expense Coverage Ratio
Cash interest expense coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to cash interest expense on a trailing 12 months basis. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed interest expense obligations.
Other Metrics
Pro Rata Metrics
This Proxy Statement contains certain metrics prepared on a pro rata basis. We refer to these metrics as pro rata metrics. We have certain investments in which our economic ownership is less than 100%. On a full consolidation basis, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. On a pro rata basis, we generally present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments' financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments.
ABR
ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of December 31, 2023. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis.

78 2024 Proxy Statement

Exhibit A
W. P. CAREY INC.
2017 SHARE INCENTIVE PLAN
(AS AMENDED AND RESTATED)

The purpose of this W. P. Carey Inc. 2017 Share Incentive Plan is to encourage and enable the officers, employees, consultants and Non-Employee Directors (as defined below) of W. P. Carey Inc. (the "Company") and its Subsidiaries and Affiliates (each as defined below) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company, and to provide a means through which the Company may attract persons to serve in the employ or service of the Company.

Section 1.
Definitions
The following terms shall be defined as set forth below:
(a)    "Act" means the Securities Exchange Act of 1934, as amended.
(b)    "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan.
(c)    "Award" or "Awards", except where referring to a particular category of grant under the Plan, shall include Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, LTIP Unit, Performance Share Awards, Performance Share Units, Performance Cash Awards and Dividend Equivalent Rights.
(d)    "Board" means the Board of Directors of the Company.
(e)    "Cause" means, except as otherwise provided in an Award agreement, that an employee-participant should be or was dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company or an Affiliate are parties, (ii) any act (other than retirement) or omission to act by the participant, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the participant's ability to perform services for the Company or any Affiliate, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Affiliate.
(f)    "Change of Control" is defined in Section 14.
(g)    "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
(h)    "Committee" means any Committee of the Board referred to in Section 2 or, in the case of grants to Non-Employee Directors, the Board.
(i)    "Disability" means disability as set forth in Section 409A(a)(2)(C) of the Code.
(j)    "Dividend Equivalent Right" means a right, granted under Section 9, to receive cash, Shares or other property equal in value to dividends paid with respect to a specified number of Shares.
(k)    "Effective Date" means the date set forth in Section 16.
(l)    "Fair Market Value" on any given date means the last reported sale price at which a Share is traded on such date or, if no Share is traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange which is the principal trading market for the Shares. If the Shares are not listed on the New York Stock Exchange or another national stock exchange, the Committee may determine the Fair Market Value of the Shares in its sole discretion, consistent with Section 409A of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(m)    "Good Reason" is defined in Section 14.
(n)    "LTIP Units" means a unit of interest (intended to constitute a "profits interest" within the meaning of the Code) that may be issued to a participant by a Subsidiary that would be formed in the event the Company implements a conversion into an umbrella partnership REIT (UPREIT) structure.
(o)    "Non-Employee Director" means a member of the Board who: (i) is not currently an officer of the Company or any Affiliate and (ii) does not receive compensation for services rendered to the Company or any Affiliate in any capacity other than as a Director.
(p)    "Option" or "Share Option" means any option to purchase Shares granted pursuant to Section 5.

Exhibit A
(q)    "Performance Criteria" means one or more performance measures, which may be expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool, including without limitation: earnings or earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues, including asset management revenue, structuring revenue, loan refinancing revenue, acquisition revenue, disposition revenue, incentive or termination revenue; expenses; costs; stock price; market share; charge-offs; assets; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; profit margin; cash flow, including cash flows from operating activities, investing activities and financing activities, or free cash flow; funds from operations ("FFO"), or FFO, as adjusted (AFFO), on an overall or per share basis; cash available for distribution, (CAD); stockholders' equity; assets under management; and any other objective or subjective measure established by the Committee.
Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance goals based on such Performance Criteria may be based either on the performance of the Company, a Subsidiary, an Affiliate, any branch, department, business unit, business segment, or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may designate one or more of such Company performance goals as the threshold Company performance goals and shall designate the weighting among the various Company and participant performance goals established.
(r)    "Performance Period" means the specified period of time over which attainment of the specified performance goals is measured, as determined by the Committee in its discretion.
(s)    "Performance Cash Award" means Awards granted pursuant to Section 7.
(t)    "Performance Share Award" means Awards granted pursuant to Section 7.
(u)    "Performance Share Unit" means Awards granted pursuant to Section 7.
(v)    "Plan" means the W. P. Carey Inc. 2017 Share Incentive Plan (as amended and restated).
(w)    "Restricted Share Award" means Awards granted pursuant to Section 6.
(x)    "Restricted Share Unit" means Awards granted pursuant to Section 6.
(y)    "Shares" means the shares of the Company's common stock, subject to adjustment pursuant to Section 3.
(z)    "Share Appreciation Right" means any appreciation right granted pursuant to Section 5.
(aa)    "Subsidiary" means any entity (other than the Company) in an unbroken chain of entities, beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in the chain.
(bb)    "Termination in Connection with a Change of Control" is defined in Section 14.

Section 2.
Administration of Plan; Committee Authority to Select Participants and Determine Awards
(a)    Committee. The Plan shall be administered by a committee of not less than two directors, as appointed by the Board from time to time (the "Committee") who are "non-employee directors" as then defined under Rule 16b-3 of the Act, and "independent" directors under the rules of the New York Stock Exchange, which shall initially be the Compensation Committee of the Board. Notwithstanding the foregoing, unless otherwise determined by the Board, the Board shall administer the Plan and otherwise exercise the same authority as the Committee, with respect to grants to Non-Employee Directors.
(b)    Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select the officers, employees and consultants of the Company and Affiliates to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Performance Cash Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any officer, employee or consultant;
(iii)    to determine the number of Shares or the amount of cash to be covered by any Award granted to an officer, employee, consultant or Non-Employee Director;

Exhibit A
(iv)    to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee, consultant or Non-Employee Director, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;
(v)    to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;
(vi)    subject to the provisions of Section 5(a)(ii) and Section 5(b)(i)(B) of the Plan and Section 409A of the Code, to extend the period in which Share Options and Share Appreciation Rights may be exercised;
(vii)    to determine, consistent with the provisions of Section 409A of the Code, whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company will pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or Dividend Equivalent Rights on such Awards or deferrals; and
(viii)    to adopt, alter and repeal such rules and guidelines for administration of the Plan and for its own acts as it shall deem advisable; to interpret the terms, the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.
Notwithstanding the above, the selection of the Non-Employee Directors to whom Share Options, Restricted Shares or Restricted Share Units are to be granted, the exercise price of any Share Option and the term of any Share Option grant shall be as hereinafter provided, and the Committee shall have no discretion as to such matters. All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.
(c)    Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Share Appreciation Rights.
(d)    Minimum Vesting Period for Awards. Notwithstanding anything to the contrary herein, the minimum vesting schedule applicable to equity Awards shall provide for vesting over a service period of no less than one (1) year, with ratable vesting only permitted following the one year anniversary of grant, except in the case of (i) a participant's death or Disability or a Change of Control, and (ii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least fifty (50) weeks after the immediately preceding year's annual meeting; and provided, however, that this limitation shall not apply to equity Awards granted for up to an aggregate of five percent of the maximum number of Shares that may be issued under this Plan, which may be issued without minimum vesting requirements. The minimum vesting provisions may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

Section 3.
Shares Issuable under the Plan; Mergers; Substitution; Individual Limitations
(a)    Shares Issuable. The aggregate maximum number of Shares reserved and available for issuance under the Plan following stockholder approval of the Plan is 4,000,000 Shares, and subject to the counting, adjustment and substitution provisions as set forth herein. For purposes of this limitation, the Shares underlying any Awards, including Dividend Equivalent Rights, which are forfeited, canceled, reacquired by the Company, cash-settled or otherwise satisfied without the issuance of Shares or otherwise terminated (other than by exercise, including cashless exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying Shares to which the Award related. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (i) Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from an Award, to pay the exercise price, (ii) the total number of Share Options or Share Appreciation Rights exercised, regardless of whether any of the Shares underlying such Awards are not actually issued to the participant as the result of a net settlement, provided that the exercise of Share Options or related Tandem Share Appreciation Rights shall be counted as one exercise, (iii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation on Awards other than full-value Awards or (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of a Share Option Award. Shares that are delivered or withheld from full-value Awards for purposes of satisfying a tax withholding obligation shall be added back to the Shares available for issuance under the Plan. Shares issued under the Plan may be unissued Shares, treasury Shares, or Shares reacquired by the Company.
(b)    Shares, Dividends, Mergers, etc. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in securities of the Company (including Shares), extraordinary cash

Exhibit A
dividend or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants, including without limitation the individual per-participant limitations specified in the Plan) and with respect to performance goals on outstanding Awards in a manner consistent with Section 409A of the Code and as the Committee deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.
(c)    Substitute Awards. The Committee may grant Awards under the Plan in substitution for share and share-based awards held by employees or Non-Employee Directors of another corporation who concurrently become employees or Non-Employee Directors of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or Shares of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Substitute Awards do not reduce the Shares available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan's share reserve, subject to New York Stock Exchange listing requirements.
(d)    Individual Limitations on Awards. The maximum aggregate number of Shares which shall be available for the grant of Share Options to any one individual employee under the Plan during any calendar year shall be limited to 500,000 Shares. The maximum number of Shares subject to Awards (other than Share Options) that may be granted to any one individual employee based on the achievement of Performance Criteria for any calendar year (other than Performance Cash Awards) is 350,000 Shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. The maximum amount payable in cash to any one participant under the Plan in any one calendar year with respect to Performance Cash Awards shall be $10,000,000. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is granted or paid for any one calendar year of the Performance Period is the amount granted or paid for the Performance Period divided by the number of calendar years in the period.

Section 4.
Eligibility
Participants in the Plan are (a) those full or part-time officers and other employees or consultants of the Company, its Subsidiaries and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company, its Subsidiaries and its Affiliates and who are selected from time to time by the Committee, in its sole discretion and (b) Non-Employee Directors, who shall be eligible to receive Share Options, Restricted Shares and Restricted Share Units, which may include related Dividend Equivalent Rights, as provided in Section 10.

Section 5.
Share Options
The Committee in its discretion may grant Share Options and Share Appreciation Rights. Subject to the terms of the Plan, any Share Option and Share Appreciation Right granted under the Plan shall be in such form as the Committee may from time to time approve.
(a)    Share Options. Share Options granted to participants pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(i)    Exercise Price. The per share exercise price of a Share Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant. The per share exercise price of a Share Option shall not be less than 100% of the Fair Market Value of the Shares underlying the Share Option on the date of grant, except as may be required for substitute Awards pursuant to Section 3(c). Other than pursuant to Section 3(b), the Committee shall not without the approval of the Company's stockholders (A) lower the exercise price per Share of an Option or Share Appreciation Right after it is granted, (B) cancel an Option or Share Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change of Control), or (C) take any other action with respect to an Option or Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
(ii)    Option Term. The term of each Share Option shall be fixed by the Committee, but no Share Option shall be exercisable more than ten years after the date the option is granted.
(iii)    Exercisability; Rights of a Stockholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time

Exhibit A
accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.
(iv)    Method of Exercise. Share Options may be exercised in whole or in part, by giving written, electronic or telephonic notice of exercise to the Company or its agent, in a method acceptable to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:
(A)    In cash (by certified, bank check, money order or other instrument acceptable to the Committee);
(B)    In the form of delivered Shares that are not then subject to restrictions, or Shares withheld from the exercise of the Award, in either case if permitted by the Committee in its discretion. Such surrendered or withheld shares shall be valued at Fair Market Value on the exercise date;
(C)    Any combination of cash and such Shares, if the use of Shares is permitted by the Committee in its discretion, in the amount of the full purchase price for the number of Shares as to which the Option is exercised; provided, however, that any portion of the option price representing a fraction of a share shall be paid by the Optionee in cash; or
(D)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price if permitted by the Committee in its discretion; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.
The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Share Option or electronic or book-entry recordation thereof will be contingent upon receipt from the optionee by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share Option or applicable provisions of laws. If the Option price is paid in cash, the exercise of the Share Option shall not be deemed to occur and no Shares will be issued until the Company has received full payment in cash (including check, bank draft or money order) for the Option price, whether from the optionee, or from a broker or other agent
(v)    Non-transferability of Options. No Share Option shall be transferable by the optionee otherwise than by Will or by the laws of descent and distribution, except that Share Options may be transferred by gifting for the benefit of a participant's descendants for estate planning purposes or pursuant to a qualified domestic relations order. All Share Options shall be exercisable, during the optionee's lifetime, only by the optionee.
(vi)    Restrictions on Shares. Shares issued upon exercise of a Share Option shall be free of all restrictions under the Plan, except as otherwise provided herein or as may be provided in an Award agreement.
(vii)    Agreement or Notice. Share Options shall be evidenced by an agreement or notice thereof.
(viii)    Termination of Employment. Share Options granted to participants other than Non-Employee Directors shall be subject to the following terms unless the Committee determines otherwise.
(A)    Termination of Employment by Reason of Death. If any optionee's employment or service with the Company and its Affiliates terminates by reason of death, the Share Option may thereafter be exercised, to the extent exercisable at the date of death, or to the full extent of the Option or any portion thereof, at the Committee's discretion, by the legal representative or legatee of the optionee, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.
(B)    Termination of Employment by Reason of Disability.
(x)    Any Share Option held by an optionee whose employment or service with the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination or to the full extent of the option or any portion thereof, at the Committee's discretion, by the optionee or the legal representative of the optionee, for a period of twelve (12) months (or such longer period as the Committee shall specify at any time) from the date of such termination of employment or service, or until the expiration of the stated term of the Option, if earlier.
(y)    The Committee shall have sole authority and discretion to determine whether a participant's service has been terminated by reason of Disability.
(z)    Except as otherwise provided by the Committee at the time of grant or otherwise, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Share Option shall operate to extend such period for twelve months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

Exhibit A
(C)    Termination for Cause. Unless otherwise determined by the Committee in its discretion, if any optionee's employment or service with the Company or its Affiliates has been terminated for Cause, any Share Option held by such optionee shall immediately terminate and be of no further force and effect.
(D)    Other Termination. Unless otherwise determined by the Committee in its discretion, if an optionee's employment or service with the Company and its Affiliates terminates for any reason other than death, Disability, or for Cause, any Share Option held by such optionee may thereafter be exercised for such period as the Committee shall specify at any time, but in no event later than the expiration of the stated term of the Option.
(b)    Share Appreciation Rights. Share Appreciation Rights may be granted in conjunction with all or part of any Share Option (a "Reference Share Option") granted under this Plan ("Tandem Share Appreciation Rights") or without reference to any Share Options granted under the Plan ("Non-Tandem Share Appreciation Rights"). Such rights may be granted either at or after the time of the grant of any Reference Share Option.
(i)    Terms and Conditions of Tandem Share Appreciation Rights. Tandem Share Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following.
(A)    Exercise Price. The exercise price per Share subject to a Tandem Share Appreciation Right shall be the exercise price of the Reference Share Option as determined in accordance with Section 5(a)(i).
(B)    Term. A Tandem Share Appreciation Right or applicable portion thereof granted with respect to a Reference Share Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Share Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Share Appreciation Right granted with respect to less than the full number of shares covered by the Reference Share Option shall not be reduced until and then only to the extent that the exercise or termination of the Reference Share Option causes the number of shares covered by the Tandem Share Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Share Option.
(C)    Exercisability. Tandem Share Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5(a)(iii) and (viii), and shall be subject to the provisions of Section 14.
(D)    Method of Exercise. A Tandem Share Appreciation Right may be exercised by the participant by surrendering the applicable portion of the Reference Share Option. Upon such exercise and surrender, the participant shall be entitled to receive an amount determined in the manner prescribed in this Section 5(b). Share Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Share Appreciation Rights have been exercised.
(E)    Payment. Upon the exercise of a Tandem Share Appreciation Right, a participant shall be entitled to receive up to, but no more than, a number of Shares or an amount of cash equal in value to the excess of the Fair Market Value of one Share on the date the right is exercised over the Option exercise price per share specified in the Reference Share Option agreement, multiplied by the number of shares in respect of which the Tandem Share Appreciation Right shall have been exercised.
(F)    Deemed Exercise of Reference Share Option. Upon the exercise of a Tandem Share Appreciation Right, the Reference Share Option or part thereof to which such Share Appreciation Right is related shall be deemed to have been exercised.
(G)    Transferability. Tandem Share Appreciation Rights shall be transferable only when and to the extent that the underlying Share Option would be transferable under Section 5(a)(v) of the Plan.
(ii)    Terms and Conditions of Non-Tandem Share Appreciation Rights. Non-Tandem Share Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:
(A)    Exercise Price. The exercise price per Share subject to a Non-Tandem Share Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Share Appreciation Right shall not be less than 100% of the Fair Market Value of a Share at the time of grant, except as may be required for substitute Awards pursuant to Section 3(c).
(B)    Term. The term of each Non-Tandem Share Appreciation Right shall be fixed by the Committee; provided that no Non-Tandem Share Appreciation Right shall be exercisable more than ten (10) years after the date the right is granted.
(C)    Exercisability. Non-Tandem Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that

Exhibit A
it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. The provisions of Section 5(a)(iii) and (viii), and Section 14 shall apply to the exercisability of Non-Tandem Share Appreciation Rights.
(D)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (C) above, Non-Tandem Share Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Share Appreciation Rights to be exercised.
(E)    Payment. Upon the exercise of a Non-Tandem Share Appreciation Right a participant shall be entitled to receive, for each right exercised, up to, but no more than, a number of Shares of the Company's common stock or an amount of cash equal in value to the excess of the Fair Market Value of one Share on the date the right is exercised over the Fair Market Value of one Share on the date the right was awarded to the participant.
(F)    Non-Transferability. No Non-Tandem Share Appreciation Rights shall be Transferable by the participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the participant's lifetime, only by the participant.

Section 6.
Restricted Share Awards and Restricted Share Units
(a)    Nature of Restricted Share Award and Restricted Share Units. The Committee may grant Restricted Share Awards and Restricted Share Units. A Restricted Share Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Shares"). A Restricted Share Unit represents a right to receive Shares or cash based upon conditions as the Committee may determine at the time of grant ("Restricted Share Units"). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives based on Performance Criteria.
(b)    Acceptance of Award. A participant who is granted a Restricted Share Award or Restricted Share Unit that requires the making of a payment to the Company shall have no rights with respect to such Award unless the participant shall have accepted the Award within sixty (60) days (or such shorter date as the Committee may specify) following the award date by making payment to the Company by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the Shares, covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Shares or Restricted Share Unit in such form as the Committee shall determine. Restricted Share Awards or Restricted Share Units will otherwise be evidenced by notice thereof.
(c)    Rights as a Stockholder. Upon complying with Section 6(b) above, a participant shall have all the rights of a stockholder with respect to the Restricted Shares including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Share Award; provided, however, no dividends may be paid until, and are conditioned upon, the vesting of the Restricted Share Award. Unless the Committee shall otherwise determine, certificates or other electronic entry evidencing Restricted Shares shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below. Holders of Restricted Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee; provided, however, no Dividends Equivalent Rights may be paid until, and are conditioned upon, the vesting of the Restricted Share Unit Award.
(d)    Restrictions. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.
(e)    General Terms. Restricted Shares and Restricted Share Units granted to participants other than Non-Employee Directors shall be subject to the following terms unless the Committee determines otherwise.
(i)    Vesting of Restricted Shares and Restricted Share Units. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and Restricted Share Units and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares or Restricted Share Units and shall be deemed "vested."
(ii)    Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Share Award and/or Restricted Share Unit may require or permit the waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Restricted Shares or Restricted Share Units.

Exhibit A
(iii)    Termination. For participants other than Non-Employee Directors, except as may otherwise be provided by the Committee at any time prior to termination of service, a participant's rights in all Restricted Share Awards and Restricted Share Unit Awards shall automatically terminate upon the participant's termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

Section 7.
LTIP Units
The Committee may, in its sole discretion, grant Awards in the form of LTIP Units in such amount and subject to such terms and conditions as determined by the Committee; provided, however, that LTIP Units may be issued only to a participant for the performance of services to or for the benefit of the Company or any Subsidiary (a) in the participant's capacity as a partner or member of the issuing entity, (b) in anticipation of the participant becoming a partner or member of such entity, or (c) as otherwise determined by the Committee; provided further, that the LTIP Units are intended to constitute "profits interests" within the meaning of the Code.

Section 8.
Performance Share Awards, Performance Share
Units and Performance Cash Awards
(a)    Nature of Performance Shares, Performance Share Units and Performance Cash Awards. A Performance Share Award represents an award entitling the recipient to acquire Shares based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. A Performance Share Unit represents a right to receive Shares or cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. A Performance Cash Award represents a right to receive cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. The Committee may make Performance Share Awards, Performance Share Unit Awards and Performance Cash Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards, Performance Share Units and Performance Cash Awards may be granted under the Plan to employees and consultants of the Company, a Subsidiary or any Affiliate, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards, Performance Share Units and Performance Cash Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares, Performance Share Units and Performance Cash Awards.
(b)    Restrictions on Transfer. Performance Share Awards, Performance Share Units and Performance Cash Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.
(c)    Rights as a Stockholder. A participant receiving a Performance Share Award shall have the rights of a stockholder only as to Shares actually received by the participant under the Plan and not with respect to Shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a Share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee). Holders of Performance Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee. Holders of Performance Cash Awards shall not have rights of stockholders. The written instrument evidencing the Performance Share Award and/or Performance Share Unit may require or permit the waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Performance Award and/or Performance Share Units. Dividends and Dividend Equivalent Rights may not be paid until, and are conditioned upon, the vesting of such Awards.
(d)    Termination. Except as may otherwise be provided by the Committee at any time prior to termination of employment or service, a participant's rights in all Performance Share Awards, Performance Share Unit Awards and Performance Cash Awards shall automatically terminate upon the participant's termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).
(e)    Acceleration, Waiver, Etc. The Committee may in its sole discretion accelerate, waive or, subject to Section 12, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award, Performance Share Unit or Performance Cash Award.

Section 9.
Dividend Equivalent Rights
A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would be paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A

Exhibit A
Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding Award; provided, however, that Dividend Equivalent Rights may not be granted as a component of Share Options or Share Appreciation Rights and Dividend Equivalent Rights may not be paid until, and are conditioned upon, the vesting of the underlying Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant and may include performance goals based on Performance Criteria. Dividend Equivalent Rights credited to a participant may be paid on a deferred basis, or may be deemed to be reinvested in additional Shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

Section 10.
Non-Employee Director Awards
The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards determined for financial reporting purposes) and cash compensation granted under the Plan or otherwise to any Non-Employee Director shall not exceed $750,000 during any calendar year for services provided as a Non-Employee Director; provided, however, that in the calendar year in which a Non-Employee Director first joins the Board or during any calendar year in which a Non-Employee Director is designated as "Chair" of the Board or "Lead Director," the maximum aggregate value of equity-based and cash compensation granted to the non-employee director may be up to $995,000.
(a)    Share Options; Separation from Service. Except as otherwise provided in the applicable Award agreement, if a grantee ceases to be a Non-Employee Director of the Company for any reason, any outstanding Share Options of the grantee (whether or not then held by the grantee) shall be exercisable and shall terminate according to the following provisions:
(i)    If a grantee ceases to be a Non-Employee Director of the Company for any reason other than resignation, removal for cause, Disability, or death, any then outstanding Share Option of such grantee (whether or not exercisable immediately prior to the grantee ceasing to be a Non-Employee Director) shall be exercisable at any time prior to the expiration date of such Share Option or within one year after the date the grantee ceases to be a Non-Employee Director, whichever is the shorter period;
(ii)    If during his term of office as a Non-Employee Director, a grantee resigns from the Board and ceases on being a Non-Employee Director during a term, or is removed from office for cause, any outstanding Share Option of the grantee, whether or not exercisable immediately prior to resignation or removal, shall terminate as of the date of resignation or removal;
(iii)    Following the Disability or death of a grantee during service as a Non-Employee Director of the Company, any Share Option of the grantee outstanding at the time of Disability or death (whether or not exercisable immediately prior to Disability or death of the grantee) shall be exercisable by grantee or the person entitled to do so under the will of the grantee or, if the grantee shall fail to make testamentary disposition of the Share Option or shall die intestate or be disabled, by the legal representative of the grantee (or, if then permitted under the Plan and the applicable Share Option agreement, by the grantee's inter vivos transferee) at any time prior to the expiration date of such Share Option or within one year after the date of Disability or death of the grantee, whichever is the shorter period;
(iv)    Following the Disability or death of a grantee after ceasing to be a Non-Employee Director and during a period when a Share Option remains outstanding, any Share Option of the grantee outstanding and exercisable at the time of Disability or death shall be exercisable by the grantee or such person entitled to do so under the will of the grantee or by such legal representative (or, if then permitted under the Plan or the applicable Share Option Agreement, by such inter vivos transferee) at any time prior to the expiration date of such Share Option or within one year after the date of Disability or death of the grantee, whichever is the shorter period
(b)    Restricted Shares. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until the restrictions thereon lapse. The Restricted Shares issued to Non-Employee Directors shall vest over the period determined by the Committee in its discretion. The written instrument evidencing the Restricted Share Award may require or permit the waiver, deferral or investment of dividends paid on the Restricted Shares, in a manner consistent with Section 409A of the Code.
(c)    Restricted Share Units. Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. The Restricted Share Units issued to Non-Employee Directors shall vest over the period determined by the Committee in its discretion. The Shares underlying the Restricted Share Units shall be delivered following vesting and, unless deferral is permitted or required consistent with Section 409A of the Code, no later than two and one-half months following the end of the calendar year in which vesting occurs. The written instrument evidencing the Restricted Share Units may require or

Exhibit A
permit the waiver, deferral or investment of dividend equivalents paid on the Restricted Share Units, in a manner consistent with Section 409A of the Code.

Section 11.
Tax Withholding
(a)    Payment by Participant. Each employee or other applicable participant shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the employee or other applicable participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee or other applicable participant.
(b)    Payment in Shares. To the extent permitted by the Committee, an employee or other applicable participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the statutory minimum withholding amount due or such other rate that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 12.
Amendments and Termination
The Board may at any time amend, terminate or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect in any material respect rights under any outstanding Award without the holder's consent; and provided further that no amendment of the Plan shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any exchange on which the securities of the Company may be listed or quoted) or as required by applicable law.

Section 13.
Status of Plan
With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

Section 14.
Change of Control Provisions
(a)    Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award agreement, if (i) a Change of Control shall occur, and (ii) a Termination of Employment or Service in Connection with a Change of Control (as defined below) occurs, then, in addition to any other rights of post-termination exercise which the participant may have under the Plan or the applicable Award agreement: (x) each Share Option and Share Appreciation Rights shall automatically become fully exercisable; (y) restrictions and conditions on Awards of Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Performance Cash Awards and Dividend Equivalent Rights shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards; provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated; and (z) participants who hold Share Options and Share Appreciation Right shall have the right, in lieu of exercising the Option or Share Appreciation Right, to elect to surrender all or part of such Option or Share Appreciation Right to the Company and to receive cash in an amount equal to the excess of (A) the Fair Market Value of a Share on the date such right is exercised over (B) the exercise price per share under the Option or Share Appreciation Right, as applicable, multiplied by the number of Shares with respect to which such right is exercised. Notwithstanding the foregoing, Awards not assumed by an acquirer upon a Change of Control shall automatically vest upon the Change of Control and become fully exercisable and underwater Share Options and Share Appreciation Rights may be cancelled without consideration.

Exhibit A
(b)    "Change of Control" shall mean the occurrence of any one of the following events:
(i)    any "person", as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, and any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); provided, however, that a "Change of Control" shall not be deemed to have occurred for purposes of this Section 14(b)(i) if, prior to reaching or exceeding such beneficial ownership limit, the Board approves the purchase, issuance, transfer, gift, assignment, or other similar transaction pursuant to which such person reaches or exceeds such beneficial ownership limit; provided, further, that if any such person shall thereafter become the beneficial owner of any additional Voting Securities or Shares (other than pursuant to a Share split, Share dividend, or similar transaction), then, absent additional Board approval, a "Change of Control" shall be deemed to have occurred for purposes of this Section 14(b)(i). For the avoidance of doubt, in no way shall the approval by the Board of an acquisition of Voting Securities or Shares subject to this Section 14(b)(i) be deemed to limit, in any way, the provisions contained in Section 14(b)(iii);
(ii)    persons (as defined in the previous subsection) who, as of the Effective Date, constitute the Board Directors (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director;
(iii)    the consummation of (A) any consolidation or merger of the Company or any Subsidiary (other than a consolidation or merger of the Company or any Subsidiary, on the one hand, and an affiliate of, or entity managed or advised by, the Company or any Subsidiary, on the other hand) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing more than 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of the surviving entity in such consolidation or merger in substantially the same relative proportion as ownership immediately prior to the consolidation or merger (or of its ultimate parent entity, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company other than to an entity with respect to which, following such sale or disposition, the stockholders of the Company immediately prior to the sale own, immediately thereafter, more than fifty percent (50%) of, respectively, the outstanding shares of stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of such entity; or
(iv)    stockholder approval of any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).
(c)    "Termination of Employment or Service in Connection with a Change of Control" shall be deemed to occur with respect to a participant if within the two-year period beginning on the date of a Change of Control the employment or service of the participant shall be terminated either (i) involuntarily for any reason other than for Cause (excluding death and Disability), (ii) voluntarily for Good Reason or (iii) in the case of Directors, a required resignation from the Board.
(d)    "Good Reason" shall mean the termination of employment by the participant following the occurrence, without the participant's written consent, after a Change of Control of: (i) a material reduction in the participant's base salary or wage rate or target incentive opportunity, or (ii) the relocation of the participant's principal place of employment to a location more than twenty miles from the participant's principal place of employment as of immediately prior to the Change of Control, provided, that the foregoing events shall constitute Good Reason only if the participant provides the Company with written objection to the event within thirty days following the occurrence thereof, the Company does not reverse or otherwise cure the event within thirty days of receiving that written objection and the participant resigns the participant's employment within sixty days following the expiration of that cure period.

Exhibit A
Section 15.
General Provisions
(a)    No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof
No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and Shares exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.
(b)    Delivery or Recordation of Shares. Delivery of Shares certificates or electronic or book-entry recordation thereof to participants under this Plan shall be deemed effected for all purposes when the Company or a Share transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company or otherwise recorded ownership thereof.
(c)    Other Compensation Arrangements; No Employment or Service Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee or consultant any right to continued employment or service with the Company or any Subsidiary or Affiliate or confer any right to any person to continue as a Director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board to elect and remove Directors. In the discretion of the Committee, Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Company or a Subsidiary or Affiliate under, other compensation or incentive plans, programs or arrangements of the Company or any Subsidiary or Affiliate for eligible participants.
(d)    Code Section 409A Compliance. The Plan is not intended to provide for deferred compensation, except to the extent as may be permitted pursuant to individual agreements with Awardees. To the extent that the Plan or any related agreement may be subject to Section 409A of the Code, it shall be construed in a manner to comply with the requirements thereof, including good faith, reasonable statutory interpretations that are contrary to the terms of the Plan or related agreement. Consistent with that intent, the Plan and related agreements shall be interpreted in a manner consistent with Section 409A of the Code. In the event that any provision that is necessary for the Plan or related agreement to comply with Section 409A of the Code is determined by the Company to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Plan or related agreement, as applicable.
(e)    Excise Tax Provision. In the event that any payment or benefit received or to be received by a participant pursuant to the Plan or otherwise ("Payments") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 15(e), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax ("Excise Tax"), then, subject to the provisions of this Section 15(e), such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax ("Reduced Amount"), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 15(e) shall be made by an independent advisor designated by the Company and reasonably acceptable to the participant (the "Independent Advisor"), whose determination shall be conclusive and binding upon the participant and the Company for all purposes. For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the participant pays all taxes at the highest marginal rate. The Company and the participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 15(e). The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Share Awards, Performance Share Units or Performance Cash Awards, then by reducing or eliminating any accelerated vesting of Share Options or Share Appreciation Rights, then by reducing or eliminating any accelerated vesting of Restricted Share Awards, Restricted Share Units or LTIP Units, then by reducing or eliminating any other remaining Payments in a manner determined by the Company, in consultation with the participant.
(f)    Transfers. For purposes of the Plan, a transfer to the employment of the Company from a Subsidiary or an Affiliate or from the Company to a Subsidiary or an Affiliate, or from one Subsidiary or Affiliate to another shall not be deemed a termination of service.

Exhibit A
(g)    Clawbacks. Notwithstanding any other provision of the Plan, all Awards are subject to the terms of the Company's Clawback Policy and any other similar policy which the Company may adopt, as well as any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Furthermore, the Committee reserves the right, in an Award agreement, to determine that all or any portion of such an Award shall be forfeited and/or shall be repaid to the Company if the participant engages in misconduct or in violation of any Company policy. Any incentive based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Company, as applicable, as may be required pursuant to this Section 15(g).

Section 16.
Effective Date and Duration of Plan
The Plan shall be effective on June 13, 2024, subject to approval by stockholders of the Company. No Awards may be granted under the Plan subsequent to June 12, 2034.

Section 17.
Governing Law
This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, to the extent applicable, without regard to conflicts of laws principles.

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W. P. CAREY

SCAN TO VIEW MATERIALS & VOTE

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V33771-P01993

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W. P. CAREY INC.

The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1:

1. Election of the Director Nominees to serve until the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:

Nominees:	For	Against	Abstain
1a. Mark A. Alexander	☐	☐	☐
1b. Constantin H. Beier	☐	☐	☐
1c. Tonit M. Calaway	☐	☐	☐
1d. Peter J. Farrell	☐	☐	☐
1e. Robert J. Flanagan	☐	☐	☐
1f. Jason E. Fox	☐	☐	☐
1g. Rhonda O. Gass	☐	☐	☐
1h. Margaret G. Lewis	☐	☐	☐
1i. Christopher J. Niehaus	☐	☐	☐
1j. Elisabeth T. Stheeman	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:	For	Against	Abstain
2. To Approve the Advisory Resolution on Executive Compensation.	☐	☐	☐
3. To Approve the Amended and Restated 2017 Share Incentive Plan.	☐	☐	☐
4. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V33772-P01993

W. P. CAREY INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) ToniAnn Sanzone and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2024 Annual Meeting of Stockholders of W. P. Carey Inc. to be held virtually at www.virtualshareholdermeeting.com/WPC2024 on Thursday, June 13, 2024 at 1:30 p.m., Eastern Time and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2024 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2024 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side